As filed with the Securities and Exchange Commission on September 12, 2014

REGISTRATION NO. 333-165972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U-VEND, INC.
(FORMERLY INTERNET MEDIA SERVICES, INC.)
(Exact name of registrant as specified in its charter)

Delaware	5960	22-3956444
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1507 7th Street, #425
Santa Monica, CA 90401
(310) 295-1922
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officer)

Raymond Meyers
Chief Executive Officer
1507 7th Street, #425
Santa Monica, CA 90401
(310) 295-1922
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Law Office of Gary A Agron
 5445 DTC Pkwy, Suite 520
 Greenwood Village, CO 80111
(303) 770-7254

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
	Amount to	Proposed	Maximum
Title of Each Class	be	Maximum	Aggregate	Amount of
of Securities to be	Registered	Offering Price	Offering Price	Registration
Registered	(1)	per Share ($)	($)(2)	Fee($)
Shares of Common
Stock, par value	8,346,076	$0.45	$3,755,734	$483.74
$0.001

1	8,346,076 shares are being offered by a direct offering at the price of $0.45 per share.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act, based upon the fixed price of the direct offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2014
U-VEND, INC (formerly known as INTERNET MEDIA SERVICES, INC.)
8,346,076 Shares of Common Stock

We are registering 8,346,076 shares of our common stock, par value $0.001 per share for sale by the selling stockholders set forth herein. Of such shares:

·
Up to 2,090,000 are issuable upon conversion of $95,000 of the $370,000 of the senior convertible notes issued to Cobrador Multi-Strategy Partners LP between June 2013 and June 2014 (collectively, the “Cobrador Notes”) and 6,000,000 shares upon partial exercise of the 22,200,000 warrants issued in conjunction with the Cobrador Notes (the “Cobrador Warrants”), subject to the terms and conditions of said Cobrador Notes and Cobrador Warrants.  Under the current terms of the Cobrador Notes and Cobrador Warrants, Cobrador Multi-Strategy Partners LP does not have the right to beneficially own (through the conversion of Cobrador Notes or the exercise of Cobrador Warrants) more than 4.99% of our outstanding shares of common stock within sixty (60) days following the date of this Registration Statement.  Such aggregate amount of shares as of the date of this Registration Statement is based on (i) 28% of the common stock initially issuable upon conversion of the Cobrador Notes, and (ii) 27% of the number of other shares of common stock otherwise initially issuable upon exercise of the Cobrador Warrants.  In addition to both economic and customary anti-dilution adjustments, the conversion price of the Cobrador Notes and the exercise prices of and number of shares issuable pursuant to the Cobrador Warrants are subject to additional adjustments including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, and the results of the Measuring Period (80% of the average of the Volume Weighted Average Price (VWAP) for the 10 trading days immediately following the date that the Registration Statement covering the resale of all the shares underlying the Notes and Warrants is declared effective).  The conversion price of the Cobrador Notes are subject to a floor price of $0.03 per share.  For the purposes of this Registration Statement, no Measuring Period adjustments were assumed.

·
256,076 shares of common stock issuable upon exercise of warrants issued to Automated Retail Leasing Partners, LLP (the “ARLP Warrants”) and their designees in connection with providing certain equipment leases to the Company.  Such aggregate amount of shares calculated by the Company as of the date of this Registration Statement represents 15% of the number of shares of common stock issuable upon exercise of the ARLP Warrants granted in connection with the lease financing transactions.

 The Cobrador Notes are referred to collectively in this prospectus as the “Notes.”  The Cobrador Warrants, and the ARLP Warrants are referred to collectively in this prospectus as the “Warrants.”

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash. The selling stockholders will sell the shares of common stock in accordance with the “Plan of Distribution” set forth in this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently traded in the over-the-counter market and is quoted on the OTC Pink under the symbol “UVND”. On September 1, 2014, the closing price for our common stock was $0.45.

In April 2014, the Company submitted an application to FINRA to change the name and stock symbol of the Company, and to effect a 1 for 200 reverse stock split of its common stock.  On May 16, 2014 these actions were effective.  This prospectus reflects the effect of these actions.

The shares being registered and other disclosures throughout this prospectus reflect the following amendments to the agreements previously disclosed:

1.
On April 30, 2014, the Exchange of Securities Agreement by and among Internet Media Services, Inc. and U-Vend Canada Inc. effective January 7, 2014, was amended to reflect the proposed reverse stock split ratio of 1 for 200.  Prior to the amendment the January 2014 Agreement used an estimated reverse stock ratio of 1 for 133.

2.
The first three issued Cobrador notes and warrant agreements were amended to reflect the proposed stock split ratio of 1 for 200.  A reverse stock split ratio of 1 for 50 and 1 for 133 was used in the first three Cobrador notes and warrants.  This registration statement reflects the amendment and has adjusted the shares being registered under the Cobrador Notes to be reflective of the 1 for 200 reverse stock split.

The purchase of the securities offered through this prospectus involves a high degree of risk. See the section of this prospectus entitled “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is September 12, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. A prospectus supplement may add, update or change information contained in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements.” These forward-looking statements are contained principally in the sections titled “Risk Factors,” “ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; our future operations; our competitive advantages; our brand image; our ability to meet market demands; the sufficiency of our resources in funding our operations; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS DELIVERY REQUIREMENTS

Until _______, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares our selling stockholders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements appearing elsewhere in this prospectus.

Unless the context otherwise requires, references in this prospectus to, “U-Vend”, “Company,” “we,” “our” and “us” refers to U-Vend, Inc., a Delaware corporation and its subsidiaries.

Business Overview

On January 7, 2014, we entered into an Exchange of Securities Agreement (“Agreement”) with U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC  is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.

U-Vend Canada, Inc. was established in May 2009, and its subsidiary U-Vend USA LLC was formed in April 2010.  U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market concentrations; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates its kiosks but intends to also provide the kiosks, through a distributor relationship, to entrepreneurs wanting to own their own business.  As of September 1, 2014, U-Vend owned and operated 78 kiosks and 2 freezers in the greater Chicago, IL area and markets products supplied by its co-branding partners.

U-Vend’s “next-generation” vending kiosks incorporates advanced wireless technology, creative concepts, and ease of management.  All kiosks have been designed to be tech-savvy and can be managed on line 24 hours a day/7 days a week, accepting traditional cash input as well as credit and debit cards.  Host locations and suppliers have been drawn to U-Vend’s concept of product vending based on the advantages of reduced labor and lower product theft as compared to non-kiosk merchandising platforms.

U-Vend has developed solutions for the marketing of products through a variety of kiosk offerings.  These offerings include kiosks oriented for product recycling, solar powered waste bins, and cell phone charging kiosks.  U-Vend offers digital LCD monitors to most makes and models of their kiosk program. This allows the ability to offer digital advertising as a national and/or local loop basis and a corresponding additional revenue stream for U-Vend.  U-Vend has also designed a Mall and Airport Multipurpose Island, taking several of the self-serve kiosks and then bundled them into an "island", all in one central location, creating a destination concept within a mall and/or airport setting. The island is always partnered with a co-branding anchor as part of the overall concept.

Principal Executive Offices

Our mailing address for our executive offices is 1507 7th Street, Unit 425, Santa Monica, CA 90401 and our telephone number is (310) 295-1922.  Our website is www.u-vend.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders	8,346,076 shares of common stock. (1)
Common stock outstanding on September 1, 2014	9,371,082 shares of common stock. (2)
Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.
Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. We may receive proceeds in connection with the exercise of the Warrants, if exercised for cash. We intend to use any such proceeds for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercised for cash, if at all.

Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. Risk Factors relating to our business and prospects include:

• the limited operating history with our current business; significant losses incurred to date and “ going concern ” explanatory paragraph in our auditors’ report;
• the need for substantial additional financing to become commercially viable;
• restrictions on incurring additional debt and pledging our assets;
• dependence upon the successful development, commercial launch and acceptance of our planned products and in the successful license of our technology;
• effectiveness of the Company’s marketing strategy;
• competition; and
• our reliance on key members of management.

(1)
Of the 8,346,076 shares registered hereunder, up to 8,090,000 shares are issuable to Cobrador Multi-Strategy Partners LP upon conversion of the Cobrador Notes (up to 2,090,000 shares) and upon exercise of the Cobrador Warrants (up to 6,000,000 shares), subject to the terms and conditions of said Cobrador Notes and Cobrador Warrants, calculated by the Company as of the date of this registration statement based on the partial number of shares of common stock issuable upon conversion of the Cobrador Notes and the number of other shares of common stock issuable pursuant to the Notes, and (i) 256,076 shares of common stock representing shares initially issuable upon exercise of the ARLP Warrants.

(2)
Does not include (i) 13,250 shares of common stock issuable upon the exercise of outstanding warrants from the 2011-2012 private placement of securities, (ii) 1,350,669 shares of common stock issuable upon the exercise of outstanding warrants held by the pre-acquisition U-Vend Canada shareholders, (iii) 208,334  shares of common stock issuable upon the conversion of outstanding subordinated convertible notes (excluding the Cobrador Notes), (iv)1,716,702 shares of common stock issuable upon the exercise of outstanding warrants related to lease financing obligations with ARLP, (v) 41,667 shares of common stock issuable upon the exercise of outstanding warrants held by ARLP issued in connection with a short term 2014 Promissory Note, (vi) 1,911,480 shares of common stock issuable upon the exercise of outstanding warrants granted in financial advisors in connection with the merger with U-Vend Canada, Inc. on January 7, 2014, (vii)  360,650 shares of common stock issuable upon exercise of stock options granted under the Company’s 2011 Equity Incentive Plan, (viii) 4,639,350 additional shares of common stock reserved for issuance under the Company’s 2011 Equity Incentive Plan, (ix) 4,522,850 shares of common stock issuable under certain earn-out provisions of the January 2014 Exchange of Securities Agreement between Internet Media Services, Inc and U-Vend Canada, Inc., and (x) 22,200,000 shares of common stock issuable upon the exercise of  outstanding warrants held by Cobrador Multi-Strategy Partners, LP. and (xi) 520,833 shares of common stock issuable upon the exercise of outstanding warrants held by a director.

SUMMARY FINANCIAL INFORMATION

The following summary selected condensed consolidated financial information as of June 30, 2014 and for the six month periods ended June 30, 2014 and 2013 have been derived from our unaudited condensed consolidated financial statements and as of  and for the years ended December 31, 2013 and 2012, have been derived from our audited consolidated financial statements. The condensed consolidated financial information set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus.

			For the Years
	For the Six Months Ended June 30,		Ended December 31,
	2014	2013	2013	2012
	(unaudited)	(unaudited)

Consolidated Statement of Operations Data:

Sales, net	$95,636	$-	$-	$-
Operating loss	$(710,017)	$(178,991)	$(339,885)	$(242,506)
Other (expense)	$(455,473))	$(20,193)	$(68,209)	$(142,449)
Loss before income taxes	$(1,165,490)	$(199,184)	$(408,094)	$(384,955)
Income tax provision	$-	$-	$(2,200)	$(4,185)
Loss from continued operations	$(1,165,490)	$(199,184)	$(410,294)	$(389,140)
Income (loss) from discontinued operations	$-	$23,013	$23,013	$(37,858)
Net loss	$(1,165,490)	$(176,171)	$(387,281)	$(426,998)
Loss per share, basic and diluted	$(0.15)	$(1.19)	$(1.09)	$(3.51)
Weighted average common shares outstanding	7,672,590	148,597	356,869	121,570

	June 30,	December 31,
	2014	2013	2012
	(unaudited)

Balance Sheet Data:

Cash	$31,366	$14,620	$1,262
Total assets	$1,685,152	$197,603	$226,983
Total liabilities	$2,399,175	$526,690	$818,540
Total stockholders’ deficiency	$(714,023)	$(329,087)	$(591,557)
Total liabilities and stockholders’ deficiency	$1,685,152	$197,603	$226,983

RECENT DEVELOPMENTS

Reverse Stock Split, Name and Stock Symbol Change

On April 10, 2014, our Board of Directors approved a 1-for-200 reverse stock split of our outstanding shares of common stock, the change of our corporate name to U-Vend, Inc., and obtaining a new stock symbol.  These actions were approved by the holders of a majority of the outstanding shares of our common stock. The reverse stock split, change of the company name, and new stock symbol become effective on May 16, 2014.  This Amendment 1 to Form S-1 document has been prepared giving effect to the 1-for-200 reverse split.

Cobrador Notes

In August 2013, the Company entered into a Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP (“Cobrador”) pursuant to which Cobrador will provide $400,000 of financing through senior convertible notes and warrants.

As of September 1, 2014, the Company had received eleven financing tranches totaling $370,000 of principal in connection with this SPA.  The financing includes (i) principal advances up to $400,000 (ii) interest at 7% during the one year term of each principal tranche (iii) a conversion feature of $0.05 per share subject to a reset 10 days after this registration statement is deemed effective (iv) Series A warrants based on 150% of the debt conversion shares with a two year term from the date of grant and (v) Series B warrants based on 150% of the debt conversion shares with a five year term from the date of grant.

Pursuant to the SPA Cobrador purchased a note, Series A warrants and Series B warrants.  As discussed below, the notes are convertible into shares of the Company’s common stock and are entitled to earn interest which may be paid in cash or in common shares.  The shares underlying the principal, interest and warrants are subject to anti-dilution protection if the Company were to issues securities at an exercise price below the Cobrador exercise prices, the Cobrador conversion and exercise prices would be reduced to such amount.

The terms of the Cobrador Notes include a beneficial ownership limitation applicable to the conversion of the notes and the exercise of the Series A and Series B warrants, such that no holder may convert the notes or exercise the warrants if, after such conversion or exercise, the holder would beneficially own, together with affiliates, more than 4.99% of the then issued and outstanding shares of the Company’s common stock.

In connection with the issuance of the Cobrador Notes, the Company paid National Securities Corporation, the placement agent a fee of $29,600 and $15,000 was paid to Cobrador for administrative fees.

Conversion and Conversion Price Adjustments
The holders of the Cobrador Notes are entitled to convert the note into conversion shares at any time by delivery of a Notice of Conversion to the Company.  On or before the third trading day after receipt of the conversion notice, the Company must deliver such number of conversion shares.  The notes have an initial conversion price of $0.05 per share. The number of conversion shares will be determined by the amount of principal being converted plus any accrued and unpaid interest by the conversion price effective on the date of the conversion.  The conversion price may be reset on 10th consecutive trading day following the date on which the Registration Statement is declared effective or earlier:
•	the date the Registrable Securities may first be sold under Rule 144; and
•	the date that any of the Registrable Securities are registered in a registration statement.

The conversion price is subject to reset at the lower of:
•	the existing conversion price; and
•	80% of the average of the volume-weighted average prices for each of the preceding 10 consecutive trading days.
At no time, however will the conversion price be reset below $0.03 per share as a result of the foregoing adjustment.

Rights Under the Cobrador Notes
Purchase Rights - The holders of the Cobrador Notes are entitled to purchase rights in the event the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock.  Each note holder will be entitled to acquire such number of additional securities which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon conversion of the note.

Redemption Rights of the Holders – At their option the holders are entitled to redemption rights on all or any portion of the notes upon the occurrence of (a) a change of control of the Company or (b) certain triggering events constituting an event of default.

Mandatory Conversion – All the outstanding notes will be mandatorily convertible if at any time after  the measurement period the closing sale price of the common stock listed on the principal market on which the common stock is sold exceeds 250% of the conversion price for 20 consecutive trading days and certain other conditions as set forth in the SPA.

Miscellaneous – The holders of the notes are not entitled to voting rights in their capacities as such, except as required by law. The Company must initially reserve a number of shares of common stock equal to the entire conversion rate with respect to the entire conversion amount for each note as of the debt issuance date. Thereafter, the Company must take all actions necessary to reserve and keep available out of its authorized and unissued common stock such number of shares of common stock equal to the number of shares of common stock necessary to effect the conversion of all the notes.

The Cobrador Warrants

The Series A warrants have a term of 24 months from the date the principal is advanced to the Company.  The Series B warrants have a term of 60 months from the date the principal is advanced to the Company.  The Series A and B warrants are immediately exercisable upon issuance into a total of 22.2 million fully paid shares at an initial exercise price of $0.05 for the Series A shares and $0.06 for the Series B shares.

Exercise and Exercise Price Adjustments – The holder may exercise the Cobrador warrants at any time by delivering to the Company a written notice of exercise and payment amount equal to the effective exercise price multiplied by the number of exercise shares.  Upon receipt of the notice of exercise and payment, the Company will issue and deliver to the holder the number of common shares to which the holder is then entitled pursuant to the exercise.  The exercise price is subject to adjustment if the Company, at any time after the issuance date, pays a stock dividend, subdivides or combines one or more classes of its then outstanding common stock, or issues and sells any shares of common stock pursuant to a dilutive issuance.

The Series B warrants include a cashless exercise provision, at the six month anniversary date after the date of issuance, if the registration statement is not effective on such date.  The holder can elect in this instance to exercise the warrants in whole or in part and in lieu of making cash payment receive the net number of shares of common shares as defined in the agreement.

Miscellaneous – The holders of the notes are not entitled to voting rights in their capacities as such, except as required by law.

Registration Requirements Cobrador
In connection with the Cobrador Notes, the Company filed the registration statement on Form S-1 with the SEC covering the resale of certain of the conversion shares and the underlying warrant shares.

The Company and Cobrador have entered into a registration rights agreement covering the registration of common stock underlying the Senior Convertible Notes the Warrants. The Company is required to file a registration statement within 120 days after completion of the acquisition of U-Vend, Inc. (January 7, 2014) and meet an effectiveness deadline of 165 days after the closing date of the acquisition, 195 days if the Securities and Exchange Commission provides comment. If the Company fails to comply with the terms of the registration rights agreement, the Investor would be entitled to an amount in cash equal to one percent (1%) of the principal amount stated on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. As of September 1, 2014, the Company has incurred 1.3 months of registration delay payments as this registration statement was not declared effective within 195 days of the merger date.

Automated Retail Leasing Partners, LLP Warrants

The Company entered into a term sheet dated October 15, 2013 with Automated Retail Leasing Partners LLP (“ARLP”) to provide for equipment lease financing in the aggregate amount of $1 million. The Company will use this financing to acquire certain equipment to be used in the direct income producing activities. Since the inception of this lease financing agreement, the Company has acquired leased equipment for $465,500 pursuant to financing by the Lessor. ARLP was induced to extend the equipment line with a 50% warrant coverage based on the principal extended to the Company. ARLP has advanced three tranches of financing since the agreement. Warrants granted in connection with these principal advances and their respective terms are:

•	November 1, 2013 986,250 warrants with an exercise price of $0.12 per share and a three year term
•	March 5, 2014 246,563 warrants with an exercise price of $0.20 per share and a three year term
•	June 1, 2014 483,889 warrants with an exercise price of $0.18 per share and a three year term.

Registration Requirements ARLP

In connection with the ARLP initial financing tranche on November 1, 2013, the Company filed the registration statement on Form S-1 with the SEC covering the resale of the certain of the underlying warrant shares.

The Company and ARLP entered into a registration rights agreement covering the registration of common stock underlying 986,250 common stock warrants. This agreement required the Company to file a registration statement within 120 days after completion of the acquisition of U-Vend, Inc. (January 7, 2014) and use its best efforts to have the registration statement declared effective within 165 days or within 195 days if the registration statement is subject to a full review by the Securities and Exchange Commission. If the Company fails to comply with the terms of the registration rights agreement, ARLP would be entitled to an amount in cash equal to one percent (1%) of the principal amount stated on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. ARLP agreed to amend this provision effective April 8, 2014 and on such date waived any and all remedies associated with the Company’s past performance of its duties under the Registration Rights Agreement.

Additional Information Regarding the Cobrador and ARLP Securities

 Selling Security Holders:

	% of Offering	Dates the underlying securities received	Dollar Value of the Shares Registered	Net Proceeds Received	Discount on underlying securities
Cobrador Multi-Strategy Partners, LP	97%	June 18, 2013 – June 3, 2014	$4,406,000	$404,500	$4,001,500
Automated Retail Leasing Partners, LLP	3%	November 1, 2013 – June 1, 2014	$588,979	none	none

The selling shareholders are not affiliates of the Company.
Pensco Trust Company, as custodian for the IRA of David E. Graber, has an investment in the Automated Retail Leasing Partners (ARLP).  Mr. Graber is the Principal of Cobrador Multi-Strategy Partners.
The selling shareholders are not in the business of buying and selling securities.

Total dollar value of the securities underlying the convertible notes using the number of underlying securities registered for resale and the price or prices per share for those securities on the date of the note sales.

$610,400 based upon 2,090,000 shares of common stock being registered and the closing prices ranging from of $0.16 to $0.32 per share on the date of closing for each tranche of the financing.

Payments made or potential required to be made in connection with the transaction:

Types of Payment related to the Cobrador Notes	Total Payments Made	Total Potential Payments
Interest Payment	$ 13,642	$ 28,992
Finder’s Fees or Commission (1)	$ 29,600	$ 44,600

(1)	Represents a Placement Agent Fee of $29,600 and Cobrador administrative fees of $15,000.

There are no fees required in connection with the ARLP transaction.

Total possible profit the selling shareholders could realize as a result of the conversion discount for the securities underlying the Cobrador Notes:

	Market price per share @ issuance	Conversion price	Maximum shares @ $0.05	Face Value	Market value	Discount to market
June 18, 2013	$ 1.42	$ 0.05	1,000,000	$ 50,000	$ 1,420,000	$ 1,370,000
August 21, 2013	$ 0.60	$ 0.05	1,000,000	$ 50,000	$ 600,000	$ 550,000
October 17, 2013	$ 0.28	$ 0.05	1,000,000	$ 50,000	$ 280,000	$ 230,000
November 15, 2013	$ 0.32	$ 0.05	400,000	$ 20,000	$ 128,000	$ 108,000
December 26, 2013	$ 0.14	$ 0.05	600,000	$ 30,000	$ 84,000	$ 54,000
January 8, 2014	$ 0.14	$ 0.05	1,000,000	$ 50,000	$ 140,000	$ 90,000
February 19, 2014	$ 0.16	$ 0.05	500,000	$ 25,000	$ 80,000	$ 55,000
March 7, 2014	$ 0.32	$ 0.05	500,000	$ 25,000	$ 160,000	$ 135,000
April 1, 2014	$ 0.32	$ 0.05	500,000	$ 25,000	$ 160,000	$ 135,000
May 1, 2014	$ 0.28	$ 0.05	500,000	$ 25,000	$ 140,000	$ 115,000
June 3, 2014	$ 0.30	$ 0.05	400,000	$ 20,000	$ 120,000	$ 100,000
Total			7,400,000	$ 370,000	$ 3,312,000	$ 2,942,000

The conversion price of the notes and the quantity and exercise prices of the Cobrador Warrants may be adjusted based on certain events including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

The conversion price of the notes may be reset based upon the results of the Measuring Period (which is defined as the 10 trading days immediately following the date that the registration statement covering the resale of all the shares underlying the Note and Warrant is declared effective.)

The measurement period will determine the lower of:
- the conversion price or,
- a value measured at 80% of the average of the VWAPs for the 10 trading days immediately following the date that the registration statement covering the resale of all the shares underlying the Note and Warrant is declared effective.

The conversion price is subject to a floor price of $0.03 per share.

Total possible profit the selling shareholders could realize if the conversion price is reset to the floor of $0.03 per share for the securities underlying the Cobrador Notes:

	Market price per share @ issuance	Conversion price @ floor	Maximum shares @ $0.03	Face Value	Market value	Discount to market
June 18, 2013	$ 1.42	$ 0.03	1,666,667	$ 50,000	$ 2,366,667	$ 2,316,667
August 21, 2013	$ 0.60	$ 0.03	1,666,667	$ 50,000	$ 1,000,000	$ 950,000
October 17, 2013	$ 0.28	$ 0.03	1,666,667	$ 50,000	$ 466,667	$ 416,667
November 15, 2013	$ 0.32	$ 0.03	666,666	$ 20,000	$ 213,333	$ 193,333
December 26, 2013	$ 0.14	$ 0.03	1,000,000	$ 30,000	$ 140,000	$ 110,000
January 8, 2014	$ 0.14	$ 0.03	1,666,666	$ 50,000	$ 233,333	$ 183,333
February 19, 2014	$ 0.16	$ 0.03	833,333	$ 25,000	$ 133,333	$ 108,333
March 7, 2014	$ 0.32	$ 0.03	833,333	$ 25,000	$ 266,666	$ 241,666
April 1, 2014	$ 0.32	$ 0.03	833,333	$ 25,000	$ 266,666	$ 241,666
May 1, 2014	$ 0.28	$ 0.03	833,333	$ 25,000	$ 233,333	$ 208,333
June 3, 2014	$ 0.30	$ 0.03	666,666	$ 20,000	$ 200,000	$ 180,000
Total			12,333,331	$ 370,000	$ 5,519,998	$ 5,149,998

Total possible profit the selling stockholder could realize as a result of the conversion discount for the securities underlying the warrants issued in connection with the Cobrador Notes:

SERIES A WARRANTS	Market price per share @ issuance	Exercise price	Maximum shares @ $0.05	Market value	Exercise cost of warrants	Possible Discount to market
June 18, 2013	$ 1.42	$ 0.05	1,500,000	$ 2,130,000	$ 75,000	$ 2,055,000
August 21, 2013	$ 0.60	$ 0.05	1,500,000	$ 900,000	$ 75,000	$ 825,000
October 17, 2013	$ 0.28	$ 0.05	1,500,000	$ 420,000	$ 75,000	$ 345,000
November 15, 2013	$ 0.32	$ 0.05	600,000	$ 192,000	$ 30,000	$ 162,000
December 26, 2013	$ 0.14	$ 0.05	900,000	$ 126,000	$ 45,000	$ 81,000
January 8, 2014	$ 0.14	$ 0.05	1,500,000	$ 210,000	$ 75,000	$ 135,000
February 19, 2014	$ 0.16	$ 0.05	750,000	$ 120,000	$ 37,500	$ 82,500
March 7, 2014	$ 0.32	$ 0.05	750,000	$ 240,000	$ 37,500	$ 202,500
April 1, 2014	$ 0.32	$ 0.05	750,000	$ 240,000	$ 37,500	$ 202,500
May 1, 2014	$ 0.28	$ 0.05	750,000	$ 210,000	$ 37,500	$ 172,500
June 3, 2014	$ 0.30	$ 0.05	600,000	$ 180,000	$ 30,000	$ 150,000
Total			11,100,000	$ 4,968,000	$ 555,000	$ 4,413,000

SERIES B WARRANTS	Market price per share @ issuance	Exercise price	Maximum shares @ $0.06	Market value	Exercise cost of warrants	Possible Discount to market
June 18, 2013	$ 1.42	$ 0.06	1,500,000	$ 2,130,000	$ 90,000	$ 2,040,000
August 21, 2013	$ 0.60	$ 0.06	1,500,000	$ 900,000	$ 90,000	$ 810,000
October 17, 2013	$ 0.28	$ 0.06	1,500,000	$ 420,000	$ 90,000	$ 330,000
November 15, 2013	$ 0.32	$ 0.06	600,000	$ 192,000	$ 36,000	$ 156,000
December 26, 2013	$ 0.14	$ 0.06	900,000	$ 126,000	$ 54,000	$ 72,000
January 8, 2014	$ 0.14	$ 0.06	1,500,000	$ 210,000	$ 90,000	$ 120,000
February 19, 2014	$ 0.16	$ 0.06	750,000	$ 120,000	$ 45,000	$ 75,000
March 7, 2014	$ 0.32	$ 0.06	750,000	$ 240,000	$ 45,000	$ 195,000
April 1, 2014	$ 0.32	$ 0.06	750,000	$ 240,000	$ 45,000	$ 195,000
May 1, 2014	$ 0.28	$ 0.06	750,000	$ 210,000	$ 45,000	$ 165,000
June 3, 2014	$ 0.30	$ 0.06	600,000	$ 180,000	$ 36,000	$ 144,000
Total			11,100,000	$ 4,968,000	$ 666,000	$ 4,302,000

The exercise price may be rest on the first trading day after the expiration of the measurement period.  If the conversion price is subject to adjustment as set forth in the agreement, it will be reset to the lower of:

-	the then existing exercise price; and
-	80% of the average of the volume-weighted average prices for each of the 10 consecutive trading days after the registration statement is declared effective divided by 10.

The Series B warrants include a cashless exercise provision, at the six month anniversary date after the date of issuance, if the registration statement is not effective on such date.  The holder can elect in this instance to exercise the warrants in whole or in part and in lieu of making cash payment and receive the net number of shares of common shares as defined in the agreement. If all of the Cobrador Series B warrants are exercised on a cashless basis, the Company would not receive the $666,000 exercise cost of the warrants included in the table above. The number of underlying shares in a cashless exercise of the Series B warrants would be measured as a percentage determined based on the 5 day volume weighted-average price prior to the exercise date divided by the prior day volume weighted-average price times the original number of series B warrants in the initial grant.

Selling stockholder profit range on exercise of Cobrador Warrants assuming the conversion price does not get reduced to the floor during the measurement period and assuming cashless exercise is not requested for the Series B warrants:

	Series A	Series B
Range of market price of the Company’s common stock on the date issuance	$1.42 to $0.14	$1.42 to $0.14
Exercise price	$0.05	$0.06
Maximum underlying shares	11,100,000	11,100,000
Market price for underlying shares	$4,968,000	$4,968,000
Conversion cost of Cobrador warrants	$555,000	$666,000
Total possible discount to market price	$4,413,000	$4,302,000

Selling stockholder profit range on exercise of Cobrador Warrants assuming the debt conversion price is adjusted to floor of $0.03 per share during the measurement period and assuming cashless exercise is not requested for the Series B warrants:

	Series A	Series B
Range of market price of the Company’s common stock on the date issuance	$1.42 to $0.14	$1.42 to $0.14
Exercise price	$ 0.05	$ 0.06
Maximum underlying shares	18,500,000	18,500,000
Market price for underlying shares	$8,280,000	$8,280,000
Conversion cost of Cobrador warrants	$925,000	$1,110,000
Total possible discount to market price	$7,355,000	$7,170,000

Selling stockholder profit range on exercise of ARLP warrants:

	November 1, 2013	March 5, 2014	June 1, 2014	Total
Market price of the Company’s common stock on the date issuance	$ 0.40	$ 0.20	$ 0.30
Exercise price	$ 0.12	$ 0.20	$ 0.18
Maximum underlying shares	986,250	246,563	483,889	1,716,702
Market price for underlying shares	$394,500	$49,313	$145,167	$588,980
Conversion cost of ARLP warrants	$118,350	$49,313	$87,100	$254,763
Total possible discount to market price	$276,150	0	$58,067	$334,217

Gross proceeds, possible payments and combined total possible profits on the Cobrador Securities assuming cashless exercise is not requested for the Series B warrants:

	Initial investment Cobrador Notes	Initial Investment Cobrador Notes and warrant exercise @ original prices	Initial Investment Cobrador Notes and warrants using floor @ $ 0.03
Gross proceeds paid	$ 370,000	$ 370,000	$ 370,000
Exercise Series A warrant proceeds	-	$ 555,000	$ 925,000
Exercise Series B warrant proceeds	-	$ 666,000	$ 1,110,000
Less: required payments	$ 44,600	$ 44,600	$ 44,600
Possible net proceeds	$ 325,400	$ 1,546,400	$ 2,360,400

Combined possible profit from conversion	$ 2,942,000	$ 11,657,000	$ 19,674,998
Potential payments	$ 73,592	$ 73,592	$ 73,592
Total discount and potential payments	$,3,015,592	$ 11,730,592	$ 19,601,406

Discount and potential payment as a % of net proceeds	926%	759%	830%
Average discount and potential payment as a % of net proceeds over the term of the Cobrador notes	926%	759%	830%

There were no prior securities transactions between the Company or any of its predecessors and the selling shareholder, any affiliates of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Initial date of transaction with Cobrador	June 18,2013

Shares owned by non-affiliated owners	233,601
Number of shares registered for resale by the selling shareholders or affiliates in prior registration statements	0
Number of shares registered for resale by the selling shareholders or affiliates continued to be held	0
Number of shares sold in registered resale transactions by the selling shareholders or affiliates	0
Number of shares registered for resale on behalf of the selling shareholders in the current transaction	8,346,076

The Company’s ability to make payments due with respect to the Notes:

The Company believes that its business and financial strategy in conjunction with its revenue forecast and margin contribution will produce adequate cash flow to service the financial obligations in future periods. The Company is actively pursuing additional financing vehicles in order to maintain the growth and development of the business until positive cash flow from operations is achieved.  Should additional financing not be available, the Company will have to negotiate with its lenders to extend repayment of its indebtedness.  There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

The Company generated $62,000 in revenue from its distribution of self-serve electronic kiosks during the second quarter of 2014.  The Company currently operates 78 electronic kiosks and 2 Grab N Go freezers in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Management plans to continue its market development and revenue base through acquisition and through organic growth in the coming twelve month period. The Company estimates that its current cash requirement to support general and administrative efforts is approximately $50,000 per month. The Company estimates that it will require additional financing of approximately $1,000,000 during the next twelve months to achieve its strategic objectives.  We do not have commitments or firm plans to raise the additional financing and there can be no assurance that necessary additional financing will be available to the Company. Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing when needed, could cause the Company to scale down or delay the implementation of its business plans in whole or in part and curtail its business activities which could seriously harm the Company and its future prospects.

The face value of all outstanding senior convertible notes at September 1, 2014 is $370,000.  These notes obligate the Company to approximately $6,475 of interest payments on a quarterly basis.  The Cobrador notes have staggered maturity dates requiring principal repayment beginning in the fourth quarter of 2014.  Principal repayments on the Cobrador notes are currently scheduled as follows: October 2014 to December 2014 totaling $200,000; January 2015 to March 2015 totaling $100,000; April 2015 to June 2015 totaling $70,000. Management believes the due dates of the notes will be extended through the registration effectiveness date and will be converted to equity thereafter. To provide additional cash flows, the Company structured the senior convertible note issuance to include Series A and Series B warrants which expire with each funding tranche after two and five years, respectively.  These warrants are designed to generate approximately $1.2 million in additional working capital for the Company upon exercise. The Series B warrants include a cashless exercise provision, at the six month anniversary date after the date of issuance, if the registration statement is not effective on such date.  The holder can elect in this instance to exercise the warrants in whole or in part and in lieu of making cash payment receive the net number of shares of common shares as defined in the agreement.

The Company also has outstanding $125,000 in subordinated convertible notes and $125,000 in convertible notes acquired with the U-Vend Canada, Inc. merger in January 2014.  The subordinated convertible have a maturity in August of 2015 with interest due quarterly.  The convertible notes acquired with the U-Vend Canada merger mature in the third quarter of 2014.

Short sales by the selling stockholders:

We have been advised by the selling stockholders that in connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  We have also been advised by the selling stockholders that no selling stockholder had a short position at the time such selling stockholder first became aware that the Company was contemplating a private placement.  Furthermore, during the period commencing on such date through the time of the public announcement of the private placement, no selling stockholder entered into any short sales with respect to the shares of common stock of the Company.

Calculation of shares registered hereunder:

The number of shares registered hereunder equals (i) 28% of the common stock initially issuable upon conversion of the Cobrador Notes at an initial conversion price of $0.05 per share, and (ii) 27% of the number of other shares of common stock otherwise initially issuable upon exercise of certain of the Series A Cobrador Warrants at an initial price of $0.05 per share, and (iii) 15% of the number of shares of common stock issuable upon the exercise of the ARLP warrants granted in connection with the lease financing transactions at an initial exercise price of $0.12 per share.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the Risk Factors described below. Our business, operating results or financial condition could be materially adversely affected by any of the following risks.  The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also materially affect our business. In such case, we may not be able to proceed with our planned operations and your investment may be lost entirely. The trading price of our common stock could decline due to any of these risks.  In assessing these risks, you should also refer to the other information contained or incorporated by reference in this Form S-1, including our financial statements.  An investment in our securities should only be acquired by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

We have a limited operating history and may not be able to achieve financial or operational success.

We were founded in March 2007, initiated our first operating business in October 2009, exited from our first operating business in March 2013, and acquired our most recent operating business in January 2014.  We have a limited operating history with respect to this or any newly acquired business.  As a result, we may not be able to achieve sustained financial or operational success, given the risks, uncertainties, expenses, delays and difficulties associated with an early-stage business in an evolving market.

We have been the subject of a going concern opinion by our independent registered public accounting firm which has raised substantial doubt as to our ability to continue as a going concern.

Our independent registered public accounting firm added an explanatory paragraph to their audit opinion issued in connection with our consolidated financial statements which states that our financial condition raise substantial doubt as to our ability to continue as a going concern.  The Company incurred net comprehensive losses of $ 387,281 and $ 426,998 for the years ended December 31, 2013 and 2012 and $1,165,490 and $176,171 for the six (6) months (unaudited) ended June 30, 2014 and 2013, respectively.  As of December 31, 2013 and June 30, 2014 (unaudited), we had a total stockholders’ deficiency of $ 329,087 and $714,023, respectively.  These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Assurances cannot be given that adequate financing can be obtained to meet our capital needs.

The Company estimates that its current cash requirement to support general and administrative efforts is approximately $50,000 per month. The Company estimates that it will require additional financing of approximately $1,000,000 during the next twelve months to achieve its strategic objectives.  We do not have commitments or firm plans to raise the additional financing and there can be no assurance that necessary additional financing will be available to the Company. Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing when needed, could cause the Company to scale down or delay the implementation of its business plans in whole or in part and curtail its business activities which could seriously harm the Company and its future prospects. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing and, ultimately, to attain profitability.

Our growth strategy includes acquisitions that entail significant execution, integration and operational risks.

We are pursuing a growth strategy based in part on acquisitions, with the objective of creating a combined company that we believe can achieve increased cost savings and operating efficiencies through economies of scale especially in the integration of administrative services.  We will seek to make additional acquisitions in the future to increase our revenue.

This growth strategy involves significant risks. There is significant competition for acquisition targets in our markets. Consequently, we may not be able to identify suitable acquisitions or may have difficulty finding attractive businesses for acquisition at reasonable prices. If we are unable to identify future acquisition opportunities, reach agreement with such third parties or obtain the financing necessary to make such acquisitions, we could lose market share to competitors who are able to make such acquisitions. This loss of market share could negatively impact our business, revenues and future growth.

Even if we are able to complete acquisitions, we may be unable to achieve the anticipated benefits of a particular acquisition, the anticipated benefits may take longer to realize than expected, or we may incur greater costs than expected in attempting to achieve anticipated benefits.

Any acquisition we make carries risks which could result in an adverse effect on our financial condition.  These risks include:

□	diversion of our attention from normal daily operations of our vending business to acquiring and assimilating new businesses;
□	the use of substantial portions of any cash we have available;
□	failure to understand the needs and behaviors of users for a newly acquired business or other product;
□	redundancy or overlap between existing products and services, on the one hand, and acquired products and services, on the other hand;
□	difficulty assimilating operations, technologies, products and policies of acquired businesses; and
□	assuming liabilities, including unknown and contingent liabilities, of acquired businesses.

If we are unable to develop and market new product offerings or fail to predict or respond to emerging trends, our revenue and any profitability will suffer.

Our future success will depend in part on our ability to modify or enhance our product offerings marketed through our vending kiosks to meet users’ demands.  If we are unable to predict preferences or industry changes, or if we are unable to modify our product offerings in a timely manner, we may lose revenue. New products may be dependent upon our ability to enter into new relationship with suppliers, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We spend significant resources developing and enhancing our product offerings. However, new or enhanced product offerings may not be accepted by users. If we are unable to successfully source and market new product offerings in a timely and cost-effective manner, our revenue and any profitability will suffer.

If we fail to develop and diversify product offerings, we could lose market share.

The market for selling products through vending kiosks has a low barrier to entry which creates a high level of competition.  To remain competitive, we must continue to find, market, and sell new products through our vending kiosks.  The time, expense and effort associated with such development may be greater than anticipated, and any products actually introduced by us may not achieve consumer acceptance. Furthermore, our efforts to meet changing customer needs may require the development or licensing of products at great expense. If we are unable to develop and bring to market additional products, we could lose market share to competitors, which could negatively impact our business, revenues and future growth.

The increased security risks of online advertising and e-commerce may cause us to incur significant expenses and may negatively impact our credibility and business.

A significant prerequisite of online commerce, advertising, and communications is the secure transmission of confidential information over public networks. Concerns over the security of transactions conducted on the Internet, consumer identity theft and user privacy have been significant barriers to growth in consumer use of the Internet, online advertising, and e-commerce. A significant portion of our sales is billed directly to our customers’ credit card accounts. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information. Encryption technology scrambles information being transmitted through a channel of communication to help ensure that the channel is secure even when the underlying system and network infrastructure may not be secure. Authentication technologies, the simplest example of which is a password, help to ensure that an individual user is who he or she claims to be by “authenticating” or validating the individual’s identity and controlling that individual’s access to resources. Despite our implementation of security measures, however, our computer systems may be potentially susceptible to electronic or physical computer break-ins, viruses and other disruptive harms and security breaches. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may specifically compromise our security measures. Any perceived or actual unauthorized disclosure of personally identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft or misuse, or otherwise, could harm our reputation and brands, substantially impair our ability to attract and retain our audiences, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. If consumers experience identity theft after using any of our websites, we may be exposed to liability, adverse publicity and damage to our reputation. To the extent that identity theft gives rise to reluctance to use our websites or a decline in consumer confidence in financial transactions over the Internet, our businesses could be adversely affected. Alleged or actual breaches of the network of one of our business partners or competitors whom consumers associate with us could also harm our reputation and brands. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information. For example, California law requires companies that maintain data on California residents to inform individuals of any security breaches that result in their personal information being stolen. Because our success depends on the acceptance of online services and e-commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Internet fraud has been increasing over the past few years, and fraudulent online transactions, should they continue to increase in prevalence, could also adversely affect the customer experience and therefore our business, operating results and financial condition.

We depend on key management, product management, technical and marketing personnel for continued success.

Our success and future growth depend, to a significant degree, on the skills and continued services of our management team, including Paul Neelin, our Chief Operations Officer and Raymond Meyers, our Chief Executive Officer.  Our ongoing success also depends on our ability to identify, hire and retain skilled and qualified technical and marketing personnel in a highly competitive employment market.  As we develop and acquire new products and services, we will need to hire additional employees.  Our inability to attract and retain well-qualified managerial, technical and sales and marketing personnel may have a negative effect on our business, operating results and financial condition.

We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.

We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased need for working capital due to growth, increased investment in capital equipment or the acquisition of businesses, services or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

The termination, non-renewal or renegotiation on materially adverse terms of our contracts or relationships with one or more of our significant host locations, product suppliers and partners could seriously harm our business, financial condition and results of operations.

The success of our business depends in large part on our ability to maintain contractual relationships with our host locations in profitable locations.  Our typical host location agreement ranges from one to three years and automatically renews until we or the retailer gives notice of termination.  Certain contract provisions with our host locations vary, including product and service offerings, the commission fees we are committed to pay each host location, and the ability to cancel the contract upon notice after a certain period of time. We strive to provide direct and indirect benefits to our host locations that are superior to, or competitive with, other providers or systems or alternative uses of the floor space that our kiosks occupy. If we are unable to provide our retailers with adequate benefits, we may be unable to maintain or renew our contractual relationships on acceptable terms, causing our business, financial condition and results of operations to suffer.

If we cannot execute on our strategy and offer new automated retail products and services.

Our strategy is based upon leveraging our core competencies in the automated retail space to provide the consumer with convenience and value and to help retailers drive incremental traffic and revenue. To be competitive, we need to develop, or otherwise provide, new product and service offerings that are accepted by the market and establish third-party relationships necessary to develop and commercialize such product and service offerings. We are exploring new businesses to enter, and new products and services to offer, however, the complexities and structures of these new businesses could create conflicting priorities, constrain limited resources, and negatively impact our core businesses. We may use our financial resources and managements’ time and focus to invest in other companies offering automated retail services, or we may seek to grow businesses organically, or we may seek to offer new products on our current kiosks.  We may enter into joint ventures through which we may expand our product offerings.  Any new business opportunity also may have its own unique risks related to operations, finances, intellectual property, technology, legal and regulatory issues, corporate governance or other challenges, for which we may have limited or no prior experience. In addition, if we fail to timely establish or maintain relationships with significant retailers and suppliers, we may not be able to provide our consumers with desirable new products and services. Further, in order to develop and commercialize certain new products and services, we will need to create new kiosks or enhance the capabilities of our current kiosks, as well as adapt our related networks and systems through appropriate technological solutions, and establish market acceptance of such products or services. We cannot assure you that new products or services that we provide will be successful or profitable.

Failure to adequately comply with information security policies or to safeguard against breaches of such policies could adversely affect our operations and could damage our business, reputation, financial position and results of operations.

As our business expands to provide new products and services, we are increasing the amount of consumer data that we collect, transfer and retain as part of our business. These activities are subject to laws and regulations, as well as industry standards, in the United States and other jurisdictions in which our products and services are available. These requirements, which often differ materially and sometimes conflict among the many jurisdictions in which we operate, are designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately used or disclosed. We maintain and review technical and operational safeguards designed to protect this information and generally require third party vendors and others with whom we work to do so as well. However, despite those safeguards, it is possible that hackers, employees acting contrary to our policies, third-party agents or others could improperly access relevant systems or improperly obtain or disclose data about our consumers, or that we may be determined not to be in compliance with applicable legal requirements and industry standards for data security, such as the Payment Card Industry guidelines. A breach or purported breach of relevant security policies that compromises consumer data or determination of non-compliance with applicable legal requirements or industry standards for data security could expose us to regulatory enforcement actions, card association or other monetary fines or sanctions, or contractual liabilities, limit our ability to provide our products and services, subject us to legal action and related costs and damage our business reputation, financial position, and results of operations.

Litigation, arbitration, mediation, regulatory actions, investigations or other legal proceedings could result in material rulings, decisions, settlements, fines, penalties or publicity that could adversely affect our business, financial condition and results of operations.

Our industry has in the past been, and may in the future continue to be, party to class actions, regulatory actions, investigations, arbitration, mediation and other legal proceedings. The outcome of such proceedings is often difficult to assess or quantify. Plaintiffs, regulatory bodies or other parties may seek very large or indeterminate amounts of money from us or substantial restrictions on our business activities, and the results, including the magnitude, of lawsuits, actions, settlements, decisions and investigations may remain unknown for substantial periods of time. The cost to defend, settle or otherwise finalize lawsuits, regulatory actions, investigations, arbitrations, mediations or other legal proceedings may be significant and such proceedings may divert management’s time.  In addition, there may be adverse publicity associated with any such developments that could decrease consumer acceptance of our products and services. As a result, litigation, arbitration, mediation, regulatory actions or investigations involving us may adversely affect our business, financial condition and results of operations

We are subject to substantial federal, state, local and foreign laws and government regulation specific to our business.

Our business is subject to federal, state, local and foreign laws and government regulation, including those relating to copyright law, access to kiosks in public places, consumer privacy and protection, data protection and information security, taxes, vehicle safety, weights and measures, payment cards and other payment instruments, food and beverages, sweepstakes, and contests. The application of existing laws and regulations, changes in laws or enactment of new laws and regulations, that apply, or may in the future apply, to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business.

In addition, many jurisdictions require us to obtain certain licenses in connection with the operations of our businesses. There can be no assurance that we will be granted all necessary licenses or permits in the future, that current licenses or permits will be renewed or that regulators will not revoke current licenses or permits. Given the unique nature of our business and new products and services we may develop or acquire in the future, the application of various laws and regulations to our business is uncertain. Further, as governmental and regulatory scrutiny and action with regard to many aspects of our business increase, we expect that our costs of complying with the applicable legal requirements may increase, perhaps substantially.

Failure to comply with these laws and regulations could result in, among other things, revocation of required licenses or permits, loss of approved status, termination of contracts, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events, as well as the increased cost of compliance, could materially adversely affect our business, financial condition and results of operations.

If we cannot manage our growth effectively, we could experience a material adverse effect on our business, financial condition and results of operations.

As we begin to scale our business we may make errors in predicting and reacting to relevant business trends, which could have a material adverse effect on our business, financial condition and results of operations. For example, we may, among other things, over-install kiosks in certain geographic areas leading to non-accretive installations, and we cannot be certain that historical revenue ramps for new kiosks will be sustainable in the future.

This growth may place significant demands on our operational, financial and administrative infrastructure and our management. As our operations grow in size, scope and complexity, we anticipate the need to integrate, as appropriate, and improve and upgrade our systems and infrastructure, both those relating to providing attractive and efficient consumer products and services and those relating to our administration and internal systems, processes and controls.  This integration and expansion of our administration, processes, systems and infrastructure may require us to commit and will continue to cause us to commit, substantial financial, operational and technical resources to managing our business.

Managing our growth will require significant expenditures and allocation of valuable management and operational resources. If we fail to achieve the necessary level of efficiency in our organization, including otherwise effectively growing our business lines, our business, operating results and financial condition could be harmed.

Conversion of our convertible notes into common stock could result in additional dilution to our stockholders.

Upon satisfaction of certain conversion conditions (including conditions outside of our control, such as market price or trading price) and proper conversion of the Notes by a holder, we may be required to deliver shares of our common stock to a converting holder.  If additional shares of our common stock are issued due to conversion of some or all of the outstanding Notes, the ownership interests of existing stockholders would be diluted. Further, any sales in the public market of any shares of common stock issued upon conversion or hedging or arbitrage trading activity that develops due to the potential conversion of the Notes could adversely affect prevailing market prices of our common stock.

Competitive pressures could seriously harm our business, financial condition and results of operations.

The nature and extent of consolidations and bankruptcies, which often occur during or as a result of economic downturns, in markets where we install our kiosks, particularly the supermarket and other retailing industries, could adversely affect our operations, including our competitive position, as the number of installations and potential retail users of our kiosks could be significantly reduced. See the risk factor below entitled, “Events outside of our control, including the current economic environment, has negatively affected, and could continue to negatively affect, consumers’ use of our products and services.”

Our business can be adversely affected by severe weather, natural disasters and other events beyond our control, such as earthquakes, fires, power failures, telecommunication loss and terrorist attacks.

A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our operating results. While we have taken steps to protect the security of critical business processes and systems and have established certain back-up systems and disaster recovery procedures, any disruptions, whether due to inadequate back-up or disaster recovery planning, failures of information technology systems, interruptions in the communications network, or other factors, could seriously harm our business, financial condition and results of operations.

In addition, our operational and financial performance is a direct reflection of consumer use of and the ability to operate and service our kiosks used in our business. Severe weather, natural disasters and other events beyond our control can, for extended periods of time, significantly reduce consumer use of our products and services as well as interrupt the ability of our employees and third-party providers to operate and service our kiosks.

Our failure to meet consumer expectations with respect to pricing our products and services may adversely affect our business and results of operations.

Demand for our products and services may be sensitive to pricing changes. We evaluate and update our pricing strategies from time to time, and changes we institute may have a significant impact on, among other things, our revenue and net income.

We may be unable to attract new host locations, broaden current host relationships, and penetrate new markets and distribution channels.

In order to increase our kiosk installations, we need to attract new host locations, broaden relationships with current host locations, and develop operational efficiencies that make it feasible for us to penetrate low density markets and new distribution channels.  We may be unable to attract host locations or drive down costs relating to the manufacture, installation or servicing of our kiosks to levels that would enable us to operate profitably in lower density markets or penetrate new distribution channels. If we are unable to do so, our future financial performance could be adversely affected.

Payment of increased fees to host locations or other third party service providers could negatively affect our business results.

We face ongoing pricing pressure from our host locations to increase the commission fees we pay to them on our products and services or to make other financial concessions to win or retain their business. If we are unable to respond effectively to ongoing pricing-related pressures, we may fail to win or retain certain accounts. Our fee arrangements are based on our evaluation of unique factors with each retailer, such as total revenue, long-term, non-cancelable contracts, installation of our kiosks in high-traffic, geographic locations and new product and service commitments. Together with other factors, an increase in service fees paid, or other financial concessions made, to our retailers could significantly increase our direct operating expenses in future periods and harm our business.

Events outside of our control, including the current economic environment, have negatively affected, and could continue to negatively affect, consumers’ use of our products and services.

Our consumers’ use of many of our products and services is dependent on discretionary spending, which is affected by, among other things, economic and political conditions, consumer confidence, interest and tax rates, and financial and housing markets. With economic uncertainty still affecting potential consumers, we may be impacted by more conservative purchasing tendencies with fewer non-essential products and services purchases during the coming periods if the current economic environment continues. In addition, because our business relies in part on consumers initially visiting host locations to purchase products and services that are not necessarily our products and services, if consumers are visiting retailers less frequently and being more careful with their money when they do, these tendencies may also negatively impact our business.  Further, our ability to obtain additional funding in the future, if and as needed, through equity issuances or loans, or otherwise meet our current obligations to third parties, could be adversely affected if the economic environment continues to be difficult. In addition, the ability of third parties to honor their obligations to us could be negatively impacted, as retailers, suppliers and other parties deal with the difficult economic environment. Finally, there may be consequences that will ultimately result from the current economic conditions that are not yet known, and any one or more of these unknown consequences (as well as those currently being experienced) could potentially have a material adverse effect on our financial condition, operating results and liquidity, as well as our business generally.

Our future operating results may fluctuate.

Our future operating results will depend significantly on our ability to continue to drive new and repeat use of our kiosks, our ability to develop and commercialize new products and services, and our ability to successfully integrate acquisitions and other third-party relationships into our operations. Our operating results could fluctuate and may continue to fluctuate based upon many factors, including:

•	fluctuations in revenue generated by kiosk businesses;

•	fluctuations in operating expenses, such as transaction fees and commissions we pay to our host locations;

•	our ability to establish or maintain effective relationships with significant partners, host locations and suppliers on acceptable terms;

•	the amount of service fees that we pay to our host locations;

•	the transaction fees we charge consumers to use our services;

•	the commercial success of our host locations, which could be affected by such factors as general economic conditions, severe weather or strikes;

•	the successful use and integration of assets and businesses acquired or invested in;

•	the level of product and price competition;

•	the timing and cost of, and our ability to develop and successfully commercialize, new or enhanced products and services;

•	activities of, and acquisitions or announcements by, competitors; and;

•	the impact from any impairment of inventory, goodwill, fixed assets or intangibles related to our acquisitions and divestitures.

We depend upon third-party manufacturers, suppliers and service providers for our kiosks.

We depend on outside parties to manufacture our kiosks. We intend to continue to expand our installed base of kiosks. Such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for our kiosks or our manufacturing needs are not met in a timely and satisfactory manner, we may be unable to meet demand due to manufacturing limitations which could seriously harm our business, financial condition and results of operations.

In addition, we rely on third-party service providers for substantial support and service efforts that we currently do not provide directly.  Any failure by us to maintain our existing support and service relationships or to establish new relationships on a timely basis or on acceptable terms could harm our business, financial condition and results of operations.

Risks Related to our Securities

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded, its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

·	the trading volume of our shares;
·	the number of securities analysts, market-makers and brokers following our common stock;
·	changes in, or failure to achieve, financial estimates by securities analysts;
·	new products or services introduced or announced by us or our competitors;
·	actual or anticipated variations in quarterly operating results;
·	conditions or trends in our business industries;
·	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
·	additions or departures of key personnel;
·	sales of our common stock; and
·	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, our shares are currently traded on the OTC Pink and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Our common stock may be considered “penny stock”, further reducing its liquidity.

Our common stock may be considered “penny stock”, which will further reduce the liquidity of our common stock.  Our common stock is likely to fall under the definition of “penny stock,” trading in the common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock, thereby further reducing the liquidity of our common stock.

"Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

□	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
□	All compensation received by the broker-dealer in connection with the transaction;
□	Current quotation prices and other relevant market data; and a Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors and executive officers will continue to exert significant control over our future direction, which could reduce the sale value of our Company.

As of September 1, 2014 our Board of Directors and our executive officers own approximately 35 percent of our outstanding common stock.  Accordingly, these stockholders, if they act together, will have considerable influence over matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock, thereby depriving investors of yield on their investment.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.  Such failure to pay a dividend will deprive investors of any yield on their investment in our common stock.

Our indemnification of officers and directors and limitations on their liability could limit our recourse against them.

Our Certificate of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties.  Shareholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to evaluate the effectiveness of its internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of the Company’s internal control over financial reporting in each Annual Report on Form 10-K.

We have identified our disclosure controls and procedures were not effective and that material weaknesses exist in our internal control over financial reporting.  The material weaknesses consist of an insufficient complement of qualified accounting personnel and controls associated with segregation of duties and ineffective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles.  Due to the material weaknesses in internal control over financial reporting and disclosure controls and procedures, there may be errors in the Company’s financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

To address the material weaknesses of the Company’s disclosure controls and procedures, in June 2014, the Company hired Ms. Kathleen Browne, CPA as its Chief Financial Officer.  Ms. Browne’s work experience includes 13 years in public accounting at Price Waterhouse and various corporate accounting and finance positions at stock exchange listed companies.  She has previous experience in assessing internal controls, including financial reporting, for weaknesses and implementing corrective measures.

We do not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We have additional common stock and preferred stock available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Certificate of Incorporation authorizes the issuance of up to 600,000,000 shares of our common stock and up to 10,000,000 shares of preferred stock.  The common stock and the preferred stock can be issued by the Board of Directors, without stockholder approval.  As of September 1, 2014, there were 9,371,082 shares of our common stock outstanding.  In addition, we had outstanding exercisable instruments that can be converted into approximately 40,417,268 shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders. We may receive proceeds from the issuance of shares of our common stock upon the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from exercise of the Warrants for working capital and other general corporate purposes.

We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are the common stock either currently owned or issuable to the selling stockholders upon conversion of the Notes and exercise of the Warrants.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for participation of certain selling stockholders in a financing completed from June 2013 through June 2014 the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, Notes and Warrants, as of September 10, 2014, assuming conversion of the Notes and exercise of the Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion or exercise set forth therein.  The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the Investors, this prospectus generally covers the resale of the sum of (i) 110% of the maximum number of shares of common stock issuable upon conversion of the Notes, (ii) 110% of the maximum number of shares of common stock issuable upon exercise of the ARLP Warrants.  Because the conversion price of the Notes and the quantity and exercise prices of the Cobrador Warrants may be adjusted based on certain events including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, and the results of the Measuring Period (80% of the average of the VWAPs for the 10 trading days immediately following the date that the registration statement covering the resale of all the shares underlying the Note and Warrant is declared effective, subject to a floor price of $0.03 per share), the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling stockholder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations.  The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder)	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number	Percent	Number	Number	Percent
Cobrador Multi Strategy Partners, LP (1)	467,617	4.99%	8,090,000	0	0
Automated Retail Leasing Partners (2)	467,617	4.99%	256,076	0	0

(1)
Includes 28% of the shares of common stock which may be issued upon conversion of the Cobrador Notes.  This total also includes the shares of common stock which may be issued upon exercise of the Cobrador Warrants, based on the Conversion and Exercise Prices in effect as of the date of this prospectus, based on expected amendments, and assumes that the Measuring Period and any common share adjustment has not occurred.  In addition to both economic and standard anti-dilution adjustments, the conversion price of the Cobrador Notes and the exercise prices of and number of shares issuable pursuant to the Cobrador Warrants are subject to additional adjustments including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, and the results of the Measuring Period (80% of the average of the VWAPs for the 10 trading days immediately following the date that the registration Statement covering the resale of all the shares underlying the Note and Warrant is declared effective, subject to a floor price of $0.03 per share). No note or warrant shall be convertible or exercisable, as applicable, if after such exercise the note holders would beneficially own more than 4.99% of such shares of common stock then outstanding (as defined under Section 13(d) of the Securities Act of 1933, as amended).  If these limits were disregarded the maximum number of shares that could be acquired upon conversion of the notes is 7.4 million and the maximum number of shares that could be acquired upon exercise of the underlying warrants is 22.2 million.  David E. Graber, in his capacity as manager of the general partner of Cobrador Multi Strategy Partners, LP, may be deemed to have investment and voting power over these shares.

(2)
256,076 shares of common stock representing 15% of shares issuable upon exercise of the ARLP Warrants.  No warrant shall be exercisable if after such exercise the holder would beneficially own more that 4.99% of common stock then outstanding.  If this limit was disregarded the maximum number of shares that could be acquired by ARLP is 1,758,369 through warrant conversions. Ms. Marilyn Kane makes the investment decision on behalf of Automated Retail Leasing Partners, LLP.

PLAN OF DISTRIBUTION

We are registering the shares of common stock held by selling stockholders or issuable upon conversion of or pursuant to the Notes and exercise of the Warrants to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive proceeds from the exercise of the Warrants, if exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be approximately $40,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933 in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

BUSINESS

Overview

U-Vend, Inc., formerly Internet Media Services, Inc., was incorporated in March 2007 as a Delaware corporation and herein we refer to the company as “we”, “us”, the “Company”, “IMS.”, or “U-Vend”.  We conduct our operations in Chicago, Illinois.  Our corporate office is located at 1507 7th Street, #425, Santa Monica, CA 90401 and our telephone number is (800) 467-1496. Our corporate website address is www.u-vend.com.  Information contained on our website is not a part of this Form S-1 filing.

Forward Looking Information

This report contains statements about future events and expectations that are characterized as “forward-looking statements.”  Forward-looking statements are based upon management’s beliefs, assumptions, and expectations.  Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, and financial condition to be materially different from the expectations of future results, performance, and financial condition we express or imply in such forward-looking statements.  You are cautioned not to put undue reliance on forward-looking statements.  We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Business Developments

On January 7, 2014, we entered into an Exchange of Securities Agreement (“Agreement”) by and between ourselves, U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC (collectively, “U-Vend”), is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.  Pursuant to the Agreement, we have acquired all of the outstanding shares of U-Vend in exchange for shares of our common stock.  Certain shareholders of U-Vend Canada, Inc. will also have the ability to earn up to an additional shares of our common stock subject to certain earn-out provisions more fully described in the Agreement as described below.  The Agreement was approved by a written consent by the majority of the Company's stockholders and by the Company’s Board of Directors.

The Agreement allows for an earn-out based on 2014 and 2015 gross revenue targets. In the event that consolidated gross revenue during the calendar year 2014 exceeds $1,000,000 then the Company shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend Canada shareholders, an additional 2,261,425 shares of common stock.  In addition, in the event that consolidated gross revenue exceeds $2,000,000 during the calendar year 2015, the Company shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend Canada shareholders, an additional 2,261,425 shares of common stock.  These conditional shares are issued solely to Paul Neelin and Diane Hope in order to restore their ownership of the total shares issued for consideration to their approximate pre-merger ownership in U-Vend Canada.  In the event that consolidated gross revenue equals not less than 80% nor more than 99% of the $1,000,000 and $2,000,000 gross amounts described above, then the Company shall issue to Paul Neelin and Diane Hope and no other U-Vend Canada shareholders, allocated to them on an equal basis, additional shares of common stock computed by determining the percentage of gross revenue achieved relative to the target revenues described above. Any shortfall or overage of shares measured in 2014 can be combined to the actual revenue earned in 2015 to earn the maximum shares in the earn-out provision.  The issuance of the earn-out shares is conditional on U-Vend, Inc. providing access to a minimum level of financing needed to achieve the earn-out gross revenues.  In the event that the gross revenue targets are not obtained and the minimum level of financing was not provided during the respective period, then at the end of each period Paul Neelin and Diane Hope shall receive the additional shares described above.

U-Vend Canada, Inc. was first established in May 2009, with its subsidiary U-Vend USA LLC having been formed approximately one year later in April 2010.  U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market concentrations; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates their kiosks but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.  As of June 30, 2014, U-Vend owned and operated 78 kiosks in the greater Chicago, IL area and markets products supplied by its co-branding partners.

U-Vend’s “next-generation” vending kiosks incorporates advanced wireless technology, creative concepts, and ease of management.  All kiosks have been designed to be tech-savvy and can be managed on line 24 hours a day/7 days a week, accepting traditional cash input as well as credit and debit cards.  Host locations and suppliers have been drawn to U-Vend’s concept of product vending based on the advantages of reduced labor and lower product theft as compared to non-kiosk merchandising platforms.

U-Vend has developed solutions for the marketing of products through a variety of kiosk offerings.  These offerings include kiosks oriented for product recycling, solar powered waste bins, cell phone charging kiosks, and mall and airport islands.  U-Vend has the ability to add digital LCD monitors to most makes and models of their kiosk program. This allows the ability to offer digital advertising as a national and/or local loop basis and a corresponding additional revenue stream for U-Vend.  U-Vend has also designed a Mall and Airport Multipurpose Island, taking several of the self-serve kiosks and then bundled them into an "island", all in one central location, creating a destination concept within a mall and/or airport setting. The island is always partnered with a co-branding anchor as part of the overall concept.

On October 8, 2009, we completed an acquisition in the legal vertical market through the purchase of the assets and assumption of certain liabilities of LegalStore.com.  LegalStore.com is an Internet based company that primarily sells legal supplies and legal forms.  Despite sustained efforts from 2009 through 2012 to bring to market our customer relationship solutions product offerings, we were unable to secure the needed funding.  As a result, in early 2013 we elected to change the strategic direction of the Company. On March 13, 2013, the Company entered into a stock sale agreement with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP agreed to pay to the Company total consideration of $210,000 including assumption of operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. The fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded as of December 31, 2012 in the amount of approximately $35,000, net of income tax effect.

The Industry and the Overall Market

U-Vend is both a distributor for vending kiosk operations and an operator of vending kiosks in conjunction with our co-branding partners.  The number of installations within the global vending machines market has been forecast to exceed 25 million units by 2018, driven by the demand for healthy vended foods, functional convenience foods, advances in technology such as cashless payment systems, decreasing equipment costs, and manufacturer's focus on extending product availability.

We believe the consumers' need for convenient purchases of food, drink and name-brand products will sustain this $7 billion industry.  Technology advancements have made retailing services through vending kiosks more cutting edge offering compelling benefits to modern time-pressed consumers. The development of vending kiosks over the years currently allows for the possibility to deliver anything from sports collectables to refreshments to music through a sophisticated, touch-screen operated ubiquitous vending kiosk.

In 2012, the top four operators were estimated to earn around a quarter of industry revenue, with major players including Compass Group and Aramark Corporation. The vending machine operators industry is highly competitive, as the industry is made up of several medium-sized companies, thousands of small businesses, and tens-of-thousands of partnerships and sole operators.

Products

U-Vend currently markets a portfolio of products via vending kiosks including all-natural snacks and smoothies, specialty ice-cream treats and sporting memorabilia.  We receive regular shipments of products to our depot which are maintained in either refrigerated or frozen state in the case of perishable products or in a secure area of our depots in the case of non-perishable goods.  In addition to our current portfolio of products, we continue to evaluate other products or services which we might be able to provide from our vending kiosks.

Competition

The vending industry is large, highly competitive, highly fragmented and consolidating as the market leaders acquire regional vending companies to fulfill their real-estate expansion plans or acquire privately-held service verticals. We compete in both the vending machine distribution and vending operations segment of the industry with companies that offer the same services that we do. Many of our competitors are significantly larger public companies or operating subsidiaries of public companies and have significantly greater resources than we do.  In addition, many compete in geographic and product areas which we do not currently serve.  Because of the diversity of the classes of products offered and the geographic regions in which they are offered, it is likely that we do not compete with the same companies in all geographic or product areas.  Accordingly, it is not possible to estimate the precise number of competitors or to identify our competitive position. In addition, we may face new competition as we seek to expand into international markets and develop new products, services and enhancements.

Many of the competitors have greater experience than we do in operating in these international markets. Moreover, new products that we intend to develop, such as advertising, may subject us to competition from companies with significantly greater technological resources and experience. Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. Our competitors might succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by us or that would render our technologies or products obsolete or noncompetitive. We cannot be certain that we will be able to compete effectively with current or future competitors. Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow.

Our Employees

As of September 1, 2014, we had four full-time employees, one part-time employee, and one contracted position.  None of our employees are subject to collective bargaining agreements.

Seasonality

We do not expect that our business will experience significant seasonality other than that resulting from vending kiosk sales within schools and other seasonal locations.

Properties

We lease approximately 3,600 square feet of office and warehouse space at 2475 Devon Road, Elk Grove, IL. at a rate of $1,875 per month on a five year lease expiring October 2018.  This location is used to service our self-serve electronic kiosks in the Chicago area.  Our corporate mailing address is 1507 7th Street, Unit 425, Santa Monica, CA 90401.

Legal Proceedings

There are no material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Effective on February 25, 2011, our common stock commenced its public listing on the OTC Bulletin Board (OTC: BB) and currently trades on the OTC Pink, where it trades under the symbol “UVND”.

The table below sets forth the range of quarterly high and low closing sales prices, adjusted for a 200 for 1 stock split effective May 16, 2014, for our common stock for 2014, 2013 and 2012. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Year ending December 31, 2014
First Quarter	$0.36	$0.06
Second Quarter	$0.40	$0.14

	High	Low
Year ending December 31, 2013
First Quarter	$1.90	$1.60
Second Quarter	$6.40	$0.80
Third Quarter	$1.60	$0.40
Fourth Quarter	$0.40	$0.20

	High	Low
Year ending December 31, 2012
First Quarter	$30.00	$8.00
Second Quarter	$8.00	$4.00
Third Quarter	$2.00	$2.00
Fourth Quarter	$2.00	$2.00

The last reported sales price of our common stock on the OTC Pink on September 1, 2014 was $0.45.

OTC Pink quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (vi) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Issued and Outstanding

Our certificate of incorporation authorizes 600,000,000 shares of Common Stock, par value $0.001 and 10,000,000 shares of Preferred Stock, par value $0.001. As of September 1, 2014, we had 9,371,082 shares of Common Stock, and 0 shares of Preferred Stock outstanding.

Stockholders

As of September 1, 2014, we had approximately 900 record holders of our common stock.  This number does not include the number of persons whose shares are in nominee or in “street name” accounts through brokers.

Dividends

We did not pay dividends during 2014 to date, 2013 or 2012.  We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future

Stock Transfer Agent and Warrant Agent

Our stock transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. We act as our own warrant agent for our outstanding warrants.

Recent Issuances of Unregistered Securities

Senior Convertible Notes Payable issued with Warrants
On May 1, 2014 and pursuant to the August 2013 Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP ("Investor") the Company completed a tenth ($25,000 in May, 2014) tranche of financing.  The senior convertible note issued in May, 2014 of $25,000 face value is convertible at $0.05 per share and include Series A warrants to purchase 750,000 shares of common stock and Series B warrants to purchase 750,000 shares of common stock.  The Series A warrants granted have an exercise price of $0.05 per share and have a 24 month term from date of grant. The Series B warrants granted have an exercise price of $0.06 per share and have a five year term from date of grant. All terms are consistent with previous financing transactions previously disclosed in the Company’s previous SEC filings including a 4.99% beneficial ownership limit of the Company’s common stock.

On June 3, 2014 and pursuant to the August 2013 Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP ("Investor") the Company completed an eleventh ($20,000 in June, 2014) tranche of financing.  The senior convertible note issued in June 2014 of $20,000 face value is convertible at $0.05 per share and include Series A warrants to purchase 600,000 shares of common stock and Series B warrants to purchase 600,000 shares of common stock.  The Series A warrants granted have an exercise price of $0.05 per share and have a 24 month term from date of grant. The Series B warrants granted have an exercise price of $0.06 per share and have a five year term from date of grant. All terms are consistent with previous financing transactions previously disclosed in the Company’s previous SEC filings including a 4.99% beneficial ownership limit of the Company’s common stock.

As of September 1, 2014 the Company has received $370,000 of the $400,000 SPA.

Conversion of Lease Obligation
During the second quarter of 2014, the Company’s equipment leasing partner, Automated Retail Leasing Partners (“ARLP”), was owed a total of $23,900 for equipment rent and interest charges.  In lieu of cash, ARLP requested payment in shares of the Company’s common stock.  The Company issued 208,881 shares of its common stock to ARLP for full payment of the $23,900.  Also during the second quarter of 2014, the Company issued 41,667 common shares to ARLP in satisfaction of outstanding account payable items of $10,000.

$50,000 Subordinated Convertible Notes Payable with Warrants – Firehole River Capital, LLC
On July 25, 2014, the Company issued a $50,000 subordinated convertible note with a one year maturity and 10% annual interest payable quarterly in cash or under certain conditions in shares of the Company’s common stock.  The proceeds of this financing is designated as for working capital and general corporate purposes.

The conversion price for the note is $0.30 per common share subject to an anti-dilution provision that would adjust the original conversion and exercise prices of the note and underlying warrants in the event of a financing at less than the conversion price then in effect.  In such an instance, the conversion price of these notes and warrants shall be similarly reduced to the new price. The note holder received 125,000 warrants in connection with this note.  The warrants have a 5 year term and an exercise price of $0.35 per share.  The exercise price of the warrants have anti-dilution provisions as described above.

The subordinated notes contain a mandatory conversion provision that will be effective in the instance that the Company’s common stock trades at a level equal to 250% of the conversion price for 20 consecutive trading days commencing 10 days after the satisfaction of the Rule 144 date.  Investors will have the right to receive accrued but unpaid interest in either cash or shares of the Company if a mandatory conversion occurs.

The note and warrant conversion contain beneficial ownership limitations that limit the note holder’s ownership to 4.99% of the total shares of the common stock then outstanding, as defined by Section 13(d) of the Securities Act of 1933, as amended.  The Company agreed to provide the note holder with piggy-back registration rights on any registration statement covering 110% of the maximum number of shares underlying the notes and warrants with the Securities and Exchange Commission.  The Company is obligated to keep current with its public filings such that the note holders can freely sell the common shares pursuant to Rule 144 without restriction beginning 6 months after the closing date.

$75,000 Subordinated Convertible Notes Payable with Warrants – Inspiration Vending LLC
On August 25, 2014, the Company issued a $75,000 subordinated convertible note with a one year maturity and 10% annual interest payable quarterly in cash or under certain conditions in shares of the Company’s common stock.  The proceeds of this financing is designated as for working capital and general corporate purposes.

The conversion price for the note is $0.30 per common share subject to an anti-dilution provision that would adjust the original conversion and exercise prices of the note and underlying warrants in the event of a financing at less than the conversion price then in effect.  In such an instance, the conversion price of these notes and warrants shall be similarly reduced to the new price. The note holder received 83,334 warrants in connection with this note.  The warrants have a 5 year term and an exercise price of $0.35 per share.  The exercise price of the warrants have anti-dilution provisions as described above.

The subordinated notes contain a mandatory conversion provision that will be effective in the instance that the Company’s common stock trades at a level equal to 250% of the conversion price for 20 consecutive trading days commencing 10 days after the satisfaction of the Rule 144 date.  Investors will have the right to receive accrued but unpaid interest in either cash or shares of the Company if a mandatory conversion occurs.

The note and warrant conversion contain beneficial ownership limitations that limit the note holder’s ownership to 4.99% of the total shares of the common stock then outstanding, as defined by Section 13(d) of the Securities Act of 1933, as amended.  The Company agreed to provide the note holder with piggy-back registration rights on any registration statement covering 110% of the maximum number of shares underlying the notes and warrants with the Securities and Exchange Commission.  The Company is obligated to keep current with its public filings such that the note holders can freely sell the common shares pursuant to Rule 144 without restriction beginning 6 months after the closing date.

Share Repurchased by the Registrant
As of September 1, 2014, the Company had not made any purchases or repurchases of our securities.

Securities authorized for issuance under equity compensation plans

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, shareholders holding a majority of shares of the Company approved, by written consent, the Plan. The total number of shares of common stock available for issuance under the Plan is 5,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years.

The Company records share based payments under the provisions of ASC 718. Stock based compensation expense is recognized over the requisite service period based on the grant date fair value of the awards. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model on certain assumptions. The Company estimated the expected volatility based on data used by peer group of public companies. The expected term was estimated using the simplified method. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

The following table sets forth information as of September 1, 2014 regarding equity compensation plans under which our equity securities are authorized for issuance.

Equity Plan Compensation Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securities holders (1)	360,650	$2.04	4,639,350

Total	360,650		4,639,350

(1)	Pursuant to our 2011 Equity Incentive Plan

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Reform Act”).   U-Vend, Inc. (formerly Internet Media Services, Inc.) desires to avail itself of certain “safe harbor” provisions of the 1995 Reform Act and is therefore including this special note to enable us to do so.  Except for the historical information contained herein, this report contains forward-looking statements (identified by the words "estimate," "project," "anticipate," "plan," "expect," "intend," "believe," "hope," "strategy" and similar expressions), which are based on our current expectations and speak only as of the date made. These forward-looking statements are subject to various risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements, including, without limitation, those discussed under Part I, Item 1A “Risk Factors” in this Annual Report, and those described herein that could cause actual results to differ materially from the results anticipated in the forward-looking statements, and the following:

●	Our limited operating history with our business model.
●
The low cash balance and limited financing currently available to us. We may in the near future have a number of obligations that we will be unable to meet without generating additional income or raising additional capital.

●	Our limited cash resources may not be sufficient to fund continuing losses from operations
●	Our ability to effect a financing transaction to fund our operations which could adversely affect the value of our stock.
●	The failure of our products and services to achieve market acceptance.

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition and should be read in conjunction with the financial statements and footnotes that appear elsewhere in this report.

General
We were incorporated in March 2007 as a Delaware corporation and refer to ourselves herein as “we”, “us”, the “Company” or “U-Vend, Inc.”  Our corporate office is located at 1507 7th Street, #425, Santa Monica, CA 90401 and our telephone number is (800) 467-1496. Our corporate website address is www.u-vend.com.  Information contained on our websites is not a part of this quarterly report.

Management’s Plans - Our independent registered public accounting firm added an explanatory paragraph to their audit opinion issued in connection with our consolidated financial statements which states that our financial condition raise substantial doubt as to our ability to continue as a going concern.  The Company incurred net comprehensive losses of $ 387,281 and $ 426,998 for the years ended December 31, 2013 and 2012 and $1,165,490 and $176,171 for the six (6) months (unaudited) ended June 30, 2014 and 2013, respectively.  As of December 31, 2013 and June 30, 2014 (unaudited), we had a total stockholders’ deficiency of $ 329,087 and $714,023, respectively.  These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Assurances cannot be given that adequate financing can be obtained to meet our capital needs.

The Company estimates that its current cash requirement to support general and administrative efforts is approximately $50,000 per month. The Company estimates that it will require additional financing of approximately $1,000,000 during the next twelve months to achieve its strategic objectives.  We do not have commitments or firm plans to raise the additional financing and there can be no assurance that necessary additional financing will be available to the Company. Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing when needed, could cause the Company to scale down or delay the implementation of its business plans in whole or in part and curtail its business activities which could seriously harm the Company and its future prospects. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing and, ultimately, to attain profitability.

The Company generated $62,000 in revenue from its distribution of self-serve electronic kiosks during the second quarter of 2014.  The Company currently operates 78 electronic kiosks and 2 Grab N Go freezers in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Management plans to continue its market development and revenue base through acquisition and through organic growth in the coming twelve month period. The Company estimates that its current cash requirement to support general and administrative efforts is approximately $50,000 per month. The Company estimates that it will require additional financing of approximately $1,000,000 during the next twelve months to achieve its strategic objectives.  We do not have commitments or firm plans to raise the additional financing and there can be no assurance that necessary additional financing will be available to the Company. Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing when needed, could cause the Company to scale down or delay the implementation of its business plans in whole or in part and curtail its business activities which could seriously harm the Company and its future prospects.

The face value of all outstanding senior convertible notes at September 1, 2014 is $370,000.  These notes obligate the Company to approximately $6,475 of interest payments on a quarterly basis.  The Cobrador notes have staggered maturity dates requiring principal repayment beginning in the fourth quarter of 2014.  Principal repayments on the Cobrador notes are currently scheduled as follows: October 2014 to December 2014 totaling $200,000; January 2015 to March 2015 totaling $100,000; April 2015 to June 2015 totaling $70,000. Management believes the due dates of the notes will be extended through the registration effectiveness date and will be converted to equity thereafter. To provide additional cash flows, the Company structured the senior convertible note issuance to include Series A and Series B warrants which expire with each funding tranche after two and five years, respectively.  These warrants are designed to generate approximately $1.2 million in additional working capital for the Company upon exercise. The Series B warrants include a cashless exercise provision, at the six month anniversary date after the date of issuance, if the registration statement is not effective on such date.  The holder can elect in this instance to exercise the warrants in whole or in part and in lieu of making cash payment receive the net number of shares of common shares as defined in the agreement.

The Company also has outstanding $125,000 in subordinated convertible notes and $125,000 in convertible notes acquired with the U-Vend Canada, Inc. merger in January 2014.  The subordinated convertible have a maturity in August of 2015 with interest due quarterly.  The convertible notes acquired with the U-Vend Canada merger mature in the third quarter of 2014. The Company believes that its business and financial strategy in conjunction with its revenue forecast and margin contribution will produce adequate cash flow to service the financial obligations in future periods. The Company is actively pursuing additional financing vehicles in order to maintain the growth and development of the business until positive cash flow from operations is achieved.  Should additional financing not be available, the Company will have to negotiate with its lenders to extend repayment of its indebtedness.  There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

On January 7, 2014, U-Vend, Inc. (formerly Internet Media Services, Inc.) entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and the shareholders of U-Vend Canada, Inc (“U-Vend Canada”). The Company believes the merger with U-Vend Canada will provide it with business operations and also necessary working capital.  The Company is in discussion to raise additional capital to execute on its current business plans.  There is no assurance that future financing arrangements will be successful or that the operating results of U-Vend Canada will yield sufficient cash flow to execute the Company’s business plans or satisfy its obligations.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations for the six months ended June 30, 2014 and June 30, 2013

On January 7, 2014 the Company acquired the operations of U-Vend Canada, Inc. and management believes this merger will provide it with business operations and also working capital.  The Company is in discussions for raising additional capital to execute its current business plans.  Prior to the January 7, 2014 merger, the Company was considered a shell company without an active business operations subsequent to the disposition of Legalstore.com as described in Note 9 to the financial statements.

Revenue
The Company earned $95,636 in revenue for the six months ended June 30, 2014 and had no revenue from continuing operations in the comparable period in 2013. With the acquisition of U-Vend on January 7, 2014, the Company acquired an Operator Agreement with Mini Melts USA offering Mini Melts ice-cream products through the Company’s electronic kiosks. The agreement allows the Company to place these kiosks in high volume big box stores, sporting facilities and shopping malls though out the Chicago area. During the first half of 2014, the Company added 37 electronic kiosks in the greater Chicago, IL area generating sales for products supplied by our co-branding partners.  As of June 30, 2014, the Company had 78 electronic kiosks and 2 Grab N Go freezers in operation in the Chicago, IL area.  The Company has additional installations planned for the third and fourth quarters of 2014. The Company believes that the Mini Melts ice-cream revenues have a seasonality that is benefitted by warm weather during the summer months.  The Company does not have adequate historical experience to estimate the impact of this seasonality.

Cost of revenue and Gross Profit
During the six months ended June 30, 2014 the Company incurred direct product costs including material, freight, delivery, and depreciation of $53,981.  The Company realized a gross profit of $41,655 reflecting a margin of 44% in the six month period ended June 30, 2014.  There were no sales, cost of revenue or gross profits from continuing operations in the first half of 2013.

Operating Expenses
Total operating expenses for continuing operations were approximately $752,000 for the six months ended June 30, 2014 compared to approximately $179,000 in the prior year six month period.  This reflects an increase in total selling, general and administrative costs of approximately $573,000 compared to the six month period in 2013. The operating expenses incurred in 2014 reflect management’s investment in the acquisition and development of the electronic kiosk market and expects operating expenses will continue to increase as the business expands its geographic markets and product offerings in 2014 and 2015.

Selling expenses of approximately $189,000 include approximately $81,000 in salaries and commissions and approximately $25,000 in travel and entertainment expenses that are directly related to the development of revenue growth and host location relationships.  Selling expenses also include $43,000 in non-cash amortization expense related to the MiniMelt Operating Agreement acquired with the merger in January 2014. Commission fees and service bureau fees paid to third parties totaled $27,000 and office support costs were approximately $13,000 in the first half of 2014.

General and administrative expenses totaled approximately $562,000 for the six month ended June 30, 2014. Non-cash expenses of $269,000 are included in general and administrative expenses in the first half of 2014 relate to common shares and warrants granted for services and for employee option expenses reflecting vesting of previously granted employee stock options. General and administrative expenses for the six month ended June 30, 2014 also include $165,000 in professional, consulting and advisory fees, $60,000 in salaries and benefits, and $68,000 of office, rent, insurance and supplies expense.

Other Expenses
Other expenses include: interest and amortization incurred on the debt obligations of the Company, changes to fair market value of warrant liabilities that include “down round” provisions, and other non-operating items. Total other expenses for continuing operations were approximately $455,000 for the six months ended June 30, 2014.

The Company evaluates financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants the Company has issued have a “down round provision” as a result the warrants are classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. During the first half of 2014, the Company recognized a loss on the fair market value of warrant liabilities in the amount of approximately $278,000.

During the six months ended June 30, 2014 the Company recorded amortization on debt discount of $213,556, and amortization of deferred financing costs of $21,525 in connection with debt obligations, including debt acquired in the merger and the senior convertible debt agreement.

The Company recognized a gain of $112,000 on extinguishment of debt in the six month period ended June 30, 2014, resulting from changes to certain of the terms of certain of the Cobrador notes.  Certain of the terms of certain of the Cobrador notes were modified.  The notes issued on June 18, 2013, August 21, 2013 and October 17, 2013 each of which had a conversion price of $0.20 per share and were convertible into 750,000 shares of common stock were amended and reissued as notes convertible into 3,000,000 shares of the Company's common stock at a conversion price of $0.05 per share, subject to an adjustment with a minimum adjusted conversion price of $0.03 per share. In connection with the reissued notes, the Company amended the warrants that had been granted in connection with the originally issued note agreements dated June 18, 2013, August 21, 2013 and October 17, 2013. Series A warrants totaling 1.125 million with an exercise price of $0.20 per share and Series B warrants totaling 1.125 million with an exercise price of $0.24 per shares were amended and reissued.  The 4.5 million reissued Series A warrants have and exercise price of $0.05 per share and the 4.5 million reissued Series B warrants have an exercise price of $0.06 per share. For all 2013 and 2014 Cobrador notes the Series A warrants were amended to increase the term from 15 months to 24 months.  The Series B term remained at 5 years. The amendment and reissuance of the three notes and warrants has been accounted for as an extinguishment of the original notes and warrants and the reissuance of the replacement notes and warrants.

Interest expense for the six months ended June 30, 2014 was approximately $54,000 compared to approximately $20,000 in the six months ended June 30, 2013.  The increase in interest expense in 2014 is associated with the borrowings under the senior convertible debt, convertible debt acquired from U-Vend Canada, new promissory agreements entered into in 2014 and interest in connection with lease obligations.

Discontinued Operations
In 2013 the Company realized net income of $19,174 from the LegalStore.com operations that were sold in the first quarter of 2013. The total purchase price of $210,241 was offset by the net assets and liabilities transferred of $206,402 generating a $3,839 gain on the sale of LegalStore.com.

Net Loss
As a result of the foregoing, our net loss for the six months ended June 30, 2014 increased by approximately $989,000 to approximately $1,165,000 compared to a net loss of approximately $176,000 incurred the six month period ended June 30, 2013.

Results of Operations for the three months ended June 30, 2014 and June 30, 2013

Revenue
The Company earned approximately $62,000 in revenue for the three months ended June 30, 2014 and had no revenue from continuing operations in the comparable period in 2013. With the merger with U-Vend Canada on January 7, 2014, the Company acquired 33 electronic kiosks generating sales for products supplied by our co-branding partners and now operates 78 electronic kiosks and 2 Grab N Go freezers in the greater Chicago, IL area.

Cost of revenue and Gross Profit
During the three months ended June 30, 2014 the Company incurred direct product costs including material, freight, delivery, and depreciation of approximately $34,000.  The Company realized a gross profit of approximately $28,000 reflecting a margin of 45%. There were no sales, cost of revenue or gross profits from continuing operations in the six months ended June 30, 2013.

Operating Expenses
Total operating expenses for continuing operations were approximately $233,000 for the three months ended June 30, 2014 compared to approximately $103,000 in the prior year.

Selling expenses of approximately $104,000 include approximately $32,000 in salaries and commissions and approximately $18,000 in travel and entertainment expenses that are directly related to the development of revenue growth and host location relationships.  Selling expenses also include $22,000 in non-cash amortization expense related to the MiniMelt Operating Agreement acquired with the merger in January 2014. Commission fees and service bureau fees paid to third parties totaled $18,000 and office support costs were $14,000 in the first half of 2014.

General and administrative expenses totaled $129,000 for the three month ended June 30, 2014.  General and administrative expenses for the three month ended June 30, 2014 also include $70,000 in professional, consulting and advisory fees, $36,000 in salaries and benefits, and $23,000 of office, rent, insurance and supplies expense.

Other Expenses
Total other expenses for continuing operations were approximately $370,000 for the three months ended June 30, 2014 compared to approximately $9,600 in the six month period ended June 30, 2013. The Company evaluates financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants the Company has issued have a “down round provision” as a result the warrants are classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. During the three month period ended June 30, 2014, the Company recognized a loss on the fair market value of warrant liabilities in the amount of approximately $316,000.

During the three month period ended June 30, 2014 the Company recorded amortization on debt discount of approximately $118,000 and amortization of deferred financing costs of approximately $13,000 in connection with debt obligations, including debt acquired in the merger and the senior convertible debt agreement.

Interest expense for the three months ended June 30, 2014 was approximately $34,000 compared to approximately $10,000 in comparable period in 2013.  The increase in interest expense in 2014 is associated with the borrowings under the senior convertible debt, convertible debt acquired from U-Vend Canada, new promissory agreements entered into in 2014 and interest in connection with lease obligations.

Net Loss
As a result of the foregoing, our net loss for the three months ended June 30, 2014 increased by approximately $462,000 to $575,000 compared to a net loss of approximately $113,000 incurred the three month period ended June 30, 2013.

Liquidity and Capital Resources
At June 30, 2014, we had a working capital deficiency of approximately $998,000 compared to working capital deficiency of approximately $131,000 at December 31, 2013. The increase in the working capital deficiency is due to borrowings under the SPA of senior convertible notes, recorded net of unamortized discounts of $247,000, debt acquired in the merger with U-Vend Canada, and lease obligations entered into for revenue producing equipment. During the six months ended June 30, 2014, our operating activities from continuing operations used cash of approximately $216,000 compared to approximately $88,000 used during the six month period ended June 30, 2013.

During the six month period ended June 30, 2014, our operating losses from continuing operations, after adjusting for non-cash items, utilized approximately $414,000 of cash, and working capital items provided approximately $198,000 of cash. The principal component of these working capital changes was an increase in our accounts payable and accrued expenses. During the six month period ended June 30, 2013, our operating losses from continuing operations, after adjusting for non-cash items, utilized approximately $187,000 of cash, and working capital items provided approximately $91,000 of cash. The Company estimates that cash needs to support general and administrative efforts is approximately $50,000 per month.

During the six months ended June 30, 2014, we received $143,900 in proceeds from senior convertible notes net of financing costs, $10,000 from a promissory note used to satisfy operating costs and $50,000 in proceeds from a convertible note payable from a director. The Company also received $23,660 in cash proceeds resulting from the exercise of common stock warrants during the six months ended June 30, 2014.

To allow us to continue the development of its business plans and satisfy its obligations on a timely basis, we will need to raise additional financing to fund our operations.  Should additional financing not be available, we will have to negotiate with our lenders to extend the repayment dates of its indebtedness. There can be no assurance, however, that we will be able to successfully restructure our debt obligations in the event we fail to obtain additional financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Inflation
Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the last three years as we are generally able to pass the increase in our material and labor costs to our customers, or absorb them as we improve the efficiency of our operations.

Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes.  The consolidated financial statements for the fiscal year ended December 31, 2013, describe the significant accounting policies and methods used in the preparation of the consolidated financial statements.  Actual results could differ from those estimates and be based on events different from those assumptions.  Future events and their effects cannot be predicted with certainty; estimating therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.  The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements:

Business Combinations
Business combinations are recorded in accordance with FASB ASC 805 “Business Combinations.” Under the guidance, consideration transferred, including contingent consideration, and the assets and liabilities of the acquired business are recorded at their fair values on the date of acquisition. The excess of the purchase price over the estimated fair values is recorded as goodwill. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed then a gain on acquisition is recorded. FASB ASC 805 requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. In accordance with FASB ASC 805, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, U.S. GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities. Under the guidance, all acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset. The application of business combination accounting requires the use of significant estimates and assumptions.

Fair Value of Financial Instruments
Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, derivative warrant liabilities, promissory notes payable, capital lease obligation, contingent consideration liability, revolving note from related party, convertible notes payables, and senior convertible notes payable. Fair values were assumed to approximate carrying values for these financial instruments, except for derivative warrant liabilities, contingent consideration liability, convertible notes payable and senior convertible notes payable, since they are short term in nature or they are receivable or payable on demand. The senior convertible notes payable are recorded at face amount, net of any unamortized discounts. The convertible notes payable are measured at fair value each reporting period. The fair value was estimated using the trading price on June 30, 2014, since the underlying shares the debt could be converted into are trading in an active, observable market, and are considered similar to the debt itself, the fair value measurement qualifies as a Level 2 input. The determination of the fair value of the derivative warrant liabilities and contingent consideration liability include unobservable inputs and is therefore categorized as a Level 3 measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 “Fair Value Measurement” establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position	Director/Officer Since

Raymond Meyers	57	Chief Executive Officer, President,	April 2008
		Treasurer, and Director

Paul Neelin	54	Chief Operations Officer, Secretary and Director	January 2014

Kathleen Browne	59	Chief Financial Officer	June 2014

Alexander A. Orlando	51	Director	April 2008

Patrick White	61	Director	October 2009

Philip Jones	45	Director	October 2009

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

Raymond Meyers founded IMS in March 2007 and has been Chief Executive Officer and President since the Company’s inception.  Mr. Meyers founded and operated several technology-based companies, with the most recent one being eBoz, Inc., an Internet marketing tools company, which he operated from November 2001 to April 2005 and sold to Web.com (NasdaqGM: WWWW), formerly Website Pros, Inc.,  in April 2005.  From April 2005 to December 2006 he was an employee of Web.com holding the position of General Manager, eBoz Division.  He was previously (from December 1996 to December 1999) CEO and President of ProtoSource Corporation, a NASDAQ listed company.  He is a graduate of Rutgers University with continuing education at UCLA. We believe that as a result of his service as our Founder, President and Chief Executive Officer since inception, which adds historical knowledge, operational expertise and continuity to our board of directors, and his extensive corporate management experience, including serving as the chief executive officer of a publicly-held company, he  provides the board with a deep understanding of all aspects of our business, both strategically and operationally, and therefore should serve on our board.

Paul Neelin founded U-Vend Canada Inc. in 2009 and was subsequently acquired by Internet Media Services, Inc. in January 2014.  Mr. Neelin currently serves as the Company’s Chief Operations Officer and is responsible for approving new product development, assisting in strategic acquisitions, managing brand partner relationships, and overseeing national and international growth.  He offers a unique blend of executive acumen with over 30 years of entrepreneurial experience with several successful ventures. These include food and beverage design businesses and operations as both a franchisee and franchisor.  He was the Founder of a design and manufacturing company that designed and developed a series of mobile trailers taking brands to non-traditional venues.  Mr. Neelin successfully developed mobile trailers for McDonald's worldwide (Japan, Amsterdam, three Walt Disney Parks). Mobile trailers and carts were also designed for Coca-Cola, Kodak, Mr. Sub, Hagen Daz, and Labatt's breweries.  He was instrumental in laying the groundwork for the establishment of U-Vend. Having a strategic vision of modernizing vending, Mr. Neelin worked with several kiosk manufacturing companies testing various makes and models of kiosks before deciding and insisting on North American made equipment only. This standard is currently being used and will continue to be one of U-Vend’s core values moving forward. We believe that as a result of his service as the Founder of U-Vend Canada Inc., Mr. Neelin possesses invaluable historical knowledge and operational expertise, and therefore should serve on our board.

Kathleen Browne joined U-Vend, Inc. as Chief Financial Officer on June 1, 2014. Ms. Browne is a senior financial executive with thirteen years of “Big Four” public accounting experience and over twenty years in executive/officer level finance positions.  Prior to joining U-Vend, Inc., Kathleen was owner of Browne Consulting, a financial and accounting advisory firm she founded in 2007.  From 2004 through 2007, Ms. Browne was Chief Financial Officer of NaturalNano, Inc., a publicly traded company based in Rochester, N.Y.  From 2001-2004 she was Corporate Controller and Chief Accountant for Paychex, Inc., a NASDAQ-listed payroll processing services company whose revenue exceeded $2.3 billion in 2013.   From 1996-2000, Kathleen was Vice President Finance, Controller and Chief Accounting Officer for W.R. Grace & Co., a global leader in the production and sale of specialty chemicals and materials.  From 1992-1996, she was Vice President/Director of Finance for Bausch & Lomb, one of the world’s largest suppliers of eye health products, which was listed on the NYSE until it was acquired by the private equity firm Warburg Pincus PLC in 2007.  Ms. Browne attended St. John Fisher in Pittsford, NY and graduated with a BS Accounting in 1977.

Alexander Orlando holds the positions of Chief Financial Officer and Treasurer for Eagle International Institute, Inc. from March, 2008 to Present.  He was Vice President for eBoz, Inc., an Internet marketing tools company, from January 2000 to December 2007, Senior Executive for ITT Industries-Goulds Pumps from August 1998 to December 1999, General Manager and Controller for Foley-PLP from Jan 1995 to Aug 1998,   Managing Partner of Wagner's Tax and Consulting Services and owner of several Subway Sandwich Franchises and Real Estate Investments from 1995 to Present.  He is a graduate of Ithaca College with a BS in Finance and Accounting, with continuing education at Geneseo State College.  We believe Mr. Orlando should serve on our board of directors based on the perspective he brings to our board of directors from his exposure to the internal and external financial requirements and controls of both large and smaller technology companies, and the unique perspective he brings to the our board of directors from his entrepreneurial experiences.

Patrick White was Chief Executive Officer and a Director of Document Security Systems, Inc. (“DSS”) from August 2002 to December 2012.  In addition, Mr. White was President of DSS from August 2002 until June 2006 and was Chairman of the Board of Directors of DSS from August 2002 until January 2008.  DSS is an NYSE AMEX listed company. Mr. White received his Bachelors of Science (Accounting) and Masters of Business Administration degrees from Rochester Institute of Technology.  We believe Mr. White is qualified to serve on our board of directors based on his extensive corporate management experience, including serving as the chief executive officer of a publicly-held company (DSS), and his experience with the organizational challenges involved with becoming and operating as a publicly-held company.

Philip Jones is a CPA and holds an MBA from Rochester Institute of Technology.  He has 13 years experience in both the public and private accounting and finance sectors, including positions at Arthur Anderson  from 1996 to 1998 and PricewaterhouseCoopers from  2003 to  2004 , American Fiber Systems (Controller) from  2000 to  2003, and 2004 to 2005 , and Zapata (NYSE:ZAP)(Accounting Manager and Director of Finance) from  1998  to  2000 . Mr. Jones joined Document Security Systems, Inc. ("DSS") in 2005 as its Corporate Controller and has been its Chief Financial Officer since 2009.  DSS is an NYSE AMEX listed company.  We believe Mr. Jones should serve as a member of our board of directors based on his experience in the public and private accounting and finance sectors, and being Chief Financial Officer at a publicly traded company (DSS), which provides our board of directors with insights into the areas of corporate finance, cash management, and SEC reporting requirements.

There are no family relationships among our directors and executive officers.

Term of Office

Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.  Annual meetings of the shareholders, for the selection of directors to succeed those whose terms expire, are held at such time each year as designated by the Board of Directors.  Officers of the Company are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of shareholders.  Each officer holds office until his successor is elected and qualified or until his earlier resignation or removal.

Committees of the Board of Directors

We do not have any committees of the Board of Directors.  We consider a majority of our Board members (consisting of Messrs. Jones, Orlando, and White) to be independent directors under NYSE AMEX rules.

Corporate Governance

We do not have an audit committee, compensation committee or nominating committee. As we grow and evolve as a SEC registrant, our corporate governance structure is expected to be enhanced.

Director Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings. In order to attract and retain qualified persons to our Board, in July 2011, we granted our non-employee directors stock options through our Equity Incentive Plan. Each non-employee director received 2500 stock options at a strike price of $60.00, vesting equally over a three year period, and with an expiration date of ten years from date of grant.

EXECUTIVE COMPENSATION

As of December 31, 2013 there was no employment agreement with our executive officer, Mr. Meyers.  On January 7, 2014, the Company entered into employment agreements (“Employment Agreements”) with our two executive officers, Mr. Raymond Meyers and Mr. Paul Neelin.  Both employment agreements and are for a period of three years and may be extended by mutual consent.

Mr. Meyers, in his capacity as Chief Executive Officer, is entitled to a monthly salary of not less than $5,000.  In addition, he is entitled to receive a commission on gross sales based on the Company achieving certain gross sales levels.  The commission payout is paid monthly and is calculated on the basis of US GAAP.  In any one calendar year, total sales commission paid to Mr. Meyers will be limited to $300,000.  The Employment Agreement may be terminated prior to such date, however, upon Mr. Meyers’s death, disability, by the Company for Cause (as defined in the Employment Agreement), by Mr. Meyers for Good Reason (as defined in the Employment Agreement) and voluntary termination by Mr. Meyers other than for Good Reason upon 30 days’ notice.  Upon termination by the Company for any reason other than Cause or by Mr. Meyers for Good Reason, Mr. Meyers will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for the remainder of the then-current term.  Upon termination by reason of Mr. Meyers’s death or disability, he will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for 1 year beginning 30 days after the date of termination.  Upon termination by the Company for Cause or voluntarily by Mr. Meyers for other than Good Reason, he will receive only accrued but unpaid salary through the date of termination.

Mr. Neelin, in his capacity of Chief Operations Officer, is entitled to a monthly salary of not less than $10,000 and an annual bonus based upon performance goals established and approved by the Board of Directors.  The Employment Agreement may be terminated prior to such date, however, upon Mr. Neelin’s death, disability, by the Company for Cause (as defined in the Employment Agreement), by Mr. Neelin for Good Reason (as defined in the Employment Agreement) and voluntary termination by Mr. Neelin other than for Good Reason upon 30 days’ notice.  Upon termination by the Company for any reason other than Cause or by Mr. Neelin for Good Reason, Mr. Neelin will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for the remainder of the then-current term.  Upon termination by reason of Mr. Neelin’s death or disability, he will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for 1 year beginning 30 days after the date of termination.  Upon termination by the Company for Cause or voluntarily by Mr. Neelin for other than Good Reason, he will receive only accrued but unpaid salary through the date of termination.

Ms. Browne, in her capacity of Chief Financial Officer, is entitled to a monthly salary of not less than $7,500 and an annual bonus based upon performance goals established and approved by the Board of Directors.  The Employment Agreement may be terminated prior to such date, however, upon Ms. Browne’s death, disability, by the Company for Cause (as defined in the Employment Agreement), by Ms. Browne for Good Reason (as defined in the Employment Agreement) and voluntary termination by Ms. Browne other than for Good Reason upon 30 days’ notice.  Upon termination by the Company for any reason other than Cause or by Ms. Browne for Good Reason, Ms. Browne will receive any accrued but unpaid salary through the date of termination and an amount equal to her salary at the time of termination payable for the remainder of the then-current term.  Upon termination by reason of Ms. Browne’s death or disability, she will receive any accrued but unpaid salary through the date of termination and an amount equal to her salary at the time of termination payable for 6 months beginning 30 days after the date of termination.  Upon termination by the Company for Cause or voluntarily by Ms. Browne for other than Good Reason, she will receive only accrued but unpaid salary through the date of termination.

We do not have key person life insurance on the lives of any of our executive officers.

The following table discloses compensation received by our Chief Executive Officer and then acting Chief Financial Officer, and our former Executive Vice-President, also referred to herein as our “named executive officers,” for the fiscal years ended December 31, 2013 and 2012.  Mr. Meyers earned a salary of $180,000 per annum for the calendar year 2013 of which $37,392 was paid during the year and $142,608 was earned but unpaid at December 31, 2013. No compensation was paid to or deferred for Mr. Meyers in the year ended 2012.  No compensation was paid or deferred for Mr. Buechler, the Company’s former Executive Vice President, in the years ended 2013 or 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total

Raymond J Meyers,	2013	$180,000	$-	$-	$-	$-	$180,000
Chief Executive Officer, then acting Chief Financial Officer	2012	$-	$-	$-	$-	$-	$-

Michael Buechler,	2013	$-	$-	$-	$-	$-	$-
Former Executive Vice President	2012	$-	$-	$-	$-	$-	$-

Outstanding Equity Awards at September 1, 2014

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	(Exercisable)	(Un-exercisable)

Raymond Meyers	2,500	-	$60.00	7/21/2016
Kathleen Browne	350,000	100,000	$0.30	9/10/2019

Director Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.  In order to attract and retain qualified persons to our Board, in July 2011, we granted our non-employee directors stock options through our Equity Incentive Plan.  Each non-employee director received 2,500 stock options at a strike price of $60.00, vesting equally over a three year period, and with an expiration date of ten years from date of grant. Directors were not compensated during the year ended December 31, 2013 or 2012.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, shareholders holding a majority of shares of the Company approved, by written consent, the Plan. The Plan provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors.  Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. Upon stockholder approval of the Plan, a total of 5,000,000 shares of common stock or appreciation rights may be issued under the Plan.  The Plan will be administered by our full Board of Directors.  Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.  The Company has 350,650 options outstanding under the Plan to employees, directors and outside consultants.

Limitation on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that liability of directors to us for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Delaware law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Certificate of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

PRINCIPAL STOCKHOLDERS

As of September 1, 2014, there are 9,371,082 shares of common stock outstanding.  This number and the table below do not include the shares that are contingently issuable to U-Vend shareholders subject to certain earn-out provisions. The following table sets forth certain information regarding the beneficial ownership of the outstanding common shares as of September 10, 2014 by (i) each person who owns beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. The shares listed include as to each person any shares that such person has the right to acquire within 60 days from the date hereof.  This table excludes people that have the right to common shares in excess of 5% but are limited to owning more than 4.99% of our outstanding common shares at any time.  Except as otherwise indicated, each such person has sole investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us at 1507 7th Street, #425, Santa Monica, CA 90401.

SECURITY OWNERSHIP OF MANAGEMENT

Name of Beneficial Owner	Common Shares Beneficially Owned	Percentage Beneficially Owned
Executive officers and directors
Raymond J. Meyers (1)	2,021,409	21.6%
Paul Neelin (2)	259,162	2.8%
Patrick White (3)	941,652	9.7%
Philip Jones (1)	2,552	*
Alexander A. Orlando (1)	2,506	*
Kathleen Browne (8)	250,000	2.6%
All executive officers and directors
as a group (six persons)	3,477,280	35.0%

Greater than 5% stockholders

Bohlen Enterprises LLC (4)	525,564	5.6%
2800 Middle Country Road
Lake Grove, NY 11755

Kevin and Barb Brady (5)	842,375	8.2%
4214 Kane Crescent
Burlington, Ontario, Canada L7M-5C1

QSR Group, Inc. (6)	800,000	8.5%
312 Grays Road, PO Box 56013, Fiesta RPO2
Stoney Creek, Ontario, Canada L8G-5C9

Dave Young (2) (7)	480,000	5.1%
312 Grays Road, PO Box 56013, Fiesta RPO2
Stoney Creek, Ontario, Canada L8G-5C9

*Less than 1%

(1)	Includes 2,500 shares issuable upon exercise of options.
(2)
Does not include Mr. Neelin’s percentage of any shares issuable under certain earn-out provisions of the Agreement.  This amount also does not include any shares that would be transferred to Mr. Neelin in the event of forfeiture by Dave Young.  Mr. Young has 480,000 issued and outstanding shares that are subject to a three year vesting schedule through 2017.  Any shares not vested are transferable to Mr. Neelin.

(3)	Includes 2,500 shares issuable upon exercise of options and 312,500 issuable upon exercise of warrants.
(4)	Includes 12,500 shares issuable upon exercise of warrants. Mr. Stephen Bohlen makes the investment decisions on behalf of Bohlen Enterprises LLC.
(5)	Includes 416,667 shares issuable upon exercise of warrants and 425,708 shares issuable upon conversion of debt.
(6)	Mr. Greg Hogarth makes the investment decision on behalf of QSR Group, Inc.
(7)	Includes 480,000 shares issued and outstanding that are subject to a three year vesting schedule. Any shares that are not vested are transferable to Mr. Paul Neelin.
(8)	Total options granted of 350,000 shares: 250,000 of which were vested as of September 10, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Revolving Credit Agreement
The Company has a revolving credit agreement with Mr. Raymond Meyers, a shareholder and chief executive officer of the Company. This credit agreement allows borrowings at the discretion of Mr. Meyers and extends through September 30, 2014. The outstanding balance on the credit agreement bears interest at an annual rate of 6% above one year LIBOR and is secured by all of the assets of the Company. In the event of default and upon the expiration of any applicable cure period, Mr. Meyers, in his sole discretion may request repayment in the form of newly issued common stock of the Company. As of June 30, 2014 the revolving credit line had no outstanding balance ($0 - December 31, 2013).   All future borrowings will be at the discretion of Mr. Meyers.

Accrued Salary – Officers
During 2014, the Company recorded salary expense for officers as defined in the underlying employment agreements and as approved by the Company’s board of directors.   As of June 30, 2014, $209,311 of earned salary was unpaid to officers of the Company.

Promissory Note with Chief Operating Officer
During the first quarter of 2014, the Company issued a promissory note to a former shareholder of U-Vend Canada who is now the Company’s Chief Operating Officer.  The original amount of the note was $47,295 and has a term of 5 years and accrues interest at 20% per annum. The total debt outstanding on these promissory notes at June 30, 2014 was $45,258.

Review, Approval and Ratification of Related Party Transactions
Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001.  As of September 1, 2014, the Company had 9,371,082 shares of common stock and no shares of Preferred Stock are outstanding.

Common Stock

The shares of common stock presently outstanding are fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series. While our Certificate of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

The Company has the following convertible notes outstanding:

	Face amount of notes	Interest rate	Maturity Dates	Debt Conversion price	Warrant coverage and terms
Cobrador Senior Secured Convertible Notes	$370,000	7%	December 2014 – June 2015	$0.05	11.1 million Series A with 2 year term and $0.05 exercise price and 11.1 million Series B with 5 year term and $0.06 exercise price
Convertible Promissory Note	$100,000	18%	September 2014	80% VWAP at conversion	416,667 warrants expiring September 2015 with an exercise price of $0.24
Convertible Promissory Note	$25,000	18%	Currently due and in discussion for revised due date	80% VWAP at conversion	104,167 warrants expiring July 2015 with an exercise price of $0.24
Subordinated Convertible Promissory Note	$50,000	10%	August 2015	$0.30	83,334 warrants with a 5 year term and $0.35 exercise price
Subordinated Convertible Promissory Note	$75,000	10%	August 2015	$0.30	125,000 warrants with a 5 year term and $0.35 exercise price

The Company had 27,962,935 warrant securities outstanding as summarized below.

	Warrants	Exercise Price	Expiration
Warrants acquired in U-Vend merger 1/7/14	1,350,669	$0.24	September 2015 – December 2016
2011 Common share private placement warrants	12,500	$60.00	March 2018
2012 Private placements warrants	750	$30.00	March - April 2015
2013 Series A warrants Senior Convertible Notes	6,000,000	$0.05	June - December 2015
2013 Series B warrants Senior Convertible Notes	6,000,000	$0.06	June - December 2018
2013 Lease obligation warrants	986,250	$0.20	November 2016
2014 Warrants for services	834,000	$0.05	July 2015
2014 Warrants for services	1,024,000	$0.06	January 2019
2014 Warrants for services	35,000	$0.24	January 2016
2014 Warrants for services	18,480	$0.01	January 2016
2014 Series A warrants Senior Convertible Notes	5,100,000	$0.05	January 2016- June 2016
2014 Series B warrants Senior Convertible Notes	5,100,000	$0.06	January 2019- June 2019
2014 Lease obligation warrants	246,563	$0.20	March 2017
2014 Lease obligation warrants	483,889	$0.18	May 2017
2014 Issued with Promissory Note	41,667	$0.24	May 2016
2014 Subordinated Convertible Notes	208,334	$0.35	July-August 2019
2014 Issued in exchange for debt converted	312,500	$0.24	July 2017
2014 Issued with Note Payable - Director	208,333	$0.24	February 2017

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209, and their telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by the Law Office of Gary A. Agron, 5445 DTC Pkwy, Greenwood Village, Colorado 80111, and their telephone number is (303) 770-7254.

EXPERTS

The audited financial statements included in this prospectus have so been included in reliance upon the reports of Freed Maxick CPAs, P.C, upon the authority of said firm as experts in accounting and auditing in giving said report.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that files electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Articles of Incorporation and Bylaws, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Internet Media Services, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Internet Media Services, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Media Services, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Internet Media Services, Inc. and Subsidiaries will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, Internet Media Services, Inc. and Subsidiaries has suffered recurring losses from operations since inception and, as of December 31, 2013, has negative working capital and a stockholders’ deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York
April 15, 2014

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	As of

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash	$14,620	$1,262
Prepaid expenses and other assets	4,114	10,169
Receivable from U-Vend, Canada, Inc.	162,536	-
Current assets of discontinued operations	-	116,460
Total current assets	181,270	127,891

Deferred financing costs, net	16,333	-

Non-current assets of discontinued operations	-	99,092

Total assets	$197,603	$226,983

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$35,192	$39,026
Accrued expenses	28,032	61,340
Accrued salary - officer	142,608	-
Note payable - director	50,000	-
Senior convertible notes, net of discount of $143,751	56,249	-
Convertible notes payable	-	280,034
Revolving note from related party	-	281,228
Current liabilities of discontinued operations	-	156,912
Total current liabilities	312,081	818,540

Warrant liabilities	214,609	-

Commitments and contingencies (Note 9)	-	-

Stockholders' deficiency:
Common stock, $.001 par value, 600,000,000 shares
authorized, 489,255,193 shares issued and outstanding (24,637,893 - 2012)	489,255	24,638
Additional paid-in capital	955,920	770,786
Accumulated deficit	(1,774,262)	(1,386,981)
Total stockholders' deficiency	(329,087)	(591,557)

Total liabilities and stockholders' deficiency	$197,603	$226,983

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended

	December 31, 2013	December 31, 2012

Revenue	$-	$-

Operating expenses:
Salaries and benefits	220,421	73,716
Professional fees	65,780	47,219
Other	53,684	121,571
	339,885	242,506

Operating loss	(339,885)	(242,506)

Other income (expenses):
Loss from change in fair value of notes payable	-	(105,009)
Amortization of debt discount and deferred financing costs	(63,417)	-
Interest expense	(35,882)	(37,440)
Gain on extinguishment of debt	31,090	-
	(68,209)	(142,449)

Loss before income taxes	(408,094)	(384,955)

Income tax provision	(2,200)	(4,185)

Loss from continuing operations	(410,294)	(389,140)

Discontinued operations:
Gain from disposal of discontinued operations	3,839	-
Net income (loss) from discontinued operations	19,174	(2,858)
Write-down of assets associated with a discounted component, net of income tax effect	-	(35,000)
	23,013	(37,858)

Net loss	$(387,281)	$(426,998)

Net loss from continuing operations per share- basic and diluted	$(0.01)	$(0.02)

Net income (loss) from discontinued operations per share- basic and diluted	0.00	(0.00)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average common shares
outstanding - basic and diluted	71,373,884	24,313,958

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

			Additional		Total
	Shares	Common	Paid-in	Accumulated	Stockholders’
	Outstanding	Stock	Capital	Deficit	Deficiency

Balance at December 31, 2011	23,821,000	$23,821	$685,317	$(959,983)	$(250,845)

Issuance of common stock and warrants for cash	200,000	200	10,300	-	10,500
Stock-based compensation expense	-	-	24,796	-	24,796
Shares issued upon conversion of convertible notes and accrued interest	616,893	617	50,373	-	50,990
Net loss	-	-	-	(426,998)	(426,998)
Balance at December 31, 2012	24,637,893	24,638	770,786	(1,386,981)	(591,557)

Stock-based compensation expense	-	-	23,496	-	23,496
Shares issued upon conversion of convertible notes and accrued interest	464,617,300	464,617	130,533	-	595,150
Beneficial conversion feature on senior convertible notes	-	-	31,105	-	31,105
Net loss	-	-	-	(387,281)	(387,281)
Balance at December 31, 2013	489,255,193	$489,255	$955,920	$(1,774,262)	$(329,087)

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended

	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net loss	$(387,281)	$(426,998)
(Income) loss from discontinued operations	(23,013)	37,858
Adjustments to reconcile net loss to netcash used by operating activities:
Stock based compensation	23,496	24,796
Amortization of debt discount and deferred financing costs	63,417	-
Gain on extinguishment of debt	(31,090)	-
Change in provisions for deferred tax liability	-	541
Impairment of property and equipment	-	38,200
Loss from change in fair value of notes payable	-	105,009
(Increase) decrease in assets:
Prepaid expenses and other assets	6,055	(222)
Increase in liabilities:
Accounts payable and accrued expenses	48,851	53,410
Accrued salary - officer	142,608	-
Net cash used by continuing operations	(156,957)	(167,406)
Net cash provided by discontinued operations	7,653	90,621
Net cash used by operating activities	(149,304)	(76,785)

Cash flows from investing activities:
Advances to U-Vend Canada, Inc.	(116,822)	-
Net proceeds from sale of LegalStore.com	74,000	-
Net cash used by investing activities	(42,822)	-

Cash flows from financing activities:
Proceeds from sale of common stock	-	10,500
Proceeds from senior convertible notes, net of financing costs	176,500	-
Proceeds from notes payable - director	50,000	-
Net (repayments) borrowings on revolving note from related party	(21,016)	66,739
Net cash provided by financing activities	205,484	77,239

Net increase in cash	13,358	454

Cash - beginning of year	1,262	808

Cash - end of year	$14,620	$1,262

Cash paid for :
Income taxes	$2,200	$3,400
Interest	$1,711	$-

Non-cash financing activities:
Note payable and accrued interest converted to shares of common stock	$599,051	$50,990
Debt discount related to warrant liability and beneficial conversion feature	$200,000	$-
Derivative warrant liability issued for equipment leasing	$45,714	$-

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOILDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business – On January 7, 2014, Internet Media Services, Inc. (“Company”) entered into an Exchange of Securities Agreement (“Agreement”) by and between ourselves, U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC (collectively, U-Vend), is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.  As of December 31, 2013, U-Vend owned and operated 33 kiosks in the greater Chicago, IL area and markets products supplied by its co-branding partners. U-Vend expects to place 15 additional kiosks into service early in the second quarter of 2014.  Pursuant to the Agreement, we have acquired all of the outstanding shares of U-Vend in exchange for 466,666,667 shares of our common stock.  U-Vend Canada, Inc. will also have the ability to earn up to an additional 603,046,666 shares of our common stock subject to certain earn-out provisions more fully described in the Agreement.  The Agreement was approved by a written consent by the majority of the Company's stockholders and by the Company’s Board of Directors. (See Note 10 Subsequent Events)

On October 8, 2009, the Company completed an acquisition in the legal vertical market through the purchase of the assets and assumption of certain liabilities of LegalStore.com.  LegalStore.com is an Internet based company that primarily sells legal supplies and legal forms.  Despite sustained efforts from 2009 through 2012 to bring to market our customer relationship solutions product offerings, the Company was unable to secure the needed funding.  As a result, in early 2013 the Company elected to change the strategic direction of the Company. On March 13, 2013, the Company entered into a stock sale agreement with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP agreed to pay to the Company total consideration of $210,000 including assumption of operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. The fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was estimated as on December 31, 2012 in the amount of $35,000, net of income tax effect and a gain of $3,839 was recorded during the year ended December 31, 2013 (See Note 2 Discontinued Operations).

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 205-20 “Discontinued Operations-Other Presentation Matters” results of LegalStore.com operations are presented as discontinued operations on the consolidated balance sheets, statements of operations and statements of cash flows.

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of approximately $387,000 during the year ended December 31, 2013, has incurred accumulated losses totaling approximately $1,774,000, has a stockholders’ deficiency of approximately $329,000 and has a working capital deficit of approximately $131,000 at December 31, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company needs to raise additional financing to fund the Company’s operations for fiscal year 2014, to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance, however, that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

As discussed above, on January 7, 2014, Internet Media Services, Inc. entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and the shareholders of U-Vend. The Company believes the merger with U-Vend will provide it with business operations and also necessary working capital.  The Company is in discussion for raising additional capital to execute on its current business plans.  There is no assurance that future financing arrangements will be successful or that the operating results of U-Vend will yield sufficient cash flow to execute the Company’s business plans or satisfy its obligations.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation - The consolidated financial statements include the accounts of Internet Media Services, Inc. and the discontinued operations of its wholly-owned subsidiary (LegalStore.com, Inc.). All intercompany balances and transactions have been eliminated in consolidation. (See Note 10 Subsequent Events)

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Income Taxes - The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at December 31, 2013 or 2012. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2013 and 2012, the Company recognized no interest and penalties.

Common Shares Issued - As of December 31, 2013 there were not adequate authorized shares to satisfy the current obligations upon conversion or exercise issued by the Company. Common shares issued are recorded based on the value of the shares issued or consideration received, including cash, services rendered or other non-monetary assets, whichever is more readily determinable.

Preferred Stock Authorized - The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of December 31, 2013 and 2012, there are 10,000,000 shares of preferred stock authorized, and no shares issued or outstanding.

Fair Value of Financial Instruments- Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, derivative warrant liabilities, revolving note from related party, convertible notes payables, and senior convertible notes payable. Fair values were assumed to approximate carrying values for these financial instruments, except for derivative warrant liabilities, convertible notes payable and senior convertible notes payable, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the revolving note from related party approximates the carrying value of the obligations based on these instruments bearing interest at variable rates consistent with the current rates available to the Company. The senior convertible notes payable are recorded at face amount, net of any unamortized discounts, and have an estimated fair value of approximately $210,000 based on the underlying shares the notes can be converted into. The fair value was estimated using the trading price on December 31, 2013, since the underlying shares are trading in an active, observable market, the fair value measurement qualifies as a Level 1 input. The convertible notes payable are measured at fair value each reporting period, as further discussed in Note 4. The determination of the fair value of the derivative warrant liabilities includes unobservable inputs and is therefore categorized as a Level 3 measurement, as further discussed in Note 6.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 “Fair Value Measurement” establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of December 31, 2013, there were not adequate authorized shares to satisfy the current obligations upon conversion or exercise issued by the Company. As of December 31, 2013, there were 1,604,270,805 (36,704,425 - 2012)  shares potentially issuable under convertible debt agreements, options, and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses during the year.

Subsequent to December 31, 2013, the Company issued approximately 819,000,000 shares related to its acquisition of U-Vend, including advisor fee shares, approximately 603,000,000 contingently issuable shares in conjunction with the U-Vend acquisition, and instruments convertible into approximately 3,300,000,000 shares (see Notes 3, 9, 10). Of the convertible instruments issued subsequent to year end, 43,000,000 were converted to common shares.

Derivative Financial Instruments - The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants the Company has issued have a “down round provision” and further, the Company does not have adequate shares authorized to accommodate the exercise of all outstanding equity instruments. As a result, the warrants are classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations.

Share-Based Compensation Expense - The Company accounts for stock-based compensation under the provisions of FASB ASC 718 “Stock Compensation.” This statement requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Reclassifications - Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to current period presentation. These classifications had no effect on the results of operations or cash flows for the periods presented.

NOTE 2. DISCONTINUED OPERATIONS

On March 13, 2013, the Company entered into a stock sale agreement (“Agreement”) dated March 8, 2013 with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP paid the Company $95,000 at close and assumed certain operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. At December 31, 2012, the fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded on December 31, 2012 in the amount of $35,000, net of income tax effect. The Company used the proceeds for payment of its payables and for working capital purposes.

As a result of the board of directors committing to a plan to sell LegalStore.com prior to December 31, 2012, the related assets and liabilities are considered to be held for sale and are presented as discontinued operations on the balance sheet as of December 31, 2012. In accordance with FASB ASC 205-20 “Discontinued Operations” the Company has presented the results of LegalStore.com operations as discontinued operations in the accompanying statements of operations and statements of cash flows for the years ended December 31, 2013 and 2012.

The following table sets forth information regarding calculation of the gain recognized from the sale of LegalStore.com:

Net cash proceeds after brokerage fee of $21,000	$74,000
LegalStore.com liabilities assumed	136,241
Total purchase price	210,241

LegalStore.com assets	206,402

Gain on sale	$3,839

The following table sets forth the carrying amounts of the major classes of assets and liabilities aggregated in discontinued operations in the consolidated balance sheet as of December 31, 2012:

Cash	$379
Account receivable, net	26,641
Inventory	89,440
Current assets of discontinued operations	$116,460

Property and equipment, net	$1,532
Other intangibles, net	97,560
Noncurrent assets of discontinued operations	$99,092

Accounts payable	$92,684
Accrued expenses	64,228
$156,912

Discontinued Operations for the years ended December 31, 2013 and 2012 were as follows:

	December 31, 2013	December 31, 2012

Revenue	$95,241	$511,283
Cost of revenue	40,535	276,617
Gross profit	54,706	234,666
Operating expenses	35,532	237,524
Net income (loss) from discontinued operations	19,174	(2,858)
Write-down of assets associated with a discontinued component, net of taxes	-	(35,000)
Gain on disposal of discontinued operations	3,839	-
	$23,013	$(37,858)

NOTE 3. SENIOR CONVERTIBLE NOTES

In August 2013, the Company entered into a Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP ("Investor") pursuant to which the Investor will provide an aggregate of $400,000 financing through senior convertible notes and warrants. The financing and the related terms are dependent on several conditions including the Company's merger with U-Vend, which was completed on January 7, 2014 (see Note 10), and the Company effecting certain changes in its capital structure.

During the third and fourth quarters of 2013, the Company issued five senior convertible notes ("Senior Convertible Notes") to the Investor in the aggregate principal amount of $200,000 along with Series A and Series B warrants ("Warrants") to the Investor to acquire shares of common stock in the Company. The SPA, Senior Convertible Notes, Warrants and other ancillary agreements with the Investor are referred to as the “Financing Agreement.” Each Senior Convertible Note under the Financing Agreement is for a term of one year and bears interest at 7% payable in cash or shares of the Company's common stock, and provides for an increase in the rate of interest if there is a default as defined in the Financing Agreement.

The Investor can convert $150,000 of outstanding principal into shares of the Company's common stock at a conversion price of $0.001 per share, and $50,000 of outstanding principal amounts into shares of the Company’s common stock at $0.00025 per share, subject to an adjustment with a minimum adjusted conversion price of $0.00015 per share. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The Investor agreed to restrict its ability to convert the Senior Convertible Note and receive shares of the Company if the number of shares of common stock beneficially held by the lender and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock. However, this limitation does not preclude the holder from converting notes payable into common stock after selling shares owned into the market. As of December 31, 2013, the Senior Convertible Notes were convertible into 350,000,000 shares of common stock, without taking into account the 4.99% limitation on ownership.

Through December 31, 2013, the Company issued the Investor an aggregate 525 million Series A warrants and 525 million Series B warrants.  The Series A warrants have exercise prices ranging from $0.001 to $0.00025 and the Series B warrants have exercise prices ranging from $0.0012 to $0.0003.  Series A warrants expire in 15 months from the date of issuance and series B warrants expire in five years from the date of issuance.

The Company allocated the $200,000 of proceeds received from the Senior Convertible Notes based on the computed fair values of the Senior Convertible Note and Warrants issued. The Company valued the Warrants at fair value of $168,895 after reflecting additional debt discount and warrant liability. Accordingly, the resulting fair value allocated to the debt component of $31,105 was used to measure the intrinsic value of the embedded conversion option of the Senior Convertible Notes, which resulted in a beneficial conversion feature of $31,105 recorded to additional paid-in capital. The value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Senior Convertible Notes. The aggregate amounts allocated to the warrants and beneficial conversion feature of $200,000 were recorded as a debt discount at the date of issuance and are being amortized to interest expense over the term of Senior Convertible Notes under the interest method of accounting. The initial carrying value was $0 after the debt discounts. As of December 31, 2013, the Senior Convertible Notes had a face value of $200,000 net of unamortized debt discounts of $143,751, resulting in a carrying amount of $56,249. During the year ended December 31, 2013, $56,249 of discount has been amortized and recorded as interest expense.

The Warrants issued have a “down round provision” and further, the Company does not have adequate shares authorized to accommodate the exercise of all outstanding equity instruments. As a result, the Warrants are classified as derivative liabilities for accounting purposes. The derivative warrant liabilities are marked to market at each balance sheet date. The fair value of these warrants was measured at $168,895 upon issuance and at December 31, 2013. The fair value of the warrants was determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Black Scholes valuations using multiple volatility assumptions. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

Financing costs of $23,500 paid or payable to third parties associated with the Senior Convertible Notes are included in deferred financing costs on the balance sheet, and are amortized to interest expense over the one year term of the respective Senior Convertible Note.

The Company and the Investor have entered into a registration rights agreement covering the registration of common stock underlying the Senior Convertible Notes the Warrants. The Company is required to file a registration statement within 120 days after completion of the acquisition of U-Vend and meet an effectiveness deadline of 165 days after the closing date of the acquisition, 195 days if the Securities and Exchange Commission provides comment. If the Company fails to comply with the terms of the registration rights agreement, the Investor would be entitled to an amount in cash equal to one percent (1%) of the Investor’s original principal amount stated in each Senior Convertible Note on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. Management believes the registration statement will be filed and effective timely, and as of December 31, 2013, the Company has not accrued any amount for potential registration rights penalties.

Subsequent to December 31, 2013, the Company borrowed an additional $125,000 at a conversion price of $0.00025 pursuant to the SPA and issued the Investor 750 million Series A warrants with an exercise price of $0.00025 per share and 750 million Series B warrants with an exercise price of $0.0003 per share under previously described terms.

NOTE 4. NOTES PAYABLE

During 2011, the Company issued three Convertible Promissory Notes (“Notes”) in the aggregate principal amount of $117,500. The Notes, which are due on various dates between May and September, 2012, bear interest at the rate of 8% per annum, with a provision for additional interest under certain circumstances, are unsecured and are convertible into shares of the Company's common stock at the election of lender at any time after 180 days from the date of the Note issuance at a conversion price equal to a 41% discount (for two Notes) or 42% discount (for one Note) to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The lender agreed to restrict its ability to convert the Note and receive shares of the Company if the number of shares of common stock beneficially held by the lender and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock. On March 2, 2012, the lender elected to partially convert one Note in the principal amount of $8,000 into shares of the Company stock and was issued 338,983 shares of common stock by the Company pursuant to the terms of the Note. The fair value of the note converted and shares issued was $16,949.

As of December 31, 2012, the outstanding principal of the three Notes amounted to $109,500 and the maximum number of common shares the note could be converted into based on 4.99% of the outstanding shares was 1,229,431 shares. As of December 31, 2012 the three convertible promissory notes had become due and payable along with any unpaid interest on various dates between May and September 2012. The aggregate outstanding principal of $109,500 plus unpaid interest had not been paid on the maturity dates. As a result, the three convertible promissory notes are considered to be in default and therefore, due and payable in an amount equal to the Default Sum as defined in the agreement. The Default Sum is equal to 150% of the sum of the unpaid principal, unpaid interest and unpaid default interest, which amounted to $193,954 in aggregate as of December 31, 2012. Further, the default interest rate for the three convertible notes during the default period was increased to 22%. On November 7, 2012, the Company received a demand notice requesting payment for the Default Sum owed together with all unpaid interest. During the year ended December 31, 2013, the lender elected to convert all Convertible Promissory Notes principal amount, plus default sum and accrued interest aggregating to $285,734 into shares of the Company’s common stock. As a result, 147,881,704 shares of common stock were issued by the Company in 2013 pursuant to the terms of the Convertible Promissory Notes.

As of December 31, 2013 all outstanding principal on the Notes had been satisfied through conversion to common stock. All outstanding accrued interest on the Notes was converted into common stock during the first quarter of 2014.

Under FASB ASC 480 “Distinguishing Liabilities from Equity,” the Company determined the Notes are liabilities reported at fair value because the Notes will be convertible into a variable number of common shares at fixed monetary amount, known at inception. The Notes are to be subsequently measured at fair value at each reporting period, with changes in fair value being recognized in earnings. The fair value of the Notes is measured by calculating possible outcomes of conversion to common shares and repayment of the Notes, then weighting the probability of each possible outcome according to management’s estimates. Management has determined that the most likely outcome will be conversion at the default sum and the fair value of the Notes is equal to the estimated fair value of equity securities the Company will issue upon conversion. The fair value measurement is classified as a Level 3 in the valuation hierarchy. The following table is a roll forward of the Notes fair value:

Fair value as of December 31, 2011	$223,224
Changes in fair value and adjustment for default provision	105,009
Adjustments for conversion	(48,199)
Fair value as of December 31, 2012	280,034
Adjustments for conversion	(280,034)
Fair value as of December 31, 2013	$-

NOTE 5. REVOLVING NOTE FROM RELATED PARTY

Revolving Credit Agreement
The Company has a revolving credit agreement with Mr. Raymond Meyers, a shareholder and chief executive officer of the Company. This credit agreement allows borrowings up to $282,000, and has been amended to extend the agreement through June 30, 2014. The outstanding balance on the credit agreement bears interest at an annual rate of 6% above one year LIBOR (6.6% as of December 31, 2013), and is secured by all of the assets of the Company.

In September 2013, Mr. Meyers requested payment of $86,591 of the outstanding revolving credit balance in newly issued common stock of the Company, which the Company’s Board of Director’s approved.  The terms of the conversion were established and approved by the Company’s Board of Directors to be the average lowest bid price of the Company’s common stock on the prior ten business days.  On September 17, 2013, the repayment amount of $86,591was converted to 36,260,596 shares.  On December 16 and December 30, 2013, Mr. Meyers converted $80,746 and $145,980, respectively of principal and accrued interest outstanding to shares of the Company’s common stock in accordance with the revolving credit agreement.  The outstanding interest and principal at these dates were converted at $0.0008 per share, which reflected the average lowest bid price of the Company’s common stock for the prior ten days as prescribed in the agreement.  As a result, an aggregate of 280,475,000 common shares were issued to Mr. Meyers in connection with these conversions.

As a result of the conversions, as of December 31, 2013 the revolving credit line had no outstanding balance ($281,228 - December 31, 2012).  Future borrowings will be at the discretion of Mr. Meyers.  For the years ended December 31, 2013 and 2012, interest expense under this note amounted to $16,926 and $17,814, respectively. As of December 31, 2013, accrued interest amounted to $2,934 ($39,112 - 2012), which is included in accrued expenses in the accompanying balance sheet. Under the terms of the agreement the Company is required to comply with various covenants. In the event of default and upon the expiration of any applicable cure period, Mr. Meyers, in his sole discretion may request repayment in the form of newly issued common stock of the Company.

Accrued Salary – Mr. Meyers
During 2013, the Company recorded salary expense for Mr. Meyers in the amount of $15,000 per month, as approved by the Company’s board of directors.  As of December 31, 2013, $142,608 of this salary was unpaid and recorded as accrued expenses on the balance sheet.  Mr. Meyers did not receive a salary in fiscal year 2012 and no amount was accrued at December 31, 2012.

Note Payable – Director
On August 29, 2013, the Company borrowed from an individual who is a director of the Company, $50,000 pursuant to a promissory note.  The promissory note matures in one year from the date of the borrowing and bears interest at 8% per annum.  For the year ended December 31, 2013, interest expense under this note amounted to $1,340 ($0 - 2012).  As of December 3, 2013, accrued interest expense amounted to $1,000 ($0 - 2012).  Interest is paid monthly.

NOTE 6. STOCKHOLDERS’ DEFICIENCY

On September 12, 2013 and December 19, 2013, the majority of the shareholders of the Company approved in two written consents, an amendment to the Company’s Certificate of Incorporation, increasing the number of authorized shares of common stock from 100,000,000 to 300,000,000, then from 300,000,000 to 600,000,000, respectively.  The increase in authorized shares was affected pursuant to a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware.

As of December 31, 2013, there were not adequate authorized shares to satisfy the current obligations upon conversion or exercise of all equity instruments issued by the Company.  As a result, the all warrants have been measured at fair market value and are presented in the balance sheet as liabilities. Warrants issued in and prior to 2012 are significantly out of the money and diluted therefore, management has deemed the fair value of these to be de minimis. The fair value of warrants issued in 2013 are determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Black Scholes valuations using multiple volatility assumptions. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

During the year ended December 31, 2013, the Company issued 1,050,000,000 warrants to the Senior Convertible Notes holder (see Note 3) and 197,250,000 warrants to the Lessor provided an equipment lease financing line jointly to U-Vend and the Company.

On March 21, 2012, the Company sold in a private placement 50,000 shares of its common stock and warrants to acquire 50,000 shares of the Company stock at an exercise price of $0.15 for total proceeds of $5,000. The warrants have a contractual term of three years. The fair value of warrants issued in the private placement is minor. In April 2012, the Company sold in a private placement 100,000 shares of its common stock and warrants to acquire 100,000 shares of the Company stock at an exercise price of $0.15 for total proceeds of $5,000. The warrants have a contractual term of three years. The fair value of warrants issued in the private placement is minor. In December 2012, the Company sold in a private placement 50,000 shares of its common stock for $500.

The fair value of derivative warrant liabilities is as follows:

Fair value as of December 31, 2012	$-
Derivative warrant liabilities issued	214,609
Change in fair value	-
Fair value as of December 31, 2013	$214,609

Outstanding warrant securities consist of the following at December 31, 2013:

		Exercise
	Warrants	Price	Expiration
2011 Common share private placement warrants	2,500,000	$0.30	March 2018
2011 Convertible notes warrants	16,667	$0.30	June 2014
2012 Private placements warrants	150,000	$0.15	March - April 2015
2013 Series A warrants Senior Convertible Notes	225,000,000	$0.001	October-November 2014
2013 Series A warrants Senior Convertible Notes	300,000,000	$0.00025	January 2014 - March 2015
2013 Series B warrants Senior Convertible Notes	225,000,000	$0.0012	June-August 2018
2013 Series B warrants Senior Convertible Notes	300,000,000	$0.0003	October - December 2018
2013 Lease obligation with U-Vend	197,250,000	$0.006	November 2016
	1,249,916,667

Outstanding warrant securities consist of the following at December 31, 2012:

	Warrants	Exercise Price	Expiration
2011 Common share private placement warrants	2,500,000	$0.30	March 2018
2011 Convertible Notes warrants	16,667	$0.30	June 2014
2012 Private Placements warrants	150,000	$0.15	March - April 2015
	2,666,667

NOTE 7. EQUITY INCENTIVE PLAN

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, shareholders holding a majority of shares of the Company approved, by written consent, the Plan. The total number of shares of common stock available for issuance under the Plan is 5,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years.

The Company records shares based payments under the provisions of FASB ASC 718 "Compensation - Stock Compensation." Stock based compensation expense is recognized over the requisite service period based on the grant date fair value of the awards. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated using the simplified method. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

A summary of all stock option activity for the years ended December 31, 2013 and 2012 is as follows:

		Weighted Average	Weighted Average	Aggregate Intrinsic
	Options	Exercise Price	Contractual life	Value
Outstanding at December 31, 2011	3,015,000	$0.27
Options cancelled	(355,000)	0.10
Outstanding at December 31, 2012	2,660,000	0.29
Options cancelled	(30,000)	0.10
Outstanding at December 31, 2013	2,630,000	0.29	5.7 years	$-
Exercisable at December 31, 2013	1,753,333	$0.29	5.7 years	$-

The Company did not grant any options during the years ended December 31, 2013 or 2012 and no options were exercised during the years ended December 31, 2013 or 2012. The fair value of options that vested during the year ended December 31, 2013 amounted to $23,400. The Company recorded stock compensation expense for options vesting during the years ended December 31, 2013 and 2012 of $23,496 and $24,796, respectively.

At December 31, 2013, there was approximately $10,000 of unrecognized compensation cost related to non-vested options. This cost is expected to be recognized over a weighted average period of approximately 0.5 years.

NOTE 8. INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the years ended December 31, 2013 and 2012:

	2013	2012
Current:
Federal	$-	$-
State	2,200	3,644
Total current	2,200	3,644

Deferred
Federal	(128,472)	(119,282)
State	(15,983)	(37,514)
Total deferred	(144,455)	(156,796)
Less increase in allowance	144,455	157,337
Net deferred	-	541

Total income tax provision	$2,200	$4,185

Individual components of deferred taxes are as follows as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets (liabilities):
Net operating loss carryforwards	$499,696	$419,720
Depreciable and amortizable assets	-	20,938
Prepaid expense	(888)	(1,001)
Fair market value adjustments	-	52,580
Stock based compensation	15,769	9,437
Beneficial conversion feature	(8,623)	-
Bad debt reserve	-	766
Accrued salary	54,519	-
Total	560,473	502,440
Less valuation allowance	(560,473)	(502,440)
Net deferred tax (liabilities)	$-	$-

The Company has approximately $1,308,000 in net operating loss carryforwards (“NOLs”) available to reduce future taxable income. These carryforwards begin to expire in year 2029. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOLs before they expire, the Company has recorded a valuation allowance to fully offset the NOLs, and the total net deferred tax assets, as well.

Internal Revenue Code Section 382 ("Section 382") imposes limitations on the availability of a company's net operating losses and other corporate tax attributes as ownership changes occur.  As a result of the historical equity transactions of the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any.  The amount of the Company's net operating losses and other tax attributes incurred prior to the ownership change may be limited based on the Company's value.  A full valuation allowance has been established for the Company's deferred tax assets, including net operating losses and other corporate tax attributes.  Accordingly, any limitation resulting from Section 382 application is note expected to have a material effect on the balance sheets or statements of operations of the Company.

During the years ended December 31, 2013 and 2012 the Company had no unrecognized tax benefits.  The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction and in the states of California and New York. The tax years 2010-2013 generally remain open to examination by these taxing authorities. In addition, the 2009 tax year is still open for the state of California.

The differences between United States statutory Federal income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	2013	2012

Statutory United States Federal rate	34.0%	34.0%
State income taxes net of federal benefit	2.2%	3.6%
Change in valuation reserves	(36.2%)	(40.5%)
Permanent differences	(0.6%)	(1.5%)
Other	-	3.3%

Effective tax rate (provision)	(0.6%)	(1.1%)

NOTE 9. COMMITMENTS AND CONTINGENCIES

Capital Lease Obligation with U-Vend
Prior to the merger with U-Vend described in Note 10, the Company and U-Vend jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. The Company and U-Vend will use this financing to acquire certain equipment to be used in the direct income producing activities of U-Vend.

In accordance with FASB ASC 405-40 “Obligations Resulting from Joint and Several Liability Arrangements,” these lease obligations have not been recorded by the Company based on the expectation that U-Vend will use the leased assets in its operations and satisfy the payment obligations. However, the Company would be responsible for the lease payments should U-Vend default on the lease obligation and fail to make payments.

Per the terms of the agreement with the Lessor, the Company and U-Vend will be obligated to pay $57,200 annually and also buy the equipment from the Lessor for approximately $86,000 in November 2016. The following schedule provides minimum future rental payments required under this lease obligation which have a remaining non-cancelable lease term in excess of one year:

2014	$57,200
2015	57,200
2016	52,434
Total minimum lease payments	166,834
Guaranteed residual value	86,191
$253,025

The Lessor was induced to extend the equipment lease line with a grant of 197,250,000 common stock warrants with a term of three years and an exercise price of $0.0006 per share. The warrant was determined to have a fair value of $45,174, which was recorded as a discount to the capital lease obligation carried on the books of U-Vend. The warrant obligation has been included in derivative warrant liabilities and receivable from U-Vend Canada, Inc. on the Company’s balance sheet at December 31, 2013.

The Company and the Lessor have entered into a registration rights agreement covering the registration of 110% of common stock underlying the Warrants. The Company is required to file a registration statement within 45 days after completion of the acquisition of U-Vend and meet an effectiveness deadline of 90 days after the closing date of the acquisition, 120 days if the Securities and Exchange Commission provides comment.  If the Company fails to comply with the terms of the registration rights agreement, the Lessor would be entitled to an amount in cash equal to one percent (1%) of the Lessor’s original lease amount on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. Management does not believe that the potential registration rights penalties related to this agreement will be significant.

Subsequent to December 31, 2013, the Company and U-Vend assumed additional lease obligations for leased equipment of approximately $100,000 and issued 47,562,211 warrants with an exercise price of $0.001 and expire three years from the date of issuance. As a result of the additional lease financing, U-Vend will place 15 kiosks into service during the second quarter of 2014.

NOTE 10. SUBSEQUENT EVENTS

Merger with U-Vend Canada, Inc.
On January 7, 2014, the Company entered into an Exchange of Securities Agreement with U-Vend Canada, Inc.  Pursuant to the agreement, the Company acquired all the outstanding shares of U-Vend in exchange for 466,666,667 shares of the Company’s common stock. Certain shareholders of U-Vend Canada, Inc. will also have the ability to earn up to an additional 603,046,666 shares of the Company’s common stock subject to certain earn-out provisions based on targeted revenue achievement in 2014 and 2015.  Effective on January 7, 2014, as a result of the merger, U-Vend became a wholly owned subsidiary of the Company. In connection with the merger, the Company issued on the closing date, its securities to U-Vend’s shareholders in exchange for the common stock owned by U-Vend’s shareholders as follows: an aggregate of 466,666,667 shares of the Company’s common stock, par value $0.001 per share. In addition, the Company issued an aggregate of 352,422,184 shares of Common Stock and 822,787,600 warrants to financial advisors as compensation for their services in connection with the transaction contemplated by the merger agreement.

U.S. GAAP, requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer is usually is the entity that issues its equity interests. In accordance with FASB ASC 805 “Business Combinations”, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, U.S. GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities.

Based on the aforementioned and after taking in consideration all the relevant facts and circumstances, management came to the conclusion that Internet Media Services, Inc., as the legal acquirer was also the accounting acquirer in the transaction.  As a result, the merger will be accounted for as a business combination in accordance with the FASB ASC 805.  Under the guidance, consideration, including contingent consideration, the assets and liabilities of U-Vend are recorded at their estimated fair value on the date of the acquisition.  The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a bargain purchase gain on acquisition is recorded.

U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market segments; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates their kiosks, but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.

The Company is still in the process of determining the fair value of the consideration paid, which will include shares, contingent shares and the effective settlement of amounts owed to the Company by U-Vend, as well as the fair value of the assets acquired and liabilities assumed. These assets and liabilities are expected to include working capital items, fixed assets, separately identifiable intangible assets, capital lease obligations, convertible notes payable, deferred taxes and goodwill, if any. This evaluation will be completed during the measurement period following the acquisition.

The unaudited pro forma condensed results for the consolidated statement of operations from continued operations for the years ended December 31, 2013 and 2012 of the combined entity had the acquisition date been January 1, 2012 are as follows:

	2013	2012

Revenue	$23,592	$5,094
Operating loss	$(683,615)	$(345,120)
Net loss	$(808,354)	$(509,160)
Basic and diluted earnings per share	$(0.00)	$(0.00)

Reverse Stock Split
On January 7, 2014, the holders of more than 50 percent of the outstanding shares of the Company’s common stock voted in favor of a corporate resolution authorizing the reverse split of its common stock (“Reverse Split”) on the basis of one share of common stock for up to each 200 shares of common stock outstanding, on the effective date of the Reverse Split.  The Board of Directors shall determine the exact number of shares to be split and the timing of the Reverse Split, in its sole discretion.  The Reverse Split may be declared as effective by the Company’s Board of Directors at any time before June 30, 2014, subject to FINRA and other regulatory approvals.  This split has not been reflected in the share amounts presented throughout this document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
U-Vend Canada, Inc.

We have audited the accompanying consolidated balance sheets of U-Vend Canada, Inc. and Subsidiary as of November 30, 2013 and 2012, and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U-Vend Canada, Inc. as of November 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, U-Vend Canada, Inc. has suffered recurring losses from operations and as of November 30, 2013 had negative working capital and a stockholders’ deficit.  The Company has obtained a capital lease equipment line in order to put revenue generating assets into place and subsequent to year end has been acquired by Internet Media Services, Inc. a United States public company. However, additional capital will be required in order to satisfy existing current obligations and finance working capital needs as well as additional losses from operations that are expected. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Freed Maxick CPAs, P.C.
Buffalo, New York
March 21, 2014

U-VEND CANADA, INC.
CONSOLIDATED BALANCE SHEETS
(expressed in Canadian dollars)
As of

	November 30,	November 30,
	2013	2012
ASSETS

Current assets:
Cash	$9,763	$59
Prepaid expenses and other assets	274	-
Inventory (net)	11,715	-
Total current assets	21,752	59

Property and equipment (net)	232,657	-
Security deposits	6,631	-
Total noncurrent assets	239,288	-

Total assets	$261,040	$59

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$54,329	$22,150
Accrued expenses	35,901	69,330
Convertible notes payable, net of unamortized discount	164,370	31,979
Payable to Internet Media Services, Inc.	147,323	-
Due to officers	49,812	50,274
Current portion of capital lease obligations	32,082	-
Total current liabilities	483,817	173,733

Long term capital lease obligations (net of unamortized discount)	117,238	-

Total liabilities	601,055	173,733

Commitments and contingencies (Note 9)	-	-

Stockholders' deficiency
Class A common stock, no par value, unlimited authorized shares;
11,117,737 issued and outstanding (10,329,404 at November 30, 2012)
Additional paid-in capital	539,393	307,674
Accumulated deficit	(879,408)	(481,348)
Total stockholders' deficiency	(340,015)	(173,674)

Total liabilities and stockholders' deficiency	$261,040	$59

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2013	2012

Revenue	$14,308	$5,094

Costs of revenue	11,682	2,871

Gross profit	2,626	2,223

Operating expenses:
Selling, general and administrative	346,356	104,837

Operating loss	(343,730)	(102,614)

Other expenses:
Interest expense	30,641	16,367
Other	23,689	1,039
	54,330	17,406

Loss before income tax provision	(398,060)	(120,020)

Income tax provision	-	-

Net loss	$(398,060)	$(120,020)

Net loss per share - basic and diluted	$(0.04)	$(0.01)

Weighted average common shares
outstanding - basic and diluted	10,673,737	10,272,338

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(expressed in Canadian dollars)
For the Years Ended November 30, 2013 and 2012

	Common Stock	Additional Paid-in	Accumulated	Total Stockholders
	Shares	Capital	Deficit	Deficiency

Balances at November 30, 2011	10,196,238	263,000	(361,328)	(98,328)

Sale of common stock and warrants	87,333	24,000	-	24,000
Stock based compensation	45,833	11,000	-	11,000
Warrants and beneficial conversion feature issued with convertible notes	-	9,674	-	9,674
Net loss	-	-	(120,020)	(120,020)

Balances at November 30, 2012	10,329,404	307,674	(481,348)	(173,674)

Sale of common stock and warrants	334,166	85,000	-	85,000
Stock based compensation	203,645	55,021	-	55,021
Beneficial conversion feature issued with convertible notes	-	31,573	-	31,573
Common stock issued to settle accrued expenses	250,522	60,125	-	60,125
Net loss	-	-	(398,060)	(398,060)

Balances at November 30, 2013	11,117,737	$539,393	$(879,408)	$(340,015)

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(398,060)	$(120,020)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation expense	3,857	-
Stock based compensation	55,021	11,000
Provision for inventory reserve	2,000	-
Amortization of debt discounts	11,526	5,653
Amortization of capital lease debt discount	1,270	-
Change in fair value of convertible notes payable	23,438	-
Changes in operating assets and liabilities:
Increase in prepaid and other assets	(274)	-
Increase in inventory	(13,715)	-
Increase in security deposit	(6,631)	-
Increase in accounts payable and accrued expenses	58,875	41,323
Net cash used by operating activities	(262,693)	(62,044)

Cash flows from investing activities:
Purchase of property and equipment	(40,284)	-
Net cash used by investing activities	(40,284)	-

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	85,000	24,000
Proceeds from issuance of convertible notes	129,000	36,000
(Repayments) advances from officers	(462)	2,089
Advances from Internet Media Services, Inc.	101,609	-
Principal payments under lease obligations	(2,466)	-
Net cash provided by financing activities	312,681	62,089

Net increase in cash	9,704	45

Cash - beginning of year	59	14

Cash - end of year	$9,763	$59

Cash paid for:
Interest	$10,663	$9,004
Income taxes	$-	$-

Non-cash financing activities:
Issuance of debt discounts on convertible notes	$31,573	$9,674
Issuance of debt discounts on capital leases	$45,714	$-
Common stock used to settle accrued expenses	$60,125	$-
Property and equipment financed by capital leases	$196,230	$-

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.

NOTES TO THE CONSOILDATED FINANCIAL STATEMENTS
(expressed in Canadian dollars)

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

U-Vend Canada, Inc. was incorporated pursuant to the laws of the Province of Ontario in May 2009. The Company and its wholly-owned subsidiary U-Vend USA LLC (collectively the “Company”) develop, distribute and market various “next-generation” self-serve electronic kiosks in a variety of locations ranging from neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in North America. Beginning in fiscal 2013, the Company owns and operates kiosks with a particular focus on health food, frozen treats and merchandise vending.

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of $398,060 during the year ended November 30, 2013, has incurred accumulated losses totaling $879,408, has a stockholders’ deficiency of $340,015 and has a working capital deficit of $462,065 at November 30, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company follows a process of continuous development of its product offerings.  The Company’s product offerings have evolved to include offerings in three distinct product areas: 1) healthy vending; 2) brand merchandising; and 3) frozen treats. The Company has partnered with various national consumer product companies to deliver new and unique customer retail experiences in an automated setting. The Company requires significant additional financing to execute its business plan, to fund its marketing and sales efforts, and satisfy its obligations on timely basis.

Management's plans in this regard include, but are not limited to, its merger with Internet Media Services, Inc. (“IMS”) on January 7, 2014 (see Note 10). In connection with the merger, $40,000 of convertible notes were converted to common stock. In addition to the merger with IMS, the Company in conjunction with IMS will seek out financing to support the Company’s operations. As of November 30, 2013, the Company obtained a $1 million capital lease equipment line, placed approximately $200,000 of assets in service and has begun to recognize revenue from those assets in the fourth quarter of 2013. However, there is no assurance that the Company or IMS will be successful in completing a transaction that will provide sufficient additional financing. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates or convert notes payable, and curtail its business plan and marketing and sales efforts. There can be no assurance, however, that the Company will be able to successfully negotiate with its note holders in the event it fails to obtain additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation - The consolidated financial statements of the Company expressed in Canadian dollars have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company operates in one operating segment, which is the management of vending machines.

Principles of Consolidation - The consolidated financial statements include the accounts of U-Vend Canada, Inc. and of its wholly-owned subsidiary U-Vend USA LLC.  All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Inventory - Inventories are stated at the lower of cost or market, and cost is determined by the average cost method.  Inventory is made up of finished goods ice cream. The Company records inventory reserves for spoilage and product losses.

Property and Equipment - Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred.  Depreciation is provided using the straight line method over the estimated useful life of the assets.  Electronic kiosks and related equipment have estimated useful lives between five and seven years.

Stock-Based Compensation – The Company issues shares of its common stock and warrants in exchange for services. Common shares issued for services are recorded based on the value of the shares issued. The fair value of common stock warrants issued for services is determined using the Black-Scholes option pricing model. The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated based the expected time to expiration. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero. Expense for stock-based awards are recorded as services are performed.

Debt Discounts - When a convertible feature of conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required and whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that were included (common stock warrants). The proceeds allocated to common stock warrants are recorded as a debt discount.

For the convertible notes, bifurcation of the embedded conversion feature was not required and the Company recorded the debt discount related to the common stock warrants and the BCF related to senior convertible notes as a debt discount and recorded the senior convertible notes net of the discount related to both the common stock warrants issued and the BCF. The debt discount is amortized to interest expense over the life of the debt. In the case of any conversion prior to the maturity date there will be an unamortized amount of debt discount that relates to such conversion. The pro rata amount of unamortized discount at the time of such conversion is recorded as a loss on extinguishment of debt.

Revenue Recognition - Revenue recognized during the year ended November 30, 2013 relates to sales from distributing co-branded self-serve electronic kiosks.  Currently, the Company operates 33 electronic kiosks in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Revenue is recognized at the time each vend occurs, that is, the payment method is approved and product is disbursed from the machine.

Revenue recognized during year ended November 30, 2012 relates to the sale of equipment, which was recognized when title of the goods transferred to the customer. Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of November 30, 2013, there were 1,750,668 (728,500 at November 30, 2012) shares potentially issuable under convertible debt agreements and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive due to the Company’s losses during the years presented.

Fair Value of Financial Instruments - Financial instruments include cash, accounts payable, accrued expenses, and convertible notes payable. Convertible notes for a fixed amount that may be converted into a variable number of shares are measured and reported at their fair value (see Note 4). Fair values of all other financial instruments were assumed to approximate carrying values for these financial instruments, since they are short term in nature or at interest rates that approximate the rates that the Company is currently able to borrow at.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the FASB Accounting Standards Coded (“ASC") 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes - The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at November 30, 2013 or 2012. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended November 30, 2013 and 2012, the Company recognized no interest and penalties.

The Company is subject to tax reporting for federal income tax returns in Canada and the U.S. and various states. The Company is subject to Canadian federal, U.S. federal and state income tax examinations for the 2009 through 2013 tax years.

Advertising Costs - Advertising costs are expensed as incurred in the accompanying consolidated statements of operations. Advertising costs were $3,735 for the year ended November 30, 2013 ($7,950 - 2012).

Foreign Currency - The Company has determined that the Canadian Dollar is its functional currency for U-Vend Canada and the United States Dollar is the functional currency for U-Vend USA since that is the primary economic environment in which the entities operates.  Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the Company’s functional currency are recognized in other expense in the accompanying consolidated statements of operations. Foreign currency transaction losses were de minimus for the year ended November 30, 2013 and 2012.  The assets and liabilities of the U-Vend USA are translated into Canadian dollars at current exchange rates, and revenues and expenses are translated at average rates of exchange in effect during the period. The resulting translation adjustments are recorded as other comprehensive losses as a component within other comprehensive income in the consolidated statements of operations and comprehensive income.  During the year ended December 31, 2013 and 2012, the translation is not considered material.

NOTE 2. PROPERTY AND EQUIPMENT

As of November 30, 2013, property and equipment (net), which includes assets under capital leases consisted of the following:

	Life
Electronic kiosks	7 years	$25,484
Freezers	5 years	14,800
Capitalized lease equipment	7 years	196,230
		236,514
Less: Accumulated depreciation		(3,857)
Property and equipment (net)		$232,657

Depreciation expense for the year ended November 30, 2013 amounted to $3,857.

 NOTE 3. CAPITAL LEASE OBLIGATIONS

The Company and IMS jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. All amounts borrowed under the lease financing agreement are secured by the leased equipment. The Company and IMS will use this financing to acquire certain equipment to be used in direct income producing activities of the Company. The Lessor was induced to extend the equipment lease line with a warrant to purchase common stock in IMS. The warrant was determined to have a fair value of $45,174, which was recorded as a discount to the obligation and will amortized over the term of the lease as additional interest expense.

On about November 1, 2013, the Company and IMS leased equipment worth $196,230 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the Company and IMS will be obligated to pay $57,200 annually and also buy the equipment from the Lessor for approximately $86,000 in November 2016. Accordingly, the lease has been treated as a capital lease.

The following schedule provides minimum future rental payments required as of November 30, 2013, under capital leases which have a remaining non-cancelable lease term in excess of one year:

2014	$57,200
2015	57,200
2016	52,434
Total minimum lease payments	166,834
Guaranteed residual value	86,191
253,025
Less: Amount represented interest	(59,261)
Present value of minimum lease payments and guaranteed residual value	193,764
Less: Current portion of capital lease obligations	(32,082)
Long term capital lease obligations and guaranteed residual value	161,682
Less: Unamortized debt discount on capital leases	(44,444)
Long term capital lease obligations and guaranteed residual value, net	$117,238

Equipment held under capital leases at November 30, 2013 had a cost of $196,230 and accumulated depreciation of $2,336. Depreciation expense for equipment held under capital leases during the year ended November 30, 2013 amounted to $2,336.

NOTE 4. CONVERTIBLE NOTES PAYABLE

Convertible notes payable at November 30, 2013 and 2012 are comprised of the following:

	2013	2012
Convertible notes payable outstanding 12/1	$31,979	$-
Convertible notes issued during the year	129,000	36,000
Change in fair value of convertible notes	23,438	-
Debt discounts issued	(31,573)	(9,674)
Amortization of debt discounts	11,526	5,653
Convertible notes payable outstanding 11/30	$164,370	$31,979

During the year ended November 30, 2013, the Company issued two Convertible Promissory Notes (“2013 Notes”) in the aggregate principal amount of $125,000. The 2013 Notes, which are due on various dates between July 2014 and September 2014, bear interest at 18% per annum, are unsecured and are convertible into shares of common stock at a conversion rate of the lesser of $1.00 per share of common stock or at a 20% discount to the closing market price of the Company’s common stock on the date of maturity.  As a result of the conversion feature, the 2013 Notes represent a fixed liability amount convertible into a variable number of shares, and therefore are accounted for under ASC 480, Distinguishing between Liabilities and Equity. Under ASC 480, the Company is required to measure the 2013 Notes at fair value at each reporting date, with changes in fair value recognized in the statement of operations. The 2013 Notes payable with a face value of $125,000, were determined to have a fair value of $148,438 based on the likelihood of each option to settle the 2013 Notes obligations. Management determined the most likely scenario is the 2013 Note holders will convert at a discount to market. This determination of fair value is considered a Level 3 measurement. As a result of the increase in fair value, during the year ended November 30, 2013 $23,438 was charged against income. In connection with the 2013 Notes, the Company issued warrants to the holders to acquire an aggregate of 520,834 shares of its common stock with an exercise price of $0.24 per share. The warrants expire two years from the date of issuance. The warrants issued were valued using a Black-Scholes option-pricing model with a fair value of $30,729. The warrants were determined to be detachable instruments and were separately recorded as a discount to the 2013 Notes. As a result of recording the 2013 Notes at fair value and warrant discounts, the carrying value of the 2013 Notes at November 30, 2013 amounted to $125,034.

Also during the year ended November 30, 2013, the Company issued one Convertible Promissory Notes with terms consistent with the 2012 Notes in the aggregate principal amount of $4,000. The Note was due in September 2014, bore interest at the rate of 8% per annum, and was unsecured and convertible into 16,667 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the debt, the Company issued warrants to the Note holder to acquire an aggregate of 8,000 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The warrants issued were valued using a Black-Scholes option-pricing model with a fair value of $422. The resulting fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $422. The aggregate amounts allocated to the warrants and beneficial conversion feature of $844 were recorded as a debt discount and to additional-paid-in-capital.  The debt discount is amortized to interest expense over the stated term of the notes. The Note had a carrying value of $3,336 as of November 30, 2013. The Company converted the Note into equity upon consummation of the merger with IMS as detailed in Note 10.

During the year ended November 30, 2012, the Company issued ten (10) Convertible Promissory Notes (“2012 Notes”) in the aggregate principal amount of $36,000. The 2012 Notes were due on various dates between April 2013 and September 2013, bore interest at the rate of 8% per annum, were unsecured and convertible into 150,000 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the debt, the Company issued warrants to certain Note holders to acquire an aggregate of 70,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The resulting fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $4,837. The aggregate amounts allocated to the warrants and beneficial conversion feature of $9,674 were recorded as a debt discount and to additional-paid-in-capital.  The debt discount is amortized to interest expense over the stated term of the notes. The 2012 Notes had a carrying value of $36,000 as of November 30, 2013 ($31,979 - 2012). The Company converted all 2012 Notes into equity upon consummation of the merger with IMS as detailed in Note 10.

Warrants issued with debt were valued using the Black-Scholes priced model. The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated based the expected time to expiration. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

The Company recorded $11,526 and $5,653, for the years ended November 30, 2013 and 2012, respectively, as amortization of debt discounts, included as a component of interest expense.

Subsequent to November 30, 2013, the Company issued a convertible note payable with a principal amount of $50,000, and will bear interest at 18% per annum, is unsecured and convertible into shares of common stock at a conversion rate of $0.24 per share.. In connection with the convertible note payable, the Company issued warrants to the note holder to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share. The warrants expire three years from the date of issuance.

NOTE 5. STOCKHOLDERS’ DEFICIENCY

The Company has authorized an unlimited number of each of the following classes of stock:

Class A common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class B common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2013, 11,117,737 shares of Class A common stock were issued and outstanding (10,329,404 at November 30, 2012).

Class B common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2013 and 2012, no shares of Class B common stock were issued and outstanding.

Class C common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class B common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and do not have voting rights. As of November 30, 2013 and 2012, no shares of Class C common stock were issued and outstanding.

Class D special shares - shares shall be entitled to receive dividends if and when declared by the board of directors; shall be entitled to receive $100 for each Class D share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders, but no further proceeds beyond the redemption amount; and shall have voting rights. As of November 30, 2013 and 2012, no shares of Class D common stock were issued and outstanding.

Class E special shares - shares shall be entitled to receive dividends if and when declared by the board of directors, including the right to receive dividends in priority or ratably with the holder of common shares; shall be entitled to receive $100 for each Class E share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders or amount paid to Class D holders, but no further proceeds beyond the redemption amount; and do not have voting rights. As of November 30, 2013 and 2012, no shares of Class E common stock were issued and outstanding.

During the year ended November 30, 2013, the Company sold in private placements an aggregate of 334,166 shares of Class A common stock and 247,500 warrants to acquire shares of Class A common stock for $85,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2013, the Company entered into agreements and issued 203,645 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $48,875, representing the fair value of the shares issued, was charged to operations for services provided. Additionally, the Company issued 104,167 warrants for services with a fair value of $6,146. The warrants have an exercise price of $0.24 and are set to expire at the earlier of two years from the date of issuance or two years from the date the Company's stock is publicly traded.

Also during the year ended November 30, 2013, 250,522 shares of Class A common stock were issued to satisfy $60,125 of accrued liabilities related to services performed in previous years.

During the year ended November 30, 2012, the Company sold in a private placement an aggregate of 87,333 shares of Class A common stock and warrants to acquire 87,333 shares of Class A common stock for $24,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2012, the Company entered into agreements and issued 45,833 shares of common stock as consideration for the services outlined in the agreements. Accordingly, $11,000, representing the fair value of the shares issued, was charged to operations for services provided during the year ended November 30, 2012.

The following summarizes the outstanding warrants as of November 30, 2013 and 2012:

	Exercise Price	2013	2012	Expiration

Class A Common Stock Warrant	$0.12	400,000	400,000	May 20, 2015

Class A Common Stock Warrant	$0.24	104,167	-	September 14, 2015
Class A Common Stock Warrant	$0.24	20,833	20,833	December 22, 2015
Class A Common Stock Warrant	$0.24	909,001	132,667	January 7, 2016

Class A Common Stock Warrant	$1.00	5,000	5,000	September 16, 2015
Class A Common Stock Warrant	$1.00	16,000	16,000	October 18, 2015
Class A Common Stock Warrant	$1.00	4,000	4,000	December 8, 2015
		1,459,001	578,500

Subsequent to November 30, 2013, the Company issued 983,333 shares and warrants to purchase 83,335 shares, with an exercise price of $0.24 and a term of two years. The total aggregate stock-based compensation in the subsequent period amounted to $279,172.

NOTE 6. INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the years ended November 30, 2013 and 2012:

	2013	2012
Current
Federal and provincial	$-	$-

Deferred
Federal	(26,629)	(12,294)
Provincial	(17,753)	(8,195)
Less increase in valuation allowance	44,382	20,489
Net deferred	-	-

Total income tax provision	$-	$-

Individual components of deferred taxes are as follows as of November 30, 2013 and 2012:

	2013	2012
Deferred tax assets (liabilities)
Net operating loss carryforwards	$107,356	$62,974
Less valuation allowance	(107,356)	(62,974)

Gross deferred tax assets (liabilities)	$-	$-

The Company has approximately $429,000 in net operating loss carryforwards (“NOL’s”) available to reduce future taxable income. These carryforwards begin to expire in year 2029. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset. On January 7, 2014, the Company completed a merger with Internet Media Services, Inc., a U.S. based public entity, in a transaction which resulted in the Company becoming a subsidiary.  As a result of the merger the Company will evaluate the extent to which the utilization of the NOL carryforwards might be restricted or otherwise lost.

During the years ended November 30, 2013 and 2012 the Company had no unrecognized tax benefits.  The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.

The Company is required to file income tax returns in the Canadian Federal jurisdiction and in the Province of Ontario. The Company is also required to file income tax returns in the Unites States federal and state jurisdictions. However, the Company's U.S. subsidiary was inactive through the period ended November 30, 2013. The Company has not filed its tax returns with the federal provincial and state agencies since its formation in 2009. The tax years 2009-2013 generally remain open to examination by these taxing authorities. The Company does not expect material fines and penalties arising from its non compliance.

The differences between Canadian statutory Federal and Provincial income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	2013	2012

Statutory Federal rate	15.0%	15.0%
Provincial rate	10.0%	10.0%
Permanent difference	(12)%	(7.9)%
Change in valuation reserve	(13)%	(17.1)%
Effective tax rate	0.0%	0.0%

NOTE 7.  DUE TO INTERNET MEDIA SERVICES, INC.

During the year ended November 30, 2013, in advance of the merger described in Note 10, Internet Media Services, Inc. provided cash advances to the Company for working capital needs, as well as provided a warrant to purchase stock in IMS to the financing company provided the Company its capital lease line. The advances are non-interest bearing and do not have a defined maturity date. The amount owed to IMS as of November 30, 2013 amounted to $147,323.

NOTE 8.  DUE TO OFFICERS

Two officers of the Company, who are also the two most significant shareholders of the Company, have provided the Company with lines of credit through use of personal credit cards. Total amounts due to officers at November 30, 2013 and 2012 amounted to $49,812 and $50,274, respectively. Included in interest expense for the year ended November 30, 2013 is $10,663 ($9,004 - 2012) of interest and charges incurred by the officers on behalf of the Company through use of their credit cards, which yield interest rates ranging from 12% to 26%. Subsequent to November 30, 2013, the Company converted the amounts due to officers to two unsecured promissory notes. The first note in the amount of $47,295 is due on January 14, 2018 and has an interest rate of 20%. The second note in the amount of $10,512 is due on January 14, 2017 and has an interest rate of 17%.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company entered into two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 54 months commencing in November 2013 and requires a monthly rent of $1,875 with annual scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670. During the year ended November 30, 2013, rent expense under all operating leases was approximately $3,215. Expected minimum annual rental commitments under operating leases for years subsequent to 2013 are as follows:

2014	$31,007
2015	29,095
2016	29,516
2017	28,602
2018	22,325
2019	8,280
$148,825

NOTE 10.  SUBSEQUENT EVENTS

Merger - On January 7, 2014, the Company completed a merger with Internet Media Services, Inc., a U.S. based public entity through exchange of shares and equity instruments. The transaction resulted in the Company becoming a subsidiary of Internet Media Services, Inc.

Capital Leasing - In March 2014, the Company financed the purchase of 15 more vending machines by drawing on its $1 million capital lease equipment financing line in the amount of $98,625.

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	As of

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash	$17,899	$14,620
Accounts receivable	1,385	-
Inventory (net)	15,692	-
Prepaid expenses and other assets	3,637	4,114
Receivable from U-Vend, Canada, Inc.	-	162,536
Total current assets	38,613	181,270

Other assets:
Property and equipment (net)	326,144	-
Security deposits	6,631	-
Deferred financing costs (net)	20,208	16,333
Intangible asset (net)	412,300	-
Goodwill	732,260	-
Total noncurrent assets	1,497,543	16,333

Total assets	$1,536,156	$197,603

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$144,060	$35,192
Accrued expenses	87,559	28,032
Accrued salary - officer	142,390	142,608
Note payable - director	121,070	50,000
Convertible notes payable	135,221	-
Promissory notes payable	55,770	-
Senior convertible notes, net of unamortized discount	124,999	56,249
Warrant liabilities	138,147	-
Capital lease obligation, net of unamortized discount	63,564	-
Total current liabilities	1,012,780	312,081

Noncurrent liabilities:
Capital Lease obligation net of unamortized discount	172,753	-
Liability for contingent consideration	212,048	-
Deferred tax liability	164,920	-
Warrant liabilities	203,213	214,609
Total noncurrent liabilities	752,934	214,609

Commitments and contingencies (Note 9)	-	-

Stockholders' deficiency:
Common stock, $.001 par value, 600,000,000 shares
authorized, 7,913,528 shares issued and outstanding
(2,446,276 - 2013)	7,914	2,446
Additional paid-in capital	2,127,166	1,442,729
Accumulated deficit	(2,364,638)	(1,774,262)
Total stockholders' deficiency	(229,558)	(329,087)

Total liabilities and stockholders' deficiency	$1,536,156	$197,603

The accompanying notes are an integral part of the financial statements.

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	For the Three Months Ended
	March 31, 2014	March 31, 2013

Revenue	$33,628	$-

Cost of revenue	41,710	-

Gross loss	(8,082)	-

Operating expenses:
Selling	63,232	-
General and administrative	433,685	75,876
	496,917	75,876

Operating loss	(504,999)	(75,876)

Other expenses:
Gain on the fair market value of warrant liabilities	38,687	-
Amortization of debt discount and deferred financing costs	(103,779)	-
Interest expense	(20,285)	(10,562)
	(85,377)	(10,562)

Loss from continuing operations	(590,376)	(86,438)

Discontinued operations:
Gain from disposal of discontinued operations	-	3,839
Net income from discontinued operations	-	19,174
Income from discontinued operations	-	23,013

Net loss	$(590,376)	$(63,425)

Net loss from continuing operations per share- basic and diluted	$(0.08)	$(0.68)

Net income from discontinued operations per share- basic and diluted	0.00	0.18

Net loss per share - basic and diluted	$(0.08)	$(0.50)

Weighted average common shares
outstanding - basic and diluted	7,351,933	127,675

The accompanying notes are an integral part of the financial statements.

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited

	For the Three Months Ended

	March 31, 2014	March 31, 2013
Cash flows from operating activities:
Net loss	$(590,376)	$(63,425)
(Income) loss from discontinued operations	-	(23,013)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock based compensation	57,091	5,949
Common shares issued for advisor fees	189,575	-
Warrants issued for advisor fees	23,000	-
Depreciation	7,918	-
Amortization of intangible assets	21,700	-
Amortization of debt discount and deferred financing costs	103,780	-
Gain on fair market value of warrant liabilities	(38,687)	-
Conversion of accrued interest to common stock	500	-
(Increase) decrease in assets:
Accounts receivable	(1,385)	-
Inventory	(439)	-
Prepaid expenses and other assets	825	(407)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	73,412	38,121
Accrued salary - officer	(218)	-
Net cash used by continuing operations	(153,304)	(42,775)
Net cash provided by discontinued operations	-	7,653
Net cash used by operating activities	(153,304)	(35,122)

Cash flows from investing activities:
Purchase of property and equipment	(3,110)
Net proceeds from sale of LegalStore.com	-	74,000
Acquisition of business	11,130	-
Net cash used by investing activities	8,020	74,000

Cash flows from financing activities:
Proceeds from exercise of common stock warrants	13,600	-
Proceeds from senior convertible notes, net of financing costs	87,000	-
Proceeds from convertible note	50,000	-
Principal payments on promissory notes	(2,037)	-
Net cash provided by financing activities	148,563	-

Net increase in cash	3,279	38,878

Cash - beginning of period	14,620	1,262

Cash - end of period	$17,899	$40,140

Cash paid for :
Income taxes	$-	$600

Non-cash investing and financing activities:
Note payable and accrued interest converted to shares of common stock	$-	$13,983
Acquisition of U-Vend for issuance of shares and effective settlement of inter-company	$808,349	$-
Debt discount related to warrant liability and beneficial conversion feature	$132,547	$-
Property and equipment financed by capital leases	$98,117	$-
Issuance of promissory notes offsetting accrued expenses	$57,807	$-

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Overview

With the merger with U-Vend Canada, Inc. on January 7, 2014 the Company entered the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. The Company seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, the Company owns and operates their kiosks but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.

The Company’s “next-generation” vending kiosks incorporates advanced wireless technology, creative concepts, and ease of management.  All kiosks have been designed to be tech-savvy and can be managed on line 24 hours a day/7 days a week, accepting traditional cash input as well as credit and debit cards.  Host locations and suppliers have been drawn to this distribution concept of product vending based on the advantages of reduced labor and lower product theft as compared to non-kiosk merchandising platforms.

The Company has developed solutions for the marketing of products through a variety of kiosk offerings.  These offerings include kiosks oriented for product recycling, solar powered waste bins, cell phone charging kiosks, and mall and airport islands.  This solutions approach has the ability to add digital LCD monitors to most makes and models of their kiosk program. This allows the digital advertising as a national and/or local loop basis and a corresponding additional revenue stream for the Company.  The product solution approach includes the offering of a Mall and Airport Multipurpose Island, taking several of the self-serve kiosks and then bundled them into an "island", all in one central location, creating a destination concept within a mall and/or airport setting. The island would be partnered with a co-branding anchor as part of the overall concept.

Management's Plans - The accompanying unaudited consolidated financial statements have been prepared on a going concern basis. The Company incurred a loss of approximately $590,000 during the three months ended March 31, 2014, has incurred accumulated losses totaling approximately $2,365,000, and has a working capital deficit of approximately $974,000 at March 31, 2014. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company needs to raise additional financing to fund the Company’s operations for fiscal year 2014, to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance, however, that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

On January 7, 2014, Internet Media Services, Inc.  (“IMS”) entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and the shareholders of U-Vend Canada, Inc (“U-Vend”). The Company believes the merger with U-Vend will provide it with business operations and also necessary working capital.  The Company is in discussion to raise additional capital to execute on its current business plans.  There is no assurance that future financing arrangements will be successful or that the operating results of U-Vend will yield sufficient cash flow to execute the Company’s business plans or satisfy its obligations.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation - The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.  In the opinion of management, the accompanying balance sheets and related interim statements of operations and cash flows include all adjustments, consisting only of normal recurring items necessary for their fair presentation in accordance with U.S. generally accepted accounting principles. Interim results are not necessarily indicative of results expected for a full year. For further information regarding the Company’s accounting policies, please refer to the audited consolidated financial statements and footnotes for the fiscal year ended December 31, 2013 included in the Company’s 10-K annual report filed with the SEC on April 15, 2014.

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates and assumptions.

Principles of Consolidation - The unaudited consolidated financial statements include the accounts of Internet Media Services, Inc. and the operations of U-Vend Canada, Inc. and its wholly owned subsidiary, U-Vend USA LLC. All intercompany balances and transactions have been eliminated in consolidation.

Inventory - Inventories are stated at the lower of cost or market, and cost is determined by the average cost method.  Inventory is made up of finished goods ice cream. The Company records inventory reserves for spoilage and product losses. The reserve for spoilage and product losses amounted to $2,000 as of March 31, 2014.

Property and Equipment - Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred.  Depreciation is provided using the straight line method over the estimated useful life of the assets.  Electronic kiosks and related equipment have estimated useful lives between five and seven years.

Goodwill and Other Intangible Assets – Goodwill is the excess of the purchase price paid over the fair market value of the net assets acquired from the merger with U-Vend Canada, Inc. on January 7, 2014.  Goodwill is subject to annual impairment testing to determine whether there has been any impairment to the value of the goodwill or the intangible assets. If the carrying value exceeds its estimated fair value, an impairment loss would be recognized.  Net intangible assets at March 31, 2014 reflects the fair market value of the operating agreement with Mini Melts USA acquired in the merger of UVend on January 7, 2014 and is amortized over its estimated useful life of five years. (See Note 2.)

Fair Value of Financial Instruments- Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, derivative warrant liabilities, promissory notes payable, capital lease obligation, contingent consideration liability, revolving note from related party, convertible notes payables, and senior convertible notes payable. Fair values were assumed to approximate carrying values for these financial instruments, except for derivative warrant liabilities, contingent consideration liability, convertible notes payable and senior convertible notes payable, since they are short term in nature or they are receivable or payable on demand. The fair value of the revolving note from related party approximates the carrying value of the obligations based on these instruments bearing interest at variable rates consistent with the current rates available to the Company. The senior convertible notes payable are recorded at face amount, net of any unamortized discounts. The convertible notes payable are measured at fair value each reporting period. The fair value was estimated using the trading price on March 31, 2014, since the underlying shares are trading in an active, observable market, the fair value measurement qualifies as a Level 1 input. The determination of the fair value of the derivative warrant liabilities and contingent consideration liability include unobservable inputs and is therefore categorized as a Level 3 measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 “Fair Value Measurement” establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Revenue Recognition - Revenue is recognized from distributing co-branded self-serve products from the Company’s electronic kiosks.  The Company operates 48 electronic kiosks in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Revenue is recognized at the time each vend occurs, the payment method is approved and the product is disbursed from the machine.

1 for 200 Stock Split and Change in trading symbol effective May 16, 2014 - On January 7, 2014, the holders of a majority of the outstanding shares of the Company’s common stock voted in favor of a corporate resolution authorizing the reverse split of its common stock (“Reverse Split”) on the basis of one share of common stock for each 200 shares of common stock. On April 10, 2014 our Board of Directors approved the one for 200 stock split, the change of our corporate name to U-Vend, Inc. and the new trading symbol of UVND.  We received the authorization from FINRA to effect these events as of May 16, 2014. Since the filing date of this quarterly report on Form 10Q is subsequent to this effective date, we have prepared the financial and share and per share information included in this quarterly report on a post-split basis.  There were no changes to the authorized amount of shares or par value as a result of this reverse split.

Common Shares Issued and Earnings Per Common Share - Common shares issued are recorded based on the value of the shares issued or consideration received, including cash, services rendered or other non-monetary assets, whichever is more readily determinable.

The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of March 31, 2014, there were approximately 35.4 million (8,021,354 at December 31, 2013) shares potentially issuable under convertible debt agreements, options, warrants and contingent shares that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses during the quarter.

Derivative Financial Instruments – The Company evaluates our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants the Company has issued have a “down round provision” and further, the Company does not have adequate shares authorized as of March 31, 2014 to accommodate the exercise of all outstanding convertible instruments and as a result the warrants are classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Reclassifications - Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to current period presentation. These classifications had no effect on the results of operations or cash flows for the periods presented.

NOTE 2. MERGER WITH U-VEND CANADA, INC.

On January 7, 2014, the Company entered into an Exchange of Securities Agreement with U-Vend Canada, Inc. (“U-Vend).” Pursuant to the agreement, which was amended on April 30, 2014 effective as of January 7, 2014, the Company acquired all the outstanding shares of U-Vend in exchange for 3,500,000 newly issued shares of the Company’s common stock with a par value of $0.001 per share. Certain shareholders of U-Vend will also have the ability to earn up to an additional 4,522,850 shares of the Company’s common stock subject to certain earn-out provisions based on targeted revenue achievement in 2014 and 2015.  In addition, the Company issued an aggregate of 1,354,111 shares of Common Stock and 2,308,480 warrants to financial advisors as compensation for their services in connection with the transaction contemplated by the merger agreement. The Company issued 389,520 shares of common stock to its Chief Executive Officer in connection with the merger agreement. The Company incurred approximately $287,000 in broker, advisory and professional fees associated with the merger.

U.S. GAAP, requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer is usually the entity that issues its equity interests. In accordance with FASB ASC 805 “Business Combinations”, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, U.S. GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities, among other factors.

Based on the aforementioned and after taking in consideration all the relevant facts and circumstances, management came to the conclusion that Internet Media Services, Inc., as the legal acquirer was also the accounting acquirer in the transaction.  As a result, the merger will be accounted for as a business combination in accordance with the FASB ASC 805.  Under the guidance, consideration, including contingent consideration, the assets and liabilities of U-Vend are recorded at their estimated fair value on the date of the acquisition.  The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a bargain purchase gain on acquisition is recorded.

U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market concentrations; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates their kiosks, but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.

Purchase Price - The consideration for the U-Vend merger consisted of 3,500,000 shares of IMS common stock valued at $490,000 plus $246,568 of estimated contingent consideration of described below.  The shares of IMS common stock were valued at $0.14 per share which represents the split adjusted market price of the shares on January 6, 2014.

Contingent Consideration - The Agreement allows for an earn-out based on 2014 and 2015 gross revenue targets. In the event that IMS consolidated gross revenue during the calendar year 2014 exceeds $1,000,000 then IMS shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend shareholders, an additional 2,261,425 shares of IMS common stock.  In addition, in the event that IMS consolidated gross revenue exceeds $2,000,000 during the calendar year 2015, IMS shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend shareholders, an additional 2,261,425, shares of IMS common stock.  These conditional shares are issued solely to Paul Neelin and Diane Hope in order to restore their ownership of the total shares issued for consideration to their approximate pre-merger ownership in U-Vend.  In the event that IMS consolidated gross revenue equals not less than 80% nor more than 99% of the $1,000,000 and $2,000,000 gross amounts described above, then IMS shall issue to Paul Neelin and Diane Hope and no other U-Vend shareholders allocated to them on an equal basis, additional shares of IMS common stock computed by determining the percentage of gross revenue achieved relative to the target revenues described above. Any shortfall or overage of shares measured in 2014 can be combined to the actual revenue earned in 2015 to earn the maximum shares in the earn-out provision.  The issuance of the earn-out shares is conditional on IMS providing access to a minimum level of financing needed to achieve the earn-out gross revenues.  In the event that the gross revenue targets are not obtained and the minimum level of financing was not provided by IMS, during the respective period, then at the end of each period Paul Neelin and Diane Hope shall receive the additional shares described above. At the time of the merger, management estimated the probability of meeting these earn-out targets. At March 31, 2014 the balance sheet reflects a liability estimated at $212,048 in regard to this contingent consideration.

Allocation of Purchase Price - The purchase price was determined in accordance with the accounting treatment of the merger as a business combination in accordance with the Business Combination Topic of the FASB ASC 805.  Under the guidance, the fair value of the consideration was determined and the assets and liabilities of the acquired business, U-Vend, have been recorded at their fair values at the date of the acquisition.  The excess of the purchase price over the estimated fair values has been recorded as goodwill.

The fair value of the IMS common stock issued to the former shareholders of U-Vend is based on the adjusted split price of $0.14 share price of the IMS common stock as of the close of business on January 6, 2014. The contingent consideration represented by the earn-out shares were also measured using a split adjusted price of $0.14 per share, discounted for the probability that the shares will be issued in the future upon achievement of the revenue targets defined.

Consideration:
Fair value of 3,500,000 shares of IMS common stock issued at $0.14 on January 7, 2014	$490,000
Fair value of 4,522,850 shares of IMS common stock measured at $0.14, discounted for the probability of achievement	246,568
736,568
Discount for restrictions	(103,118)
Effective settlement of intercompany payable due to IMS	174,899
Total estimated purchase price	$808,349

The allocation of purchase price to the assets acquired and liabilities assumed as the date of the acquisition is presented in the table below.  This allocation is based upon valuations using management’s estimates and assumptions. During the first quarter of 2014, the Company estimated the valuation of identifiable intangible assets that resulted from the U-Vend merger.  The Company allocated $434,000 of the purchase price to intangible assets relating to the operating agreement with Mini Melts USA, which management estimates has a life of five years. Amortization expense is estimated to be $86,800 in 2014 and in each of the succeeding years until fully amortized in 2019. The Company recognized a deferred tax liability resulting from the increase in book basis of the U-Vend tangible and intangible assets, excluding goodwill, which did not result in an increase in basis for tax purposes was calculated using a 38% effective tax rate. The following table summarizes the allocation of the purchase price for the acquisition of U-Vend.

Cash	$11,132
Inventory	15,253
Prepaid expense	350
Property and equipment	232,835
Security deposits	6,631
Intangible assets- Operating Agreement	434,000
Goodwill	732,260
Accounts payable and accrued expenses	(135,634)
Notes payable	(170,517)
Capital lease obligations	(153,041)
Deferred tax liability	(164,920)
Total purchase price	$808,349

While the Company uses its best estimates and assumptions as part of the purchase price allocation process to value the assets acquired and liabilities assumed, the purchase price allocation is preliminary and could change during the measurement period (not to exceed one year) if new information is obtained about the facts and circumstances that existed as of the closing date that, if known, would have resulted in the recognition of additional or changes to the value of the assets and liabilities presented in the  purchase price allocation.  None of the goodwill is deductible for income tax purposes.

Unaudited Pro Forma Results – The unaudited pro forma supplemental information is based on estimates and assumptions which management believes are reasonable but are not necessarily indicative of the consolidated financial position or results of future periods or the results that actually would have been realized has we been a combined company as of January 1, 2013.  The unaudited pro forma supplemental information includes incremental executive compensation and intangible asset amortization charges as a result of the acquisition, net of the related tax effects.

Unaudited Pro Forma Results	For the quarter ended March 31, 2014
Revenues	$33,628
Gross loss	8,082
Net loss	(590,376)
Basic and fully diluted loss per share	(0.08)

NOTE 3. SENIOR CONVERTIBLE NOTES

In August 2013, the Company entered into a Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP ("Investor") pursuant to which the Investor will provide an aggregate of $400,000 financing through senior convertible notes and warrants. The financing and the related terms were dependent on several conditions including the Company's merger with U-Vend, which was completed on January 7, 2014, and the Company effecting certain changes in its capital structure (see Note 1 regarding 1 for 200 reverse stock split).

During the first quarter of 2014, the Company issued three senior convertible notes ("Senior Convertible Notes") to the Investor in the aggregate principal amount of $100,000 along with Series A and Series B warrants ("Warrants") to the Investor to acquire shares of common stock in the Company. The SPA, Senior Convertible Notes, Warrants and other ancillary agreements with the Investor are referred to as the “Financing Agreement.” Each Senior Convertible Note under the Financing Agreement is for a term of one year and bears interest at 7% payable in cash or shares of the Company's common stock, and provides for an increase in the rate of interest if there is a default as defined in the Financing Agreement. The debt issued during the first quarter of 2014 can be converted into shares of the Company's common stock at a conversion price of $0.05 per share, subject to an adjustment with a minimum adjusted conversion price of $0.03 per share. In connection with the notes issued in the first quarter of 2014, the Company issued the Investor 3 million Series A warrants with an exercise price of $0.05 per share and 3 million Series B warrants with an exercise price of $0.06 per share in connection with this debt under previously described terms. The Company and the Investor have entered into a registration rights agreement covering the registration of common stock underlying the Senior Convertible Notes and the Warrants. The Company is required to file a registration statement within 120 days after completion of the acquisition of U-Vend and meet an effectiveness deadline of 165 days after the closing date of the acquisition, 195 days if the Securities and Exchange Commission provides comment. If the Company fails to comply with the terms of the registration rights agreement, the Investor would be entitled to an amount in cash equal to one percent (1%) of the Investor’s original principal amount stated in each Senior Convertible Note on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. Management believes it is not probable they will incur a penalty for failure to file the registration statement and for it to become effective, therefore as of March 31, 2014, the Company has not accrued any amount for potential registration rights penalties.

The debt conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The Investor agreed to restrict its ability to convert the Senior Convertible Note and receive shares of the Company if the number of shares of common stock beneficially held by the lender and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock. However, this limitation does not preclude the holder from converting notes payable into common stock after selling shares owned into the market.

The Company allocated the $100,000 of proceeds received in the first quarter of 2014 based on the computed fair values of the Senior Convertible Note and Warrants issued. The Company valued the Warrants at fair value of $92,261 after reflecting additional debt discount and warrant liability. Accordingly, the resulting fair value allocated to the debt component of $7,739 was used to measure the intrinsic value of the embedded conversion option of the Senior Convertible Notes, which resulted in a beneficial conversion feature of $7,739 recorded to additional paid-in capital. The value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Senior Convertible Notes. The aggregate amounts allocated to the warrants and beneficial conversion feature of $100,000 were recorded as a debt discount at the date of issuance and are being amortized to interest expense over the term of Senior Convertible Notes under the interest method of accounting. The initial carrying value of the notes issued in the first quarter of 2014 was $0 after the debt discounts.

As of March 31, 2014, total outstanding Senior Convertible Notes had a face value of $300,000 net of unamortized debt discounts of $175,001, resulting in a carrying amount of $124,999. During the quarter ended March 31, 2014, $68,750 of discount has been amortized and recorded as interest expense.

The Warrants issued have a “down round provision” and as a result, warrants issued in connection with the senior convertible notes are classified as derivative liabilities for accounting purposes. The derivative warrant liabilities are marked to market at each balance sheet date. The fair value of all outstanding warrants issued in connection with this SPA aggregate $275,179 as of March 31, 2014. The fair value of the warrants was determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and the Monte Carlo modeling valuations using volatility assumptions. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

Financing costs of $13,000 were paid or payable to third parties associated with the first quarter 2014 notes and are included in deferred financing costs on the balance sheet at March 31, 2014.  These costs are amortized to interest expense over the one year term of the respective Senior Convertible Note. Amortization of financing costs in the first quarter of 2014 was $9,125.

Subsequent to March 31, 2014, the Company borrowed an additional $50,000 in principal at a conversion price of $0.05 pursuant to the SPA and issued the Investor 1,500,000 Series A warrants with an exercise price of $0.05 per share and 1,500,000 Series B warrants with an exercise price of $0.06 per share under previously described terms.

NOTE 4. PROMISSORY NOTES PAYABLE and CONVERTIBLE NOTES PAYABLE

Promissory and Convertible Notes Payable– Director
As of March 31, 2014, the Company had $121,070 convertible and promissory notes outstanding payable to a director of the Company.

In connection with the merger with U-Vend (see note 2) the Company acquired a convertible note payable with a face amount of $50,000 that is payable to this director. This convertible note payable bears interest at 18% and is due and payable in December 2014.  Interest is payable quarterly in cash or if paid in common stock is measured on the day prior to the payment date measured by the 5 day volume weighted adjusted market price of the Company’s shares. The principal is convertible into common shares of the Company using a fixed conversion price of $0.24 per share. The Company issued warrants to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share in connection with this debt. This convertible note had a carrying value of $33,151 at March 31, 2014 reflecting an unamortized discount of $16,849.  Amortization of $8,150 is reflected in the results of operations for the first quarter of 2014. The remaining discount will be amortized through December 2014, the maturity date of the debt.

On February 26, 2014, the Company issued another $50,000 convertible note to this director. This convertible note bears interest at 18% and is due and payable in February 2015. The Company issued warrants to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share in connection with this debt. The warrants expire three years from the date of issuance and were determined to be detachable instruments and as such were separately recorded as a discount to the convertible note. The carrying value of this note at March 31, 2014 was $37,859.

On August 29, 2013, the Company borrowed $50,000 pursuant to a promissory note with a director of the Company. The note matures one year from the date of issuance and bears interest at 8% per annum.

Promissory Notes Payable
During the first quarter of 2014, the Company issued 2 promissory notes to former shareholders and current employees of IMS.  The original amount of the Neelin note was $47,295 and has a term of 5 years and accrues interest at 20% per annum. The original amount of the Young note was $10,512 has a term of 3 years and accrues interest at 17% per annum.  The total debt outstanding on these promissory notes at March 31, 2014 was $55,770.

Convertible Notes Payable
The Company acquired two other convertible notes in connection with the U-Vend merger on January 7, 2014. These convertible notes have a face value of $125,000 and a carrying value of $135,221.  Debt discount on these notes at March 31, 2014 was $13,217 which will be amortized to interest expense through the maturity of the notes which ranges from July to September 2014.

NOTE 5. CAPITAL LEASE OBLIGATIONS

In connection with the merger on January 7, 2014, the Company acquired the capital assets and outstanding lease obligations of U-Vend.  In 2013, the Company and U-Vend jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. All amounts borrowed under the lease financing agreement are secured by the leased equipment. The Company will use this financing to acquire certain equipment to be used in direct income producing activities. In the fourth quarter of 2013, U-Vend leased equipment for $196,230 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the Company and IMS are obligated to pay annual lease payments as summarized below and also buy the equipment from the Lessor at the lease maturity in 2016. Accordingly, the lease has been treated as a capital lease.

During the first quarter of 2014, the Company assumed additional lease obligations for capitalized lease equipment of $98,707 and issued 246,563 warrants with an exercise price of $0.20 and expire three years from the date of issuance. As a result of this financing U-Vend placed 15 additional kiosks into service during the second quarter of 2014.

The following schedule provides minimum future rental payments required as of March 31, 2014, under capital leases which have a remaining non-cancelable lease term in excess of one year:

2014	$86,869
2015	85,801
2016	79,226
2017	5,506
Total minimum lease payments	257,402
Guaranteed residual value	130,185
387,587
Less: Amount represented interest	(93,240)
Present value of minimum lease payments and guaranteed residual value	294,347
Less: Current portion of capital lease obligations	(63,564)
Long term capital lease obligations and guaranteed residual value	230,783
Less: Unamortized debt discount on capital leases	(58,030)
Long term capital lease obligations and guaranteed residual value, net	$172,753

Equipment held under capital leases at March 31, 2014 had a cost of $296,297 and accumulated depreciation of $8,988. Depreciation expense for equipment held under capital leases during the three months ended March 31, 2014 amounted to $7,918.

The warrants granted in 2014 were determined to have a fair value of $19,199, which was recorded as a discount to the obligation and will be amortized over the term of the lease as additional interest expense.

NOTE 6. REVOLVING NOTE FROM RELATED PARTY

Revolving Credit Agreement
The Company has a revolving credit agreement with Mr. Raymond Meyers, a shareholder and chief executive officer of the Company. This credit agreement allows borrowings up to $282,000, and extends through June 30, 2014. The outstanding balance on the credit agreement bears interest at an annual rate of 6% above one year LIBOR and is secured by all of the assets of the Company. In the event of default and upon the expiration of any applicable cure period, Mr. Meyers, in his sole discretion may request repayment in the form of newly issued common stock of the Company. As of March 31, 2014 the revolving credit line had no outstanding balance ($0 - December 31, 2013).   Future borrowings will be at the discretion of Mr. Meyers.

Accrued Salary – Mr. Meyers
During the first quarter of 2014, the Company recorded salary expense for Mr. Meyers in the amount of $5,000 per month, as approved by the Company’s board of directors pursuant to his employment agreement.  As of March 31, 2014, $142,390 of accrued salary was unpaid and earned by Mr. Meyers.

NOTE 7. STOCKHOLDERS’ DEFICIENCY

The Company has authorized shares of common stock of 600,000,000 shares.

	Shares Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2013	2,446,276	$2,446	$1,442,729	$(1,774,262)	$(329,087)
Stock based compensation	389,520	390	56,701	-	57,091
Common shares issued for advisor fees	1,354,111	1,354	188,221	-	189,575
Shares issued in satisfaction of accrued interest	8,621	9	491	-	500
Warrants exercised	215,000	215	13,385	-	13,600
Debt discount related to beneficial conversion feature	-	-	7,739	-	7,739
Shares issued in acquisition of U-Vend	3,500,000	3,500	417,900	-	421,400
Net loss	-	-	-	(590,376)	(590,376)
Balance at March 31, 2014	7,913,528	$7,914	$2,127,166	$(2,364,638)	$(229,558)

The fair value of warrants issued in 2014 have been determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Monte Carlo simulation using multiple volatility assumptions. Warrants issued in and prior to 2012 are significantly out of the money and diluted therefore, management has deemed the fair value of these to be de minimis. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

During the quarter ended March 31, 2014, the Company issued 2,308,480 warrants to certain advisors in connection with professional services provided in connection with the merger with U-Vend that was completed on January 7, 2014.  These warrants had an estimated fair market value of $23,000 on the date of issue determined based upon a total enterprise value of the Company at the time of the transaction.

Also during the quarter ended March 31, 2014, the Company issued 6 million warrants to the Senior Convertible Notes holder (see Note 3) and 246,563 warrants to the Lessor providing an equipment lease financing line jointly to U-Vend and the Company. The warrants issued in connection with the convertible debt had an estimated at a fair market value of $101,546 as of March 31,2014.  The warrants granted in connection with the first quarter lease financing agreement had a fair market value of $2,467 as of March 31, 2014.

At March 31, 2014 the Company had 14,589,626 warrant securities outstanding as summarized below.

		Exercise
	Warrants	Price	Expiration
2011 Common share private placement warrants	12,500	$60.00	March 2018
2011 Convertible notes warrants	83	$60.00	June 2014
2012 Private placements warrants	750	$30.00	March - April 2015
2013 Series A warrants Senior Convertible Notes	1,125,000	$0.20	October-November 2014
2013 Series A warrants Senior Convertible Notes	1,500,000	$0.05	January 2014 - March 2015
2013 Series B warrants Senior Convertible Notes	1,125,000	$0.24	June-August 2018
2013 Series B warrants Senior Convertible Notes	1,500,000	$0.06	October - December 2018
2013 Lease obligation warrants	986,250	$1.20	November 2016
2014 Warrants for services	920,000	$0.05	July 2015
2014 Warrants for services	1,120,000	$0.05	January 2019
2014 Warrants for services	35,000	$0.24	January 2016
2014 Warrants for services	18,480	$0.01	January 2016
2014 Series A warrants Senior Convertible Notes	3,000,000	$0.05	April 2015- June 2015
2014 Series B warrants Senior Convertible Notes	3,000,000	$0.06	January 2019- March 2019
2014 Lease obligation warrants	246,563	$0.20	March 2017

NOTE 8. DISCONTINUED OPERATIONS

On March 13, 2013, the Company entered into a stock sale agreement (“Agreement”) dated March 8, 2013 with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP paid the Company $95,000 at close and assumed certain operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. At December 31, 2012, the fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded in 2012 in the amount of $35,000, net of income tax effect. The Company used the proceeds for payment of its payables and for working capital purposes.

As a result of the board of directors committing to a plan to sell LegalStore.com, the related assets and liabilities were considered to be held for sale and were presented as discontinued operations on the balance sheets as December 31, 2012. In accordance with ASC 205-20 “Discontinued Operations” the Company presented the results of LegalStore.com operations as discontinued operations in the accompanying statements of operations and statements of cash flows as of and for the three months ended March 31, 2013.

The following table presents information regarding calculation of gain from the sale of LegalStore.com:

Net cash proceeds after brokerage fee of $21,000	$74,000
LegalStore.com liabilities assumed	136,241
Total purchase price	210,241
LegalStore.com assets	206,402
Gain on sale	$3,839

NOTE 9. COMMITMENTS AND CONTINGENCIES

In connection with the January 7, 2014 merger with U-Vend, the Company acquired two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 54 months commencing in November 2013 and requires a monthly rent of $1,875 with annual scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670. Expected minimum annual rental commitments under operating leases for years subsequent to 2013 are as follows:

2014	$31,007
2015	29,095
2016	29,516
2017	28,602
2018	22,325
2019	8,280
$148,825

NOTE 10. SUBSEQUENT EVENTS

On April 30, 2014, the Company’s equipment leasing partner, Automated Retail Leasing Partners (“ARLP”), was owed a total of $11,506 for equipment rent and interest charges.  In lieu of cash, ARLP requested payment in shares of the Company’s common stock.  The Company issued 95,880, shares of its common stock to ARLP for full payment of the $11,506.

U-VEND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash	$31,366	$14,620
Inventory (net)	23,279	-
Prepaid expenses and other assets	2,211	4,114
Receivable from U-Vend, Canada, Inc.	-	162,536
Total current assets	56,856	181,270

Noncurrent assets:
Property and equipment (net)	485,312	-
Security deposits	6,631	-
Deferred financing costs (net)	13,492	16,333
Intangible asset (net)	390,601	-
Goodwill	732,260	-
Total noncurrent assets	1,628,296	16,333

Total assets	$1,685,152	$197,603

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$124,924	$35,192
Accrued expenses	108,938	28,032
Accrued interest	51,271	-
Amounts due to officers	209,311	142,608
Note payable - director, net of discount	139,402	50,000
Convertible notes payable, net of discount	142,847	-
Promissory notes payable	63,411	-
Senior convertible notes, net of discount	123,035	56,249
Current capital lease obligation	92,117	-
Total current liabilities	1,055,256	312,081

Noncurrent liabilities:
Capital lease obligation, net of discount	306,653	-
Liability for contingent consideration	212,048	-
Deferred tax liability	164,920	-
Warrant liabilities	660,298	214,609
Total noncurrent liabilities	1,343,919	214,609

Total liabilities	2,399,175	526,690
Commitments and contingencies (Note 10)	-	-

Stockholders' deficiency:
Common stock, $.001 par value, 600,000,000 shares
authorized, 8,346,076 shares issued and outstanding
(2,446,276 - 2013)	8,346	2,446
Additional paid-in capital	2,217,383	1,442,729
Accumulated deficit	(2,939,752)	(1,774,262)
Total stockholders' deficiency	(714,023)	(329,087)

Total liabilities and stockholders' deficiency	$1,685,152	$197,603

The accompanying notes are an integral part of the financial statements.

U-VEND, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Revenue	$62,008	$-	$95,636	$-

Cost of revenue	33,971	-	53,981	-

Gross profit	28,037	-	41,655	-

Operating expenses:
Selling	104,392	-	189,324	-
General and administrative	128,663	103,115	562,348	178,991
	233,055	103,115	751,672	178,991

Operating loss	(205,018)	(103,115)	(710,017)	(178,991)

Other expenses:
Loss on the fair market value of warrant liabilities	316,361	-	277,674	-
Amortization of debt discount and deferred financing costs	131,302	-	235,081	-
(Gain) on extinguishment of debt	(111,716)	-	(111,716)	-
Interest expense	34,149	9,631	54,434	20,193
	370,096	9,631	455,473	20,193

Loss from continuing operations	(575,114)	(112,746)	(1,165,490)	(199,184)

Discontinued operations:
Gain from disposal of discontinued operations	-	-	-	3,839
Net income from discontinued operations	-	-	-	19,174
Income from discontinued operations	-	-	-	23,013

Net loss	$(575,114)	$(112,746)	$(1,165,490)	$(176,171)

Net loss from continuing operations per share- basic and diluted	$(0.07)	$(0.67)	$(0.15)	$(1.34)

Net income from discontinued operations per share- basic and diluted	-	-	-	0.15

Net loss per share - basic and diluted	$(0.07)	$(0.67)	$(0.15)	$(1.19)

Weighted average common shares
outstanding - basic and diluted	7,989,722	169,353	7,672,590	148,597

The accompanying notes are an integral part of the financial statement

U-VEND, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited

	For the Six Months Ended

	June 30, 2014	June 30, 2013
Cash flows from operating activities:
Net loss	$(1,165,490)	$(176,171)
(Income) from discontinued operations	-	(23,013)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain on extinguishment of debt	(111,716)	-
Stock based compensation	62,110	11,798
Common shares issued for advisor fees	189,575	-
Warrants issued for advisor fees	23,000	-
Depreciation	22,205	-
Amortization of intangible assets	43,399	-
Amortization of debt discount and deferred financing costs	235,081	-
Common shares issued to satisfy loan from lessor	10,000	-
Loss on fair market value of warrant liabilities	277,674	-
Conversion of accrued interest and debt to common stock	500	-
(Increase) decrease in assets:
Inventory	(8,026)	-
Prepaid expenses and other assets	2,251	(9,713)
Increase in liabilities:
Accounts payable and accrued expenses	149,015	101,021
Amount due to officers	54,340	-
Net cash used by continuing operations	(216,082)	(96,078)
Net cash provided by discontinued operations	-	7,653
Net cash used by operating activities	(216,082)	(88,425)

Cash flows from investing activities:
Purchase of property and equipment	(3,110)	-
Net proceeds from sale of LegalStore.com	-	74,000
Acquisition of business	11,132	-
Net cash provided by investing activities	8,022	74,000

Cash flows from financing activities:
Proceeds from exercise of common stock warrants	23,660	-
Proceeds from senior convertible notes, net of deferred financing costs	143,900	-
Proceeds from note payable director	50,000	-
Issuance of promissory note	10,000	-
Principal payments on promissory notes	(2,754)	-
Net repayments from related party	-	(13,827)
Advance on bridge financing, net	-	43,500
Net cash provided by financing activities	224,806	29,673

Net increase in cash	16,746	15,248

Cash - beginning of period	14,620	1,262

Cash - end of period	$31,366	$16,510

Cash paid for :
Income taxes	$-	$2,200
Interest	$6,958	$-

Non-cash investing and financing activities:
Note payable and accrued interest converted to shares of common stock	$-	$95,768
Acquisition of U-Vend Canada for issuance of shares and effective settlement of inter-company	$808,349	$-
Debt discount related to warrant liability and beneficial conversion feature	$341,947	$-
Property and equipment financed by capital leases	$271,572	$-
Issuance of promissory notes offsetting accrued expenses	$57,807	$-
Issuance of common shares to satisfy capital lease obligation	$23,923	$-

The accompanying notes are an integral part of the financial statements

U-VEND, INC.
Notes to the Interim Condensed Consolidated Financial Statements
June 30, 2014
(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Overview

With the merger with U-Vend Canada, Inc. on January 7, 2014 the Company entered the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. The Company seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, the Company leases, owns and operates their kiosks but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.

The Company’s “next-generation” vending kiosks incorporate advanced wireless technology, creative concepts, and ease of management.  Our kiosks have been designed to be tech-savvy and can be managed on line 24 hours a day/7 days a week, accepting traditional cash input as well as credit and debit cards.  Host locations and suppliers have been drawn to this distribution concept of product vending based on the advantages of reduced labor and lower product theft as compared to non-kiosk merchandising platforms.

The Company has developed solutions for the marketing of products through a variety of kiosk offerings.  These offerings include kiosks oriented for product recycling, solar powered waste bins, cell phone charging kiosks, and mall and airport islands.  This solutions approach has the ability to add digital LCD monitors to most makes and models of their kiosk program. This allows the digital advertising as a national and/or local loop basis and a corresponding additional revenue stream for the Company.  The product solution approach includes the offering of a Mall and Airport Multipurpose Island, taking several of the self-serve kiosks and then bundled them into an "island", all in one central location, creating a destination concept within a mall and/or airport setting. The island would be partnered with a co-branding anchor as part of the overall concept.

Management's Plans - The accompanying unaudited consolidated financial statements have been prepared on a going concern basis. The Company incurred a loss of $1,165,490 during the six months ended June 30, 2014, has incurred accumulated losses totaling $2,939,752, and has a working capital deficit of $998,400 at June 30, 2014. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company needs to raise additional financing to fund the Company’s operations for fiscal year 2014 to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

On January 7, 2014, U-Vend, Inc. (formerly Internet Media Services, Inc.  (“IMS”)) entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and the shareholders of U-Vend Canada, Inc (“U-Vend Canada”). The Company believes the merger with U-Vend Canada will provide it with business operations and also necessary working capital.  The Company is in discussion to raise additional capital to execute on its current business plans.  There is no assurance that future financing arrangements will be successful or that the operating results of U-Vend, Inc. will yield sufficient cash flow to execute the Company’s business plans or satisfy its obligations.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation - The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.  In the opinion of management, the accompanying consolidated balance sheets and related consolidated interim statements of operations and cash flows include all adjustments, consisting only of normal recurring items necessary for their fair presentation in accordance with U.S. generally accepted accounting principles. Interim results are not necessarily indicative of results expected for a full year. For further information regarding the Company’s accounting policies, please refer to the audited consolidated financial statements and footnotes for the year ended December 31, 2013 included in the Company’s 10-K annual report filed with the SEC on April 15, 2014.

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates and assumptions.

Principles of Consolidation - The unaudited consolidated financial statements include the accounts of U-Vend, Inc. (formerly Internet Media Services, Inc.), and the operations of U-Vend America, Inc., U-Vend Canada, Inc. and its wholly owned subsidiary, U-Vend USA LLC. All intercompany balances and transactions have been eliminated in consolidation.

Inventory - Inventories are stated at the lower of cost or market and cost is determined by the average cost method.  Inventory is made up of finished goods ice cream. The Company records inventory reserves for spoilage and product losses. The reserve for spoilage and product losses amounted to approximately $400 as of June 30, 2014.

Property and Equipment - Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred.  Depreciation is provided using the straight line method over the estimated useful life of the assets.  Electronic kiosks and related equipment have estimated useful lives between five and seven years.

Goodwill and Other Intangible Assets – Goodwill is the excess of the purchase price paid over the fair market value of the net assets acquired from the merger with U-Vend Canada, Inc. on January 7, 2014.  Goodwill is subject to annual impairment testing to determine whether there has been any impairment to the value of the goodwill or the intangible assets. If the carrying value exceeds its estimated fair value, an impairment loss would be recognized.  Net intangible assets at June 30, 2014 reflect the fair market value of the operating agreement with Mini Melts USA acquired in the merger of U-Vend Canada on January 7, 2014 and is amortized in selling expense on the statement of operations over its estimated useful life of five years. (See Note 2.)

Fair Value of Financial Instruments- Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, derivative warrant liabilities, promissory notes payable, capital lease obligation, contingent consideration liability, revolving note from related party, convertible notes payables, and senior convertible notes payable. Fair values were assumed to approximate carrying values for these financial instruments, except for derivative warrant liabilities, contingent consideration liability, convertible notes payable and senior convertible notes payable, since they are short term in nature or they are receivable or payable on demand. The senior convertible notes payable are recorded at face amount, net of any unamortized discounts. The convertible notes payable are measured at fair value each reporting period. The fair value was estimated using the trading price on June 30, 2014, since the underlying shares the debt could be converted into are trading in an active, observable market, and are considered similar to the debt itself, the fair value measurement qualifies as a Level 2 input. The determination of the fair value of the derivative warrant liabilities and contingent consideration liability include unobservable inputs and is therefore categorized as a Level 3 measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 “Fair Value Measurement” establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Revenue Recognition - Revenue is recognized from distributing co-branded self-serve products from the Company’s electronic kiosks.  As of June 30, 2014 the Company operates 78 electronic kiosks and 2 Grab N Go freezers in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Revenue is recognized at the time each vending transaction occurs, the payment method is approved and the product is disbursed from the machine.

1 for 200 Stock Split and Change in trading symbol effective May 16, 2014 - On January 7, 2014, the holders of a majority of the outstanding shares of the Company’s common stock voted in favor of a corporate resolution authorizing the reverse split of its common stock (“Reverse Split”) on the basis of one share of common stock for each 200 shares of common stock. On April 10, 2014 our Board of Directors approved the one for 200 reverse stock split, the change of our corporate name to U-Vend, Inc. and the new trading symbol of UVND.  We received the authorization from FINRA to effect these events as of May 16, 2014. We have prepared the financial, share and per share information included in this quarterly report on a post-split basis.  There were no changes to the authorized amount of shares or par value as a result of this reverse split.

Common Shares Issued and Earnings Per Share - Common shares issued are recorded based on the value of the shares issued or consideration received, including cash, services rendered or other non-monetary assets, whichever is more readily determinable.

The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of June 30, 2014, there were approximately 40.7 million (235,000 at June 30, 2014) shares potentially issuable under convertible debt agreements, options, warrants and contingent shares that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses during the periods presented.

Derivative Financial Instruments – The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company have a “down round provision” and as a result the warrants are classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Reclassifications - Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to current period presentation. These classifications had no effect on the results of operations or cash flows for the periods presented.

NOTE 2. MERGER WITH U-VEND CANADA, INC.

On January 7, 2014, the Company entered into an Exchange of Securities Agreement with U-Vend Canada, Inc. (“U-Vend Canada”). Pursuant to the agreement, which was amended on April 30, 2014 effective as of January 7, 2014, the Company acquired all the outstanding shares of U-Vend Canada in exchange for 3,500,000 newly issued shares of the Company’s common stock with a par value of $0.001 per share. Certain shareholders of U-Vend Canada will also have the ability to earn up to an additional 4,522,850 shares of the Company’s common stock subject to certain earn-out provisions based on targeted revenue achievement in 2014 and 2015.  In addition, the Company issued an aggregate of 1,354,111 shares of Common Stock and 2,308,480 warrants to financial advisors as compensation for their services in connection with the transaction contemplated by the merger agreement. The Company issued 389,520 shares of common stock to its Chief Executive Officer in connection with the merger agreement. The Company incurred approximately $287,000 in broker, advisory and professional fees associated with the merger.

U.S. GAAP, requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer is usually the entity that issues its equity interests. In accordance with FASB ASC 805 “Business Combinations”, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, U.S. GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities, among other factors.

Based on the aforementioned and after taking in consideration all the relevant facts and circumstances, management came to the conclusion that U-Vend, Inc. (formerly Internet Media Services, Inc.), as the legal acquirer was also the accounting acquirer in the transaction.  As a result, the merger will be accounted for as a business combination in accordance with the FASB ASC 805.  Under the guidance, consideration, including contingent consideration and the assets and liabilities of U-Vend Canada are recorded at their estimated fair value on the date of the acquisition.  The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a bargain purchase gain on acquisition is recorded.

U-Vend Canada is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend Canada has four market concentrations; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend Canada seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates their kiosks, but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.

Purchase Price - The consideration for the merger consisted of 3,500,000 shares of U-Vend, Inc. common stock valued at $490,000 plus $246,568 of estimated contingent consideration which amounts were reduced for a discount on restrictions as described below.  The shares of U-Vend, Inc. common stock were valued at $0.14 per share which represents the split adjusted market price of the shares on January 6, 2014.

Contingent Consideration - The Agreement allows for an earn-out based on 2014 and 2015 gross revenue targets. In the event that consolidated gross revenue during the calendar year 2014 exceeds $1,000,000 then the Company shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend Canada shareholders, an additional 2,261,425 shares of common stock.  In addition, in the event that consolidated gross revenue exceeds $2,000,000 during the calendar year 2015, the Company shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend Canada shareholders, an additional 2,261,425 shares of common stock.  These conditional shares are issued solely to Paul Neelin and Diane Hope in order to restore their ownership of the total shares issued for consideration to their approximate pre-merger ownership in U-Vend Canada.  In the event that consolidated gross revenue equals not less than 80% nor more than 99% of the $1,000,000 and $2,000,000 gross amounts described above, then the Company shall issue to Paul Neelin and Diane Hope and no other U-Vend Canada shareholders, allocated to them on an equal basis, additional shares of common stock computed by determining the percentage of gross revenue achieved relative to the target revenues described above. Any shortfall or overage of shares measured in 2014 can be combined to the actual revenue earned in 2015 to earn the maximum shares in the earn-out provision.  The issuance of the earn-out shares is conditional on U-Vend, Inc. providing access to a minimum level of financing needed to achieve the earn-out gross revenues.  In the event that the gross revenue targets are not obtained and the minimum level of financing was not provided during the respective period, then at the end of each period Paul Neelin and Diane Hope shall receive the additional shares described above. At the time of the merger management estimated the probability of meeting these earn-out targets. At June 30, 2014 the consolidated balance sheet reflects a liability estimated at $212,048 in regard to this contingent consideration.

Allocation of Purchase Price - The purchase price was determined in accordance with the accounting treatment of the merger as a business combination in accordance with the Business Combination Topic of the FASB ASC 805.  Under the guidance, the fair value of the consideration was determined and the assets and liabilities of the acquired business, U-Vend Canada, have been recorded at their fair values at the date of the acquisition.  The excess of the purchase price over the estimated fair values has been recorded as goodwill.

The fair value of the common stock issued to the former shareholders of U-Vend Canada is based on the adjusted split price of $0.14 share price of the IMS common stock as of the close of business on January 6, 2014. The contingent consideration represented by the earn-out shares were also measured using a split adjusted price of $0.14 per share, discounted for the probability that the shares will be issued in the future upon achievement of the revenue targets defined.

Consideration:
Fair value of 3,500,000 shares of common stock issued at $0.14 on January 7, 2014	$490,000
Fair value of 4,522,850 shares of common stock measured at $0.14, discounted for the probability of achievement	246,568
736,568
Discount for restrictions	(103,118)
Effective settlement of intercompany payable due to U-Vend, Inc.	174,899
Total estimated purchase price	$808,349

The allocation of purchase price to the assets acquired and liabilities assumed as the date of the acquisition is presented in the table below.  This allocation is based upon valuations using management’s estimates and assumptions. During the first quarter of 2014, the Company estimated the valuation of identifiable intangible assets that resulted from the merger.  The Company allocated $434,000 of the purchase price to intangible assets relating to the operating agreement with Mini Melts USA, which management estimates has a life of five years. Amortization expense is estimated to be $86,800 in 2014 and in each of the succeeding years until fully amortized in 2019. The Company recognized a deferred tax liability resulting from the increase in book basis of the U-Vend Canada tangible and intangible assets, excluding goodwill, which did not result in an increase in basis for tax purposes was calculated using a 38% effective tax rate. The following table summarizes the allocation of the purchase price for the acquisition of U-Vend Canada.

Cash	$11,132
Inventory	15,253
Prepaid expense	350
Property and equipment	232,835
Security deposits	6,631
Intangible assets- Operating Agreement	434,000
Goodwill	732,260
Accounts payable and accrued expenses	(135,634)
Notes payable	(170,517)
Capital lease obligations	(153,041)
Deferred tax liability	(164,920)
Total purchase price	$808,349

While the Company uses its best estimates and assumptions as part of the purchase price allocation process to value the assets acquired and liabilities assumed, the purchase price allocation is preliminary and could change during the measurement period (not to exceed one year) if new information is obtained about the facts and circumstances that existed as of the closing date that, if known, would have resulted in the recognition of additional or changes to the value of the assets and liabilities presented in the  purchase price allocation.  None of the goodwill is deductible for income tax purposes.

Unaudited Pro Forma Results – The unaudited pro forma supplemental information is based on estimates and assumptions which management believes are reasonable but are not necessarily indicative of the consolidated financial position or results of future periods or the results that actually would have been realized has we been a combined company as of January 1, 2013. The unaudited pro forma supplemental information includes incremental executive compensation and intangible asset amortization charges as a result of the acquisition, net of the related tax effects.

Unaudited Pro Forma Results	For the six months ended June 30, 2013	For the six months ended June 30, 2014
Revenues	$-	$95,636
Gross profit	$-	$41,655
Net loss	$(332,592)	$(1,165,490)
Basic and fully diluted loss per share	$(0.09)	$(0.15)

NOTE 3. SENIOR CONVERTIBLE NOTES

In August 2013, the Company entered into a Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP (“Investor” or "Cobrador") pursuant to which Cobrador will provide an aggregate of $400,000 financing through senior convertible notes and warrants. The financing and the related terms were dependent on several conditions including the Company's merger with U-Vend Canada, which was completed on January 7, 2014, and the Company effecting certain changes in its capital structure (see Note 1 regarding 1 for 200 reverse stock split).

On June 17, 2014 the Company and Cobrador entered into an agreement to extend the maturity of certain of the notes issued in 2013. Accordingly, Cobrador consented to the extension of the maturity dates of the notes dated June 18, 2013 and August 21, 2013 to December 26, 2014.

Also during the second quarter of 2014, certain of the terms of certain of the Cobrador notes were modified.  The notes issued on June 18, 2013, August 21, 2013 and October 17, 2013 each of which had a conversion price of $0.20 per share and were convertible into 750,000 shares of common stock were amended and reissued as notes convertible into 3,000,000 shares of the Company's common stock at a conversion price of $0.05 per share, subject to an adjustment with a minimum adjusted conversion price of $0.03 per share. In connection with the reissued notes, the Company amended the warrants that had been granted in connection with the originally issued note agreements dated June 18, 2013, August 21, 2013 and October 17, 2013. Series A warrants totaling 1.125 million with an exercise price of $0.20 per share and Series B warrants totaling 1.125 million with an exercise price of $0.24 per shares were amended and reissued.  The 4.5 million reissued Series A warrants have an exercise price of $0.05 per share and the 4.5 million reissued Series B warrants have an exercise price of $0.06 per share. For all 2013 and 2014 Cobrador notes the Series A warrants were amended to increase the term from 15 months to 24 months.  The Series B term remained at 5 years. The amendment and reissuance of the three notes and warrants has been accounted for as an extinguishment of the original notes and warrants and the reissuance of the replacement notes and warrants.

During the second quarter of 2014, the Company issued three senior convertible notes ("Senior Convertible Notes"), in addition to the reissued notes described above, to the Investor in the aggregate principal amount of $70,000 along with Series A and Series B warrants ("Warrants") to the Investor to acquire shares of common stock in the Company. The SPA, Senior Convertible Notes, Warrants and other ancillary agreements with the Investor are referred to as the “Financing Agreement.” Each Senior Convertible Note under the Financing Agreement is for a term of one year and bears interest at 7% payable in cash or shares of the Company's common stock, and provides for an increase in the rate of interest if there is a default as defined in the Financing Agreement. The debt issued during the second quarter of 2014 can be converted into shares of the Company's common stock at a conversion price of $0.05 per share, subject to an adjustment with a minimum adjusted conversion price of $0.03 per share. In connection with the notes issued in the second quarter of 2014, the Company issued the Investor 2.1 million Series A warrants with an exercise price of $0.05 per share and 2.1 million Series B warrants with an exercise price of $0.06 per share in connection with this debt under previously described terms. The Company and the Investor have entered into a registration rights agreement covering the registration of common stock underlying the Senior Convertible Notes and the Warrants. The Company is required to file a registration statement within 120 days after completion of the acquisition of U-Vend Canada and meet an effectiveness deadline of 165 days after the closing date of the acquisition, 195 days if the Securities and Exchange Commission provides comment. If the Company fails to comply with the terms of the registration rights agreement, the Investor would be entitled to an amount in cash equal to one percent (1%) of the Investor’s original principal amount stated in each Senior Convertible Note on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. Management believes it is not probable they will incur a penalty for failure to file the registration statement and for it to become effective, therefore as of June 30, 2014, the Company has not accrued any amount for potential registration rights penalties.

The debt conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The lender agreed to restrict its ability to convert the Senior Convertible Note and receive shares of the Company if the number of shares of common stock beneficially held by the lender and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock. However, this limitation does not preclude the lender from converting notes payable into common stock after selling shares owned into the market.

The Company allocated the $70,000 of proceeds received in the second quarter of 2014 based on the computed fair values of the Senior Convertible Note and Warrants issued. The Company valued the Warrants at fair value of $54,600 after reflecting additional debt discount and warrant liability. Accordingly, the resulting fair value allocated to the debt component of $15,400 was used to measure the intrinsic value of the embedded conversion option of the Senior Convertible Notes, which resulted in a beneficial conversion feature of $15,400 recorded to additional paid-in capital. The value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Senior Convertible Notes. The aggregate amounts allocated to the warrants and beneficial conversion feature of $70,000 were recorded as a debt discount at the date of issuance and are being amortized to interest expense over the term of Senior Convertible Notes under the interest method of accounting. The initial carrying value of the notes issued in the second quarter of 2014 was $0 after the debt discounts.

As of June 30, 2014, total outstanding Senior Convertible Notes had a face value of $370,000 and is presented net of unamortized debt discounts of $246,965, resulting in a carrying amount of $123,035. During the quarter ended June 30, 2014, $99,584 of discount was amortized and recorded as interest expense.

The Warrants issued have a “down round provision” and as a result, warrants issued in connection with the senior convertible notes are classified as derivative liabilities for accounting purposes. The derivative warrant liabilities are marked to market at each balance sheet date. The fair value of all outstanding warrants issued in connection with this SPA aggregate $660,298 as of June 30, 2014. The fair value of the warrants was determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and the Monte Carlo modeling valuations using volatility assumptions. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

Financing costs of $13,000 and $13,100 were paid or payable to third parties associated with debt advanced in the first and second quarter 2014, respectively, and are included in deferred financing costs on the consolidated balance sheet at June 30, 2014.  These costs are amortized to interest expense over the one year term of the respective Senior Convertible Note. Amortization of financing costs in the three and six months ended June 30, 2014 was $12,400 and $21,525, respectively.

NOTE 4. PROMISSORY NOTES PAYABLE and CONVERTIBLE NOTES PAYABLE

Promissory and Convertible Notes Payable– Director
As of June 30, 2014, the Company had $139,402 convertible and promissory notes payable to a director of the Company.

In connection with the merger with U-Vend Canada (see note 2) the Company acquired a convertible note payable with a face amount of $50,000 that is payable to this director. This convertible note payable bears interest at 18% and is due and payable in December 2014.  Interest is payable quarterly in cash or if paid in common stock is measured on the day prior to the payment date measured by the 5 day volume weighted adjusted market price of the Company’s shares. The principal is convertible into common shares of the Company using a fixed conversion price of $0.24 per share. The Company issued warrants to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share in connection with this debt. This convertible note had a carrying value of $39,340 at June 30, 2014 reflecting an unamortized discount of $10,660.  Amortization of $6,190 and $14,340 is reflected in the results of operations for the three and six months ended June 30, 2014, respectively. Subsequent to June 30, 2014 the director exercised his rights to convert the principal of $50,000 in to 208,333 shares of the Company’s common stock.

On February 26, 2014, the Company issued another $50,000 convertible note to this director. This convertible note bears interest at 18% and is due and payable in February 2015. The Company issued warrants to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share in connection with this debt. The warrants expire three years from the date of issuance and were determined to be detachable instruments. The carrying value of this note at June 30, 2014 was $50,000. Subsequent to June 30, 2014 the director exercised his rights to convert the principal of $50,000 in to 208,333 shares of the Company’s common stock.

On August 29, 2013, the Company borrowed $50,000 pursuant to a promissory note with a director of the Company. The note matures one year from the date of issuance and bears interest at 8% per annum. Subsequent to June 30, 2014 the director agreed to accept 208,340 shares of the Company’s common stock and 312,500 common stock warrants in exchange for full payment of the outstanding principal on this promissory note.

Promissory Notes Payable
During the second quarter of 2014, the Company issued a $10,000 promissory note due and payable on November 30, 2014.  In connection with this borrowing the Company granted 41,667 warrants with an exercise price of $0.24 per share and a 2 year term.  The Company valued the Warrants at fair value of $1,970 after reflecting a debt discount on the promissory note. The carrying value of this note at June 30, 2014 was $8,358.

During the first quarter of 2014, the Company issued two promissory notes to former shareholders of U-Vend Canada and current employees the Company.  The original amount of the Neelin note was $47,295 and has a term of 5 years and accrues interest at 20% per annum. The original amount of the Young note was $10,512 has a term of 3 years and accrues interest at 17% per annum.  The total debt outstanding on these promissory notes at June 30, 2014 was $55,053.

Convertible Notes Payable
The Company acquired two other convertible notes in connection with the U-Vend Canada merger on January 7, 2014. As of June 30, 2014 these convertible notes have a face value of $125,000 and a carrying value of $148,438.  The unamortized debt discount on these notes at June 30, 2014 was $5,592 which will be amortized to interest expense through the maturity of the notes which ranges from July to September 2014.

NOTE 5. CAPITAL LEASE OBLIGATIONS

In connection with the merger on January 7, 2014, the Company acquired the capital assets and outstanding lease obligations of U-Vend Canada.  In 2013, the Company and U-Vend Canada jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. All amounts borrowed under the lease financing agreement are secured by the leased equipment. The Company will use this financing to acquire certain equipment to be used in direct income producing activities. Since the inception of this lease financing agreement, the Company has acquired leased equipment for $465,500 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the Company is obligated to pay annual lease payments as summarized below and also buy the equipment from the Lessor at the lease maturity in 2017. Accordingly, the lease has been treated as a capital lease.

During the second quarter of 2014, the Company assumed additional lease obligations for capitalized lease equipment of $173,250 and issued 483,889 warrants with an exercise price of $0.18 and expire three years from the date of issuance. As a result of this financing the Company placed 22 additional kiosks into service during the second quarter of 2014.

The following schedule provides minimum future rental payments required as of June 30, 2014, under capital leases which have a remaining non-cancelable lease term in excess of one year:

2014	$103,329
2015	136,354
2016	129,779
2017	30,782
Total minimum lease payments	400,244
Guaranteed residual value	206,833
607,077
Less: Amount represented interest	(153,038)
Present value of minimum lease payments and guaranteed residual value	454,039
Less: Current portion of capital lease obligations	(92,117)
Long term capital lease obligations and guaranteed residual value	361,922
Less: Unamortized debt discount on capital leases	(55,269)
Long term capital lease obligations and guaranteed residual value, net	$306,653

Equipment held under capital leases at June 30, 2014 had a cost of $465,500 and accumulated depreciation of $21,100. Depreciation expense for equipment held under capital leases during the three months and six months ended June 30, 2014 amounted to $14,200 and $22,200 respectively.

The warrants granted in the second quarter of 2014 were determined to have a fair value of $20,000, which was recorded as a discount to the obligation and will be amortized over the term of the lease as additional interest expense.

NOTE 6. REVOLVING NOTE FROM RELATED PARTY

Revolving Credit Agreement
The Company has a revolving credit agreement with Mr. Raymond Meyers, a shareholder and chief executive officer of the Company. This credit agreement allows borrowings at the discretion of Mr. Meyers and extends through September 30, 2014. The outstanding balance on the credit agreement bears interest at an annual rate of 6% above one year LIBOR and is secured by all of the assets of the Company. In the event of default and upon the expiration of any applicable cure period, Mr. Meyers, in his sole discretion may request repayment in the form of newly issued common stock of the Company. As of June 30, 2014 the revolving credit line had no outstanding balance ($0 - December 31, 2013).   All future borrowings will be at the discretion of Mr. Meyers.

NOTE 7. STOCKHOLDERS’ DEFICIENCY

The Company has authorized shares of common stock of 600,000,000 shares.

	Shares Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2013	2,446,276	$2,446	$1,442,729	$(1,774,262)	$(329,087)
Stock based compensation	389,520	389	61,721	-	62,110
Common shares issued for advisor fees	1,354,111	1,354	188,221	-	189,575
Shares issued in satisfaction of accrued interest	8,621	9	491	-	500
Common shares issued for services	41,667	42	9,958	-	10,000
Common shares issued for capital lease debt	208,881	209	33,896	-	34,105
Warrants exercised	397,000	397	23,263	-	23,660
Debt discount related to beneficial conversion	-	-	54,424	-	54,424
Warrant liability reclassified to equity as a result of reverse stock split – adequate authorized shares available	-	-	52,833	-	52,833
Warrants granted for debt obligations	-	-	21,947	-	21,947
Repurchase of beneficial conversion feature in connection with debt extinguishment	-	-	(90,000)	-	(90,000)
Shares issued in acquisition of U-Vend Canada	3,500,000	3,500	417,900	-	421,400
Net loss	-	-	-	(1,165,490)	(1,165,490)
Balance at June 30, 2014	8,346,076	$8,346	$2,217,383	$(2,939,752)	$(714,023)

The fair value of warrants outstanding at June 30, 2014 has been determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Monte Carlo simulation using multiple volatility assumptions. Warrants issued in and prior to 2012 are significantly out of the money and diluted therefore, management has deemed the fair value of these to be de minimis. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

During the quarter ended June 30, 2014, the Company cancelled 2,250,000 warrants and subsequently reissued 9 million warrants as described in Note 3 above. Also during the second quarter the Company issued 4.2 million warrants to the Senior Convertible Notes holder, 483,889 warrants to the Lessor providing an equipment lease financing line with the Company and 41,667 in connection with a short term promissory note. The warrants issued in connection with the convertible debt had an estimated fair market value of $54,600 as of June 30, 2014.  The warrants granted in connection with the second quarter lease financing agreement had a fair market value of $20,000 as of June 30, 2014. During the second quarter of 2014, 83 warrants expired unexercised.

At June 30, 2014 the Company had 27,842,101 warrant securities outstanding as summarized below.

		Exercise
	Warrants	Price	Expiration
Warrants acquired in U-Vend merger 1/7/14	1,750,669	$0.24	September 2015 – December 2016
2011 Common share private placement warrants	12,500	$60.00	March 2018
2012 Private placements warrants	750	$30.00	March - April 2015
2013 Series A warrants Senior Convertible Notes	6,000,000	$0.05	June - December 2015
2013 Series B warrants Senior Convertible Notes	6,000,000	$0.06	June - December 2018
2013 Lease obligation warrants	986,250	$0.20	November 2016
2014 Warrants for services	834,000	$0.05	July 2015
2014 Warrants for services	1,024,000	$0.06	January 2019
2014 Warrants for services	35,000	$0.24	January 2016
2014 Warrants for services	18,480	$0.01	January 2016
2014 Series A warrants Senior Convertible Notes	5,100,000	$0.05	January 2016- June 2016
2014 Series B warrants Senior Convertible Notes	5,100,000	$0.06	January 2019- June 2019
2014 Lease obligation warrants	246,563	$0.20	March 2017
2014 Lease obligation warrants	483,889	$0.18	May 2017
2014 Issued with Promissory Note	41,667	$0.24	May 2016
2014 Issued with Note Payable - Director Warrants	208,333	$0.24	February 2017

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table provides a summary of changes in derivative warrant liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2014.  There has been no change to the $212,048 liability for contingent consideration since the date of acquisition (January 7, 2014).

Balance at January 1, 2014	$214,609
Allocation of proceeds related to senior convertible notes as derivative liabilities due to “down-round provision”	255,936
Extinguishment of June 18, 2013, August 21, 2013 and October 17, 2013 senior convertible notes	(87,921)
Warrants classified as derivative liabilities due to inadequate shares authorized to accommodate the exercise of all outstanding equity instruments	52,833
Adjustment of warrants classified as derivative liabilities to additional paid-in capital as a result adequate shares authorized due to reverse stock split on May 16, 2014	(52,833)
Unrealized loss on fair market value adjustment	277,674

Balance at June 30, 2014	$660,298

The fair value of warrants outstanding at June 30, 2014 has been determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Monte Carlo simulation using multiple volatility assumptions. Warrants issued in and prior to 2012 are significantly out of the money and diluted therefore, management has deemed the fair value of these to be de minimis. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

NOTE 9. DISCONTINUED OPERATIONS

On March 13, 2013, the Company entered into a stock sale agreement (“Agreement”) dated March 8, 2013 with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP paid the Company $95,000 at close and assumed certain operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. At December 31, 2012, the fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded in 2012 in the amount of $35,000, net of income tax effect. The Company used the proceeds for payment of its payables and for working capital purposes.

As a result of the board of directors committing to a plan to sell LegalStore.com, the related assets and liabilities were considered to be held for sale and were presented as discontinued operations on the balance sheets as December 31, 2012. In accordance with ASC 205-20 “Discontinued Operations” the Company presented the results of LegalStore.com operations as discontinued operations in the accompanying statements of operations and statements of cash flows as of and for the six months ended June 30, 2013.

The following table presents information regarding calculation of gain from the sale of LegalStore.com:

Net cash proceeds after brokerage fee of $21,000	$74,000
LegalStore.com liabilities assumed	136,241
Total purchase price	210,241
LegalStore.com assets	206,402
Gain on sale	$3,839

NOTE 10. COMMITMENTS AND CONTINGENCIES

In connection with the January 7, 2014 merger with U-Vend Canada, the Company acquired two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 65 months commencing in November 2013 and requires a monthly rent of $1,875 with annual scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670. Expected minimum annual rental commitments under operating leases for years subsequent to 2013 are as follows:

2014	$31,007
2015	29,095
2016	29,516
2017	28,602
2018	22,325
2019	8,280
$148,825

NOTE 11. SUBSEQUENT EVENTS

Promissory and Convertible Notes Payable– Director
Subsequent to June 30, 2014 the director exercised his rights to convert the principal of $100,000 in to 416,666 shares of the Company’s common stock. Also, subsequent to June 30, 2014 the director agreed to accept 208,340 shares of the Company’s common stock and 312,500 common stock warrants in exchange for full payment of $50,000 of outstanding principal on a promissory note which was due and payable in December of 2014.

Warrant Conversion
On July 22, 2014, 400,000 common stock warrants were exercised at $0.12 per share resulting in cash proceed of $48,000 to the Company.

Convertible Promissory Note due July 26, 2014

A convertible promissory note in the face amount of $25,000 reached maturity on July 26, 2014.  The note holder has the option of debt conversion at 80% of the market price of the Company’s common stock on the date of maturity, conversion at $1.00 per share or cash repayment. The note holder is currently evaluating his options as defined in the debt agreement including extension of the debt maturity date.

PROSPECTUS DELIVERY REQUIREMENTS

Until _______, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$484
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Miscellaneous Fees and Expenses	7,500

TOTAL	$27,984

All amounts (other than SEC registration fees) are estimates.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that liability of directors to us for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Delaware law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Certificate of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act of 1933:

In March, 2011, the Company completed the sale of 12,500 investment units in a private placement pursuant to a subscription agreement with one accredited investor.  Each investment unit was comprised of one (1) share of the Company’s common stock and a seven year warrant to purchase one (1) share of common stock.  In the transaction, the Company received gross cash proceeds of $250,000.

In March, 2012, the Company sold in a private placement 250 shares of its common stock and warrants to acquire 250 shares of the Company stock at an exercise price of $30 for total proceeds of $5,000.

In 2011, the Company issued three Convertible Promissory Notes (“Note”) in the aggregate principal amount of $117,500.  In March, 2012, the lender of the Note elected to partially convert one Note in the principal amount of $8,000 into shares of the Company stock and was issued 1,695 shares of common stock by the Company pursuant to the terms of the Note.

In April 2012, the Company sold in a private placement 500 shares of its common stock and warrants to acquire 500 shares of the Company stock at an exercise price of $30 for total proceeds of $5,000.

In August 2012, the Company issued 1,390 shares of common stock upon conversion of convertible promissory notes pursuant to the terms of the convertible promissory notes for the notes principal amount of $25,000 and accrued interest of $2,791.

In December 2012, the Company sold in a private placement 250 shares of its common stock for total proceeds of $500.

During the calendar year 2013, the lender of the three Convertible Promissory Notes issued in 2011 elected to convert the principal, default penalty and interest amount of $167,600 into shares of the Company stock and was issued 739,408 shares of common stock by the Company pursuant to the terms of the Note.

In September 2013, our President and Chief Executive Officer, was due approximately $269,000 under an existing revolving credit agreement.  He requested, and the Company approved, the conversion of $86,591 of this outstanding debt to 181,303 shares of newly issued common stock.

In December 2013, our President and Chief Executive Officer, was due approximately $176,000 under an existing revolving credit agreement.  He requested, and the Company approved, the conversion of $80,746 of this outstanding debt to 490,000 shares of newly issued common stock.

In December 2013, our President and Chief Executive Officer, was due approximately $145,980 under an existing revolving credit agreement.  He requested, and the Company approved, the conversion of the full amount owed, $145,980, to 912,375 of newly issued common stock.

In January 2014, the Company issued 2,333,333 shares of common stock to the shareholders of U-Vend Canada, Inc. pursuant to an Exchange of Securities Agreement, valued at $326,667.  On April 30, 2014, the Company amended the Exchange of Securities Agreement and issued an additional 1,166,667 shares of common stock, valued at $163,333, to reflect the adjustment in the reverse stock split ratio.

In January 2014, the Company issued a total of 712,590 shares of common stock in a private transaction to three consulting firms for consulting services valued at $99,763.

In January 2014, the Company issued a total of 641,520 shares of common stock to an investment banking firm pursuant to an investment banking agreement for investment banking and advisory services valued at $89,813.

In January 2014, the Company issued 389,520 shares of common stock to our Chief Executive Officer for completion of the acquisition with U-Vend Canada, Inc., valued at $54,533.

In February 2014, the lender of the three Convertible Promissory Notes issued in 2011 elected to convert the outstanding balance of the Notes ($500) into shares of the Company stock and was issued 8,621 shares of common stock by the Company pursuant to the terms of the Note.

In March, 2014, a total of 215,000 of our outstanding warrants were exercised.  The Company received a total of $13,600 and issued 215,000 shares of common stock. In May 2014, a total of 182,000 of our outstanding warrants were exercised.  The Company received a total of $10,060 and issued 182,000 shares of common stock.

In the second quarter of 2014, the Company issued 208,881 shares of common stock for settlement of a lease obligations valued at $34,105. Also during the second quarter of 2014, the Company issued 41,667 shares in satisfaction of accounts payable measured at $10,000.

All of the foregoing securities were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by Section 4(2) promulgated thereunder. With respect to each issuance, the shares delivered to the Company appropriate investment representations, including an affirmation of “accredited investor” status. Each party being issued shares had an opportunity to ask questions of the Company and acknowledge that such party understood the risks of an investment in the Company.

ITEM 16.	EXHIBITS

The Exhibits listed below designated by an * are incorporated by reference to the filings by Internet Media Services, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. All other exhibits are filed herewith.

3.1
Certificate of Incorporation dated March 26, 2007, as amended by Certificate of Amendment dated October 4, 2010 (incorporated by reference to the Company’s Form 8-K (file number 333-165972) filed on October 7, 2010).
*

3.2	By-laws, as amended (incorporated by reference to exhibit 3.2 to the Company’s Registration Statement on Form S-1 (file number 333-165972) filed on April 9, 2010).	*

5.1	Opinion on legality (to be filed by amendment)	**

10.1
Premise lease agreement dated January 13, 2010 with SC Sunrise LLC for 1434 6th. Street, Unit 9, Santa Monica, CA (incorporated by reference from Company’s Registration Statement on Form S-1 (file number 333-165972) dated April 9, 2010).
*

10.2	Agreements dated October 8, 2009 with Document Security Systems (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).	*

10.3
Credit Facility Agreement, dated April 8, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).
*

10.4
Security Agreement, dated April 8, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).
*

10.5
Secured Promissory Note, dated April 8, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).
*

10.6
Secured Promissory Note 2, dated June 30, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated July 26, 2010).
*

10.7	Form of Warrant to Purchase Common Stock of Internet Media Services, Inc. dated March 17, 2011 (file number 333-165972).	*

10.8	Securities Purchase Agreement by and between Internet Media Services, Inc. and Asher Enterprises, Inc. dated August 26, 2011 (file number 333-165972, filed September 8, 2011).	*

10.9	Securities Purchase Agreement by and between Internet Media Services, Inc. and Asher Enterprises, Inc. dated October 3, 2011 (file number 333-165972, filed October 17, 2011).	*

10.10	Securities Purchase Agreement by and between Internet Media Services, Inc. and Asher Enterprises, Inc dated December 1, 2011 (file number 333-165972, filed December 16, 2011).	*

10.11	Asset Purchase Agreement by and between Internet Media Services, Inc. and Enthusiast Media holdings, Inc. dated March 7, 2012 (file number 333-165972, filed March 13, 2012).	*

10.12	Form of Internet Media Services, Inc. 2011 Equity Incentive Plan dated July 26, 2011 (file number 333-165972, filed July 27, 2011).	*

10.13	Stock Purchase Agreement by and among Western Principal Partners LLC, Internet Media Services, Inc and Raymond Meyers dated March 8, 2013 (file number 333-165972, filed March 19, 2013).	*

10.14	September 17, 2013 Debt Conversion Agreement between Internet Media Services, Inc. and Raymond Meyers (file number 333-165972) filed September 23, 2013)	*

10.15	Form of Senior Convertible Note – Cobrador Multi-Strategy Partners, LP (file number 333-165972) filed November 19, 2013)	*

10.16	Securities Purchase Agreement – Cobrador Multi-Strategy Partners, LP (file number 333-165972) filed November 19, 2013)	*

10.17	Form of Equipment Lease – Automated Retail Leasing Partners (file number 333-165972) filed January 13, 2014.	*

10.18	Form of Warrant Agreement – Cobrador Multi-Strategy partners, LP (file number 333-165972) filed January 13, 2014.	*

10.19	Employment Agreement between Internet Media Services, Inc and Raymond Meyers (file number 333-165972) filed January 13, 2014).	*

10.20	November 30, 2012 Audited Financial Statements of U-Vend Canada, Inc. (file number 333-165972) dated January 13, 2014).	*

10.21	August 31, 2013 Unaudited Interim Financial Statements of U-Vend Canada, Inc. (file number 333-165972) dated January 13, 2014).	*

10.22	November 30, 2013 Audited Financial Statements of U-Vend Canada, Inc (file number 333-165972) filed March 21, 2014).	*

10.23	Summary of Unaudited Pro Forma Combined Financial Statements (file number 333-165972) filed March 21, 2014).	*

10.24
 Agreement Concerning Exchange of Securities by and among Internet Media Services, Inc. and U-Vend Canada Inc. and the Security Holders of U-Vend Canada, Inc. (file number 333-165972) filed April 15, 2014.
*

10.25	Employment Agreement between Internet Media Services, Inc and Paul Neelin. (file number 333-165972) filed April 15, 2014.	*

10.26	National Securities Financial Advisor Agreement between U-Vend, Inc. and National Securities Corp. (file number 333-165972) filed April 15, 2014.	*

10.27	Form of Warrant Agreements between National Securities Corp. and Internet Media Services, Inc. (file number 333-165972) filed April 15, 2014	*

10.28	Form of Warrant Agreement between Automated Retail Leasing Partners and Internet Media Services, Inc. (file number 333-165972) filed April 15, 2014	*

10.29
 Amendment number 1 to the Agreement Concerning Exchange of Securities by and among Internet Media Services, Inc. and U-Vend Canada Inc. and the Security Holders of U-Vend Canada, Inc. (file number 333-165972, filed April 15, 2014)
*

10.30	ARLP $10,000 Promissory Note dated May 30, 2014	**

10.31	Employment Agreement between U-Vend, Inc. and Kathleen Browne (filed number 333-165972) filed 9/10/14	*

23.1	Consent of independent registered public accounting firm of report dated April 15, 2014	**

23.2	Consent of independent registered public accounting firm of report dated March 21, 2014	**

23.3	Consent of Gary A. Agron (to be filed by amendment)	**

*	Previously filed

**	Filed herewith

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)(a) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b) (1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(b) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Santa Monica, California, on September 11, 2014.

U-VEND, INC.

By:	/s/ Raymond Meyers
Raymond Meyers, Chief Executive Officer
(Principal Executive Officer)

IN ACCORDANCE with the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on their own behalf in the capacities and on the dates stated.

Signatures		Title(s)	Date

By:	/s/ Raymond Meyers	Chief Executive Officer	September 12, 2014
	Raymond Meyers	(Principal Executive Officer)

By:	/s/ Paul Neelin	Chief Operating Officer, Secretary, and Director	September 12, 2014
Paul Neelin

By:	/s/ Kathleen Browne	Chief Financial Officer	September 12, 2014

Kathleen Browne

By:	/s/ Philip Jones	Director	September 12, 2014

Philip Jones

By:	/s/ Alexander Orlando	Director	September 12, 2014
Alexander Orlando

By:	/s/ Patrick White	Director	September 12, 2014
Patrick White